Exhibit 2.2

PURCHASE AND SALE
AGREEMENT
Dated as of
June 17, 2014
by and among
PARTRIDGE CREEK FASHION PARK LLC,
(SELLER)
And
SRP TM HOLDINGS, L.P.,
(PURCHASER)

TABLE OF CONTENTS

ARTICLE I SALE OF THE PROPERTY		1

1.1	Sale of Property.	1
1.2	No Representations.	4
1.3	No Reliance.	4
1.4	Intentionally Omitted.	4
1.5	“AS IS”.	4
1.6	Seller Released from Liability.	5
1.7	Survival.	6

ARTICLE II PURCHASE PRICE		6

2.1	Purchase Price.	6

ARTICLE III DEPOSIT AND OPENING OF ESCROW		7

3.1	Deposit.	7
3.2	Interest Bearing.	7
3.3	Independent Consideration.	7

ARTICLE IV CONDITIONS TO CLOSING		8

4.1	Conditions to Purchaser’s Obligation to Purchase.	8
4.2	Conditions to Seller’s Obligation to Sell.	16
4.3	No Financing Contingency.	17
ARTICLE V CLOSING		18

5.1	Date and Manner of Closing.	18
5.2	Closing.	19
5.3	Seller’s Closing Deliveries.	20
5.4	Purchaser’s Closing Deliveries.	20

ARTICLE VI DUE DILIGENCE		20

6.1	Purchaser’s Inspections and Studies; Confidentiality.	20
6.2	Insurance and Risk of Loss.	22
6.3	Contacts with Authorities; Required Disclosure.	22
6.4	Contacts with Tenants.	23
6.5	Due Diligence Materials.	23
6.6	Confidentiality of Due Diligence Information.	23
6.7	Return of Due Diligence Information.	23
6.8	Indemnification.	24

ARTICLE VII TITLE AND SURVEY		24

7.1	Title Documents.	24
7.2	Survey.	24
7.3	Title.	24
7.4	Unpermitted Exceptions.	25
7.5	New Title Exceptions.	26
7.6	New Survey Exceptions.	26

ARTICLE VIII RISK OF LOSS		27

8.1	Casualty.	27
8.2	Condemnation.	28

ARTICLE IX PRE-CLOSING COVENANTS		28

9.1	Operations.	28
9.2	Tenant Defaults.	30
9.3	Estoppels.	30
9.4	Service Agreements; Sponsorship Contracts; and Leases.	30
9.5	Intentionally Omitted.	32
9.6	Intentionally Omitted.	32
9.7	SNDAs.	32
9.8	Non-Solicitation.	32
9.9	Stu Evans Sublease.	33
9.10	Intentionally Omitted.	33
9.11	Intentionally Omitted.	33
9.12	Use Restrictions.	33
9.13	Intentionally Omitted.	33
9.14	Service Agreements.	33
9.15	Sponsorship Contracts.	33

ARTICLE X CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS		34

10.1	Closing Costs.	34
10.2	Prorations - General.	35
10.3	Collected Base Rent.	35
10.4	Operating Expenses and Tenant Reimbursement of Operating Expenses.	35
10.5	Percentage Rentals.	36
10.6	Final Adjustments After Closing.	37
10.7	Other Items of Expense or Receipt.	37
10.8	Collection of Delinquent Base Rent, Operating Expenses, Etc.	38
10.9	Security Deposits.	38
10.10	Intentionally Omitted.	39
10.11	Real Estate and Personal Property Taxes.	39

10.12	Leasing Costs.	39
10.13	Intentionally Omitted.	40
10.14	Stu Evans Sublease.	40
10.15	Survival.	40

ARTICLE XI DEFAULT		41

11.1	Default by Purchaser.	41
11.2	Default by Seller.	43

ARTICLE XII REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		43

12.1	Seller’s Representations.	43
12.2	Definition of Seller’s Knowledge.	48
12.3	Updating Seller’s Representations and Liability for Known Pre-Closing Breaches.	48
12.4	Purchaser’s Representations, Warranties, and Covenants.	49
12.5	Definition of Purchaser’s Knowledge.	50
12.6	Seller’s Indemnification of Purchaser.	50
12.7	Purchaser’s Indemnification of Seller.	50
12.8	Third Party Claims.	51

ARTICLE XIII ESCROW PROVISIONS		52

13.1	The Deposit and Any Other Sums.	52

ARTICLE XIV LOAN DEFEASANCE		54

14.1	Intentionally Omitted;	54
14.2	Loan Agreements.	54
14.3	Intentionally Omitted;	54
14.4	Defeasance.	54

ARTICLE XV GENERAL PROVISIONS		55

15.1	No Agreement Lien or Lis Pendens.	55
15.2	Headings.	55
15.3	Brokers.	56
15.4	Modifications.	56
15.5	Notices.	56
15.6	Assignment.	58
15.7	Further Assurances.	58
15.8	Governing Law.	59
15.9	Offer Only.	59
15.10	Counterparts.	59
15.11	Severability.	59
15.12	No Waiver.	59

15.13	Limitation of Liability.	59
15.14	Waiver of Jury Trial.	60
15.15	Successors and Assigns.	61
15.16	No Partnership or Joint Venture.	61
15.17	No Recordation.	61
15.18	Designation Agreement.	61
15.19	1031 Exchanges.	62
15.20	Survival.	62
15.21	Intentionally Omitted.	63
15.22	Bulk Sales Indemnity.	63
15.23	Attorneys’ Fees.	63
15.24	Intentionally Omitted.	63

ARTICLE XVI PUBLIC DISCLOSURE		63

16.1	Public Disclosure.	63
16.2	Permitted Disclosures.	64
16.3	Survival.	64

EXHIBIT LIST:

Exhibit A        Intentionally Omitted
Exhibit B        Legal Description of Shopping Center
Exhibit C        Certain definitions, procedures and rules for interpreting this Agreement

Exhibit D	Loan Agreements, Mortgage Loans, Mortgage Lenders
Exhibit E        Form of Deed
Exhibit E-7(A)    Form of Assignment and Assumption of Stu Evans Sublease
Exhibit E-7(B)        Form of Assignment and Assumption of REA
Exhibit F        Form of Assignment and Assumption of Space Tenant Leases
Exhibit G        Form of Assignment and Assumption of Anchor Leases
Exhibit H        Form of Bill of Sale
Exhibit I        Form of General Assignment
Exhibit J        Form FIRPTA Certification
Exhibit K        Form of Tenant Notice Letter
Exhibit L        Form of Title Affidavit
Exhibit M        Pro Forma
Exhibit N        Existing Survey
Exhibit O        Existing Insurance Certificates
Exhibit P-1        Form REA Estoppel
Exhibit P-2        Form Tenant Estoppel
Exhibit P-3        Form Seller Estoppel
Exhibit Q        Intentionally Omitted
Exhibit R        Form Assignment Purchaser to affiliated entities
Exhibit S        Form of Stu Evans Sublease Estoppel Certificate
Exhibit T        Agreed Endorsements
Exhibit V        Form of CBT

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is dated and made as of the 17th day of June, 2014 (the “Effective Date”) by and between PARTRIDGE CREEK FASHION PARK LLC, a Delaware limited liability company, with an office at c/o The Taubman Company LLC, 200 East Long Lake Road, Ste. 300, Bloomfield Hills, Michigan 48304 (“Seller”), and SRP TM HOLDINGS, L.P., a Delaware limited partnership, with an office at c/o Starwood Capital Group, L.P., 591 West Putnam Avenue, Greenwich, Connecticut 06830 (“Purchaser”).
RECITALS
A.    WHEREAS, as of the Effective Date, Seller is the owner of a certain retail shopping center known as The Mall at Partridge Creek, located in Clinton Township, Macomb County, Michigan (the “Shopping Center”; for the avoidance of doubt, the term “Shopping Center” shall include the Property (defined below) constituting, forming a part of or relating to the Shopping Center or on which the Shopping Center is situated), and Seller owns a fee interest in the land which is more particularly described on Exhibits B attached hereto.
B.    WHEREAS, Seller desires to sell, and Purchaser desires to purchase, Seller’s right, title and interest in and to the Shopping Center and the Property, all upon the terms and conditions set forth in this Agreement.
C.    WHEREAS, certain definitions, procedures and rules of construction for interpreting this Agreement are set forth on Exhibit C attached hereto which is hereby incorporated in and constitute part of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and provisions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as set forth below.

ARTICLE I

SALE OF THE PROPERTY

1.1	Sale of Property.

Seller agrees to sell, transfer and assign to Purchaser and Purchaser agrees to purchase, accept and assume from Seller, subject to and in accordance with the provisions of this Agreement, all of the following (collectively, the “Property”):
(a)Land. Seller’s right, title and interest in and to Seller’s parcels of land particularly described on Exhibit B, as such Exhibit B may be modified from time to time to reflect any transactions or other matters expressly contemplated or permitted by Section 8.2 of this Agreement (collectively, the “Land”);

(b)Improvements. Seller’s right, title and interest in and to all buildings and improvements owned by it and situated on Seller’s Land (collectively, the “Improvements”; and the Land and the Improvements are sometimes collectively referred to herein as the “Real Property”);

(c)Appurtenances. Seller’s right, title and interest in and to all easements, mineral rights, licenses, privileges and other rights appurtenant to Seller’s Land;

(d)Leases and Reciprocal Easement Agreements. Seller’s right, title and interest in and to all leases (including any ground leases where Seller is a ground lessor or subleases where Seller is sublessor), licenses to use space or other occupancy agreements, including, without limitation, all amendments, renewals and other modifications thereto, affecting the Land and Improvements, and any New Leases (as defined in Section 9.4(c) below) including any guaranties thereof, (collectively, the “Leases”, which term “Leases” shall not include the Stu Evans Sublease conveyed pursuant to clause (i) below or any Sponsorship Contract conveyed pursuant to clause (g) below), including any unapplied security deposits and other deposit liabilities (including, without limitation, construction deposits and contractor deposits) under such Leases, whether such security deposits and other deposit liabilities are in the form of cash or letters of credit (collectively, the “Security Deposits”); and Seller’s right, title and interest in and to all REAs (as defined in Section 12.1(t) below);

(e)Fixtures and Personal Property. Except as set forth on Schedule 1.1(e), Seller’s right, title and interest in and to all fixtures, machinery systems, equipment and other tangible personal property owned by Seller and attached or appurtenant to, presently located on (or which hereafter, prior to the Closing, is placed on) and, in each case, used in connection with the ownership, use, maintenance and operation of the Land or the Improvements (the “Fixtures and Personal Property”), including the Fixtures and Personal Property set forth on the list made available to Purchaser in Seller’s online data room;

(f)Service Agreements. Seller’s right, title and interest in and to the Service Agreements (as defined in Section 12.1(r) below) with respect to the Shopping Center, together with any New Service Agreements (as defined in Section 9.4(a) below) with respect to the Shopping Center;

(g)Sponsorship Contracts. Seller’s right, title, and interest in and to the Sponsorship Contracts (as defined in Section 12.1(s) below) with respect to the Shopping Center, together with any New Sponsorship Contracts (as defined in Section 9.4(b) below) with respect to the Shopping Center;

(h)Intangible Property. Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty, except as expressly provided herein or in the Closing Documents: (A) consents, licenses, authorizations, approvals, certificates, permits, plans, development rights, entitlements, floor plans, plans, specifications, telephone exchange numbers, surveys, architectural or engineering renderings, blue prints, utility contracts, soils and other geological reports and studies and all other similar reports, studies or information relating to Seller’s ownership and operation of the Land, Improvements and Fixtures and Personal Property with respect to the Shopping Center, (B) all logos, service marks, copyrights, trade or assumed names, brand names, certification marks, collective marks, d/b/a’s, symbols, trade dress, fictitious names, trademarks and domain names used in the operation of the Improvements with respect to the Shopping Center and other indicia or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including renewals of same, but in each case, exclusive of those having the name “Taubman”, “TTC” or “TRG” in them or used to identify the name “Taubman”, “TTC” or “TRG”, and (C) if still in effect, any guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of the Real Property, Fixtures and Personal Property with respect to the Shopping Center, including any warranties with respect to the roofs or heating, ventilation and air conditioning systems, to the extent such warranties and guaranties are permitted to be assigned with no additional liability to Seller (collectively, the “Intangible Property”). The third party transfer fees and other related costs, if any, required to transfer the guaranties and warranties set forth in clause (C) of this Section 1.1(h) (collectively, the “Guaranty and Warranty Costs”) shall be shared equally by Purchaser, on the one hand, and Seller, on the other hand;

(i)Leasehold Interests. Seller’s right, title and interest in and to the leasehold interest in that certain Sublease, dated as of May 1, 2007, by and between Stu Evans Lincoln-Mercury Lakeside, Inc. (“Stu Evans Sublandlord”), as sublessor, and Seller, as sublessee (as amended, the “Stu Evans Sublease”);

(j)Books and Records. Seller’s right, title and interest in and to all books and records relating to the Property and the operation of the Shopping Center, including all IRS Form 8825s, but excluding books and records and tax returns relating to the Seller and any proprietary information of Seller and its affiliates;

(k)Intentionally Omitted;

(l)Other Assets. Seller’s right, title and interest in and to all other personal property, or real estate assets or rights or interests in real estate or personal property owned or held by Seller and located at the Shopping Center or otherwise used solely in the ownership or operation of the Shopping Center not otherwise included in clauses (a) - (k) of this Section 1.1, other than as specified in clause (m) of this Section 1.1 or to the extent expressly excluded in the other subparagraphs of this Section 1.1; and

(m)Excluded Property. The Property being sold and conveyed pursuant to clauses (e) (except for fixtures, machinery or equipment), (h), (j) and (l) of this Section 1.1 shall not include any of the following (the “Excluded Property”): (i) claims and causes of action relating to matters arising or accruing prior to Closing (other than any claims or causes of actions with respect to property tax abatements commenced prior to Closing) as and to the extent Purchaser has no liability of such matters and Seller is indemnifying Purchaser for same, (ii) any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following:  appraisals; budgets (other than the budget for the calendar year in which the Closing occurs); strategic plans; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s property managers or any direct or indirect owner of any beneficial interest in Seller which is proprietary or confidential, and (iii) computer programs, software, and the like; provided, however, that the excluded property described in clause (ii) shall not prevent Purchaser from receiving copies (upon request of such items from Seller) of or using any of the afore-described items, rights, claims or the like which are reasonably necessary for the following purposes:  (A) to evidence, support and/or substantiate historical leasing, operation and maintenance of the Shopping Center and/or the expenses and revenues thereof, (B) to support the continued leasing, operation and maintenance of the Shopping Center, and/or the determination and substantiation of future billings, allocations and responsibilities on account of common area expenses, taxes and other charges related to the Shopping Center, and/or (C) to defend or prosecute claims against third parties. Nothing in this Section 1.1 shall affect the agreements between the parties regarding prorations contained in Article X hereof.

1.2	No Representations.

Except for Seller’s representations and warranties set forth in this Agreement or in any documents executed by Seller in connection with a particular Closing (collectively, the “Closing Documents”), Seller make no express or implied representation or warranty with respect to any of the Property, and to the extent permitted by law, exclude and disclaim any statutory or other representations or warranties.

1.3	No Reliance.

Purchaser agrees that except for Seller’s representations set forth in this Agreement and/or in the Closing Documents, Purchaser is not relying on, and has not relied on, any statements, promises, information or representations made or furnished by Seller or by any real estate broker, agent or any other person representing or purporting to represent Seller, but rather is relying solely on its own expertise, on the expertise of its consultants, and on the inspections and investigations Purchaser and its consultants have or will conduct.

1.4	Intentionally Omitted.

1.5	“AS IS”.

DURING THE DUE DILIGENCE PERIOD (AS DEFINED IN SECTION 6.1(a) BELOW), PURCHASER WILL HAVE HAD THE OPPORTUNITY TO REVIEW THE PROPERTY, INCLUDING THE PHYSICAL AND ENVIRONMENTAL CHARACTERISTICS AND CONDITION OF THE PROPERTY, AS WELL AS THE TENANCY, OCCUPANCY AND ECONOMIC CHARACTERISTICS OF THE PROPERTY. EXCEPT FOR SELLER’S REPRESENTATIONS SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SELLER’S REPRESENTATIONS (AS DEFINED IN SECTION 12.1 BELOW)) AND/OR THOSE REPRESENTATIONS, CONTAINED IN ANY OF THE CLOSING DOCUMENTS, PURCHASER ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS TO BE PURCHASED, CONVEYED AND ACCEPTED BY PURCHASER IN ITS “AS IS,” “WHERE IS” CONDITION “WITH ALL FAULTS” AND THAT NO PATENT OR LATENT DEFECT IN THE PHYSICAL, ECONOMIC, OR ENVIRONMENTAL CONDITION OF THE PROPERTY, WHETHER OR NOT KNOWN OR DISCOVERED, SHALL AFFECT THE RIGHTS OR OBLIGATIONS OF ANY PARTY HERETO. PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE SELLER’S REPRESENTATIONS AND/OR THOSE, CONTAINED HEREIN AND/OR IN ANY OF THE CLOSING DOCUMENTS, NONE OF SELLER, ANY CONTRACTOR OR REPRESENTATIVE OF SELLER, OR ANY OTHER PARTY PURPORTEDLY ACTING ON BEHALF OF SELLER HAS MADE, AND PURCHASER IS NOT RELYING UPON, ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AS TO ANY MATTER CONCERNING THE PROPERTY, THE ECONOMIC RESULTS TO BE OBTAINED OR PREDICTED, OR THE PRESENT USE THEREOF OR THE SUITABILITY FOR PURCHASER’S INTENDED USE OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE FOLLOWING: SUITABILITY OF THE TOPOGRAPHY; THE AVAILABILITY OF WATER RIGHTS OR UTILITIES; THE PRESENT AND FUTURE ZONING, SUBDIVISION AND ANY AND ALL OTHER LAND USE MATTERS; THE CONDITION OF THE SOIL, SUBSOIL, OR GROUNDWATER; THE CONTINUED TENANCY, OCCUPANCY OR ECONOMIC CHARACTERISTICS OF THE PROPERTY OR THE PURPOSE(S) TO WHICH THE PROPERTY IS SUITED; DRAINAGE; FLOODING; ACCESS TO PUBLIC ROADS; OR PROPOSED ROUTES OF ROADS OR EXTENSIONS THEREOF; THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES OF FUTURE DEVELOPMENT OF THE PROPERTY; THE COMPLIANCE OF OR BY THE PROPERTY WITH ANY LAWS; THE HABITABILITY,

MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES AT, ON, UNDER OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR OTHER CONDITION OF THE PROPERTY. EXCEPT FOR THE SELLER’S REPRESENTATIONS CONTAINED IN THIS AGREEMENT AND/OR THE CLOSING DOCUMENTS, THE PROPERTY IS TO BE SOLD WITHOUT ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER (OR ITS AFFILIATES).

1.6	Seller Released from Liability.

Except with respect to the Excepted Claims (as defined in Section 1.6(a) below), Purchaser and anyone claiming by, through or under Purchaser hereby fully and forever waives, and Seller hereby fully and forever disclaim, and shall not be liable or bound in any manner by, any and all warranties, guarantees, promises, statements, representations or information of whatever type or kind with respect to the Property, whether express, implied or otherwise, including warranties of fitness for a particular purpose, tenantability, habitability or use. Purchaser agrees that:
(a)Except for any Claims (as defined below in this Section) arising out of a breach or default by Seller under this Agreement and/or the Closing Documents or arising out of Seller’s (or its affiliates’) indemnity obligations under this Agreement, the Effective Date Letter and/or the Closing Documents (including, without limitation, a breach of any of Seller’s Representations or arising out of Seller’s (or its affiliates’) indemnity obligations under Sections 4.1(f)(iv), 7.3, 12.6, 12.8, 15.3, 15.19 and 15.22) or arising out of fraud (collectively, the “Excepted Claims”, which Excepted Claims shall be subject to the terms and provisions of this Agreement, Purchaser and anyone claiming by, through or under Purchaser hereby waives its right to recover from and fully and irrevocably releases Seller and Seller’s employees, officers, directors, trustees, shareholders, members, partners, representatives, agents, servants, attorneys, affiliates (including, without limitation, TTC), parent and subsidiaries (collectively, including Seller, the “Released Parties”) from any and all claims, responsibility and/or liability that it may now have or hereafter acquire against any of the Released Parties for any and all costs, losses, claims, liabilities, damages, expenses, demands, debts, controversies, actions or causes of actions (collectively, “Claims”) arising from or related to the condition (including any construction defects, errors, omissions or other conditions, latent or otherwise, and the presence in the soil, air, structures and surface and subsurface waters of materials or substances that have been or may in the future be deemed to be hazardous materials or otherwise toxic, hazardous, undesirable or subject to regulation and that may need to be specifically treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines or common law), valuation, salability or utility of the Property, condition of title to the Property, any contracts or agreements related to the Property, compliance with any applicable federal, state or local law, rule or regulations or common law with respect to the Property, or the Property’s suitability for any purposes whatsoever, any information furnished by the Released Parties in connection with this Agreement, and any other matter related to the Property, or any aspect of the Property.

(b)To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given, or may hereafter give, rise to Claims which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization, and that Purchaser nevertheless hereby intends to release, discharge and acquit the Released Parties from any and all Claims except for Excepted Claims.

1.7	Survival.

Seller and Purchaser have agreed upon the Purchase Price relating to the Property and the other provisions of this Agreement in contemplation and consideration of Purchaser’s agreeing to the provisions of Sections 1.2, 1.3, 1.5 and 1.6, which Sections shall survive the Closing and/or termination of this Agreement indefinitely.

ARTICLE II

PURCHASE PRICE

2.1	Purchase Price.

(a)The purchase price for the Shopping Center (the “Purchase Price”) (other than the Independent Consideration) is set forth in a writing executed by Seller and Purchaser on the Effective Date (the “Effective Date Letter”). No portion of the Purchase Price shall be allocated, nor attributable, to any items of personal property. For avoidance of doubt, the Purchase Price includes the outstanding principal balances of the Defeased Loan.

(b)Intentionally Omitted;

(c)Intentionally Omitted;

(d)No portion of the Deposit (as defined in Section 3.1 below) shall be applied to, or serve as a credit against, the purchase price of the Shopping Center. Unless expressly provided otherwise herein, Purchaser shall be entitled to a return of the Deposit when it closes on the purchase of the Shopping Center pursuant to this Agreement.

ARTICLE III

DEPOSIT AND OPENING OF ESCROW

3.1	Deposit.

Purchaser has deposited with Escrow Agent (as defined in this Section below), by wire transfer received by Escrow Agent on the Effective Date, immediately available federal funds in the amount set forth in the Effective Date Letter for the “Initial Deposit” (such amount, the “Initial Deposit”, and together with the Second Deposit and the Third Deposit, if applicable, the “Deposit”). In all events and under all circumstances, Purchaser shall be entitled to any and all interest earned on the Deposit. On or before the Effective Date, Purchaser shall provide Escrow Agent with a fully completed form W-9 which provides Purchaser’s tax identification number. As used in this Agreement, “Escrow Agent” shall mean Fidelity National Title Insurance Company, having an office at 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084, Attention: Maxine Lievois, Phone: (248) 816‑3850, Fax: (248) 649‑4836; Email: maxine.lievois@fnf.com. If Purchaser fails to timely deliver the Initial Deposit as required in this Section 3.1, Seller may terminate this Agreement upon written notice to Purchaser any time after the date on which the Deposit was due and neither party shall have any liability hereunder except for those liabilities that expressly survive termination of this Agreement.

3.2	Interest Bearing.

The Deposit shall be held in an interest-bearing escrow account by Escrow Agent in accordance with Section 13.1(a) below.

3.3	Independent Consideration.

One Hundred and No/100 Dollars ($100.00) (the “Independent Consideration”) out of the Initial Deposit is the amount the parties bargained for and agreed to as consideration for the Seller’s grant to Purchaser of Purchaser’s right to purchase the Property pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is not refundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement. In the event the transaction contemplated by this Agreement closes, the Independent Consideration shall be applied to the Purchase Price.
ARTICLE IV

CONDITIONS TO CLOSING

4.1	Conditions to Purchaser’s Obligation to Purchase.

Purchaser’s obligation to purchase the Property is expressly conditioned upon each of the following:
(a)Seller’s Representations and Warranties. Each of the Seller’s Representations shall be true and correct in all respects when made on the Effective Date and as of the Closing as though such representations and warranties were made on and as of the date of Closing (unless such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); provided, however, notwithstanding anything contained herein to the contrary, Purchaser shall have no right to terminate this Agreement as a result of such failure or failures of the Seller’s Representations to be so true and correct in all respects, and the application of Section 4.1(b) below, unless a Material Seller Breach has occurred (as defined in this Section below), in which event, Purchaser shall have the rights set forth in Section 11.2(b) hereof.

For purposes of this Agreement, the following capitalized terms shall have the following meanings:
“Material Seller Breach” shall mean the failure of the conditions of Section 4.1(a) and/or 4.1(b) to be satisfied at Closing, which failures are, in the aggregate, result in or are reasonably expected to result in Purchaser’s Losses (as defined in this Section below) in excess of three percent (3%) of the Purchase Price (the “Materiality Threshold”).
“Purchaser’s Losses” shall mean any Liabilities actually incurred or suffered by Purchaser or reasonably expected to be incurred or suffered by Purchaser at Closing or thereafter (other than any special, consequential, speculative, punitive or similar damages incurred or reasonably expected to be incurred as a result of a claim by a third party) and any increases in liabilities, obligations, costs, fees, expenses to be assumed by Purchaser at Closing or incurred thereafter. For the avoidance of doubt, the amount of offsetting gains or benefits to Purchaser actually received or realized by Purchaser or reasonably expected to be received by Purchaser, if any, which results from a misrepresentation or breach by Seller hereunder will be taken into account in determining the amount of Purchaser’s Losses.
Notwithstanding the foregoing, Purchaser acknowledges and agrees that any variations with respect to Seller’s Representations not being true and correct as of the Closing as a result of the following shall not be factored into determining Purchaser’s Losses or whether a Material Seller Breach has occurred, in each case, as and only to the extent not caused and/or contributed to by Seller and/or its affiliates unless expressly permitted under this Agreement:
(i)changes in circumstances or status after the Effective Date of occupants of the Shopping Center or tenants under Leases (e.g., tenant defaults, bankruptcies, or other adverse matters relating to an occupant of the Shopping Center or a tenant or any termination of any Lease other than as a result of (A) any landlord default thereunder or (B) a termination or surrender in violation of Article IX occurring after the Effective Date). For the avoidance of doubt, for purposes of clause (A) immediately above, landlord defaults shall not include any breach of the co-tenancy requirements under any Lease due to another tenant or occupant at the Shopping Center “going dark” (not resulting from a breach by Seller or its affiliates) or defaulting under its Lease;

(ii)changes to Schedule 12.1(r) or Schedule 12.1(s) to reflect New Service Agreements or New Sponsorship Contracts which are permitted to be entered into pursuant to the terms of Article IX hereof, or Purchaser has approved or is deemed to have approved pursuant to the provisions of Article IX hereof;

(iii)updates to the information set forth in the Rent Rolls and any changes thereto or to any other exhibit or schedule to this Agreement arising after the Effective Date as a result of the changes permitted in clauses (i) or (ii) of this Section 4.1(a) or any other matter which Seller is expressly permitted to do under Sections 9.2, 9.4 and 9.5 of this Agreement after the Effective Date provided Seller has complied in all respects with the terms of this Agreement in respect of such matters (and expressly not subject to any matters arising as a consequence of or breach by Seller of this Agreement);

(iv)updates to the information set forth in the Delinquency Reports (as defined in Section 12.1(j) below) with respect to matters occurring after the Effective Date as a result of the changes permitted in clause (i) of this Section 4.1(a);

(v)changes to the schedule of litigation set forth on Schedule 12.1(q) with respect to any litigation commenced or for which a complaint was served after the Effective Date and/or any litigation threatened in writing after the Effective Date, in each case which (1) are covered by insurance or are paid or to be paid for by Seller pursuant to its self-insurance retention program and for which Purchaser shall not be liable, (2) are each reasonably expected to be claims for less than $250,000 or (3) for which Purchaser will not be liable either because of the nature of the claim or it is covered by an indemnity from Seller hereunder; and

(vi)any notices of special taxes or assessment to be levied or assessed with respect to the Shopping Center received by Seller after the Effective Date.

(b)Performance by Seller. Seller’s performance of its obligations and covenants required of Seller under this Agreement (other than with respect to the obligations set forth the other paragraphs of this Section 4.1); provided, however, notwithstanding anything contained herein to the contrary, Purchaser shall have no right to terminate this Agreement as a result of any breaches of the foregoing by Seller, and the application of Section 4.1(a), unless a Material Seller Breach has occurred, in which event, Purchaser shall have the rights set forth in Section 11.2(b) hereof.

(c)Seller’s Deliveries. Delivery at Closing (or such earlier date indicated below) by Seller of the following documents pertaining to the Shopping Center, to the extent applicable (all documents to be executed originals and, if applicable, witnessed and properly acknowledged):

(i)A deed in the form attached hereto as Exhibit E executed and acknowledged, as applicable, by the Seller (the “Deed”), as, and to the extent, applicable, free and clear of all claims, liens and encumbrances other than the Permitted Exceptions (as defined in Section 7.3 below).

(ii)An assignment and assumption of the Stu Evans Sublease in the form attached hereto as Exhibit E-7(A) (the “Assignment and Assumption of Stu Evans Sublease”);

(iii)An assignment and assumption of reciprocal easement agreement in the form attached hereto as Exhibit E-7(B), (the “Assignment and Assumption of REA”), with respect to each REA;

(iv)An assignment and assumption of space tenant leases in the form attached hereto as Exhibit F (the “Assignment and Assumption of Space Tenant Leases”);

(v)An assignment and assumption of anchor leases in the form attached hereto as Exhibit G (the “Assignment and Assumption of Anchor Leases”);

(vi)Intentionally Omitted.

(vii)A bill of sale in the form attached hereto as Exhibit H (the “Bill of Sale”);

(viii)A general assignment in the form attached hereto as Exhibit I (the “General Assignment”);

(ix)Intentionally Omitted.

(x)A certification in the form attached hereto as Exhibit J that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”);

(xi)A closing statement in form and content reasonably satisfactory to Seller and Purchaser (the “Closing Statement”) signed by Seller and Purchaser, the closing costs set forth in Section 10.1 hereof, and such other charges, credits and items of payment contemplated by this Agreement. Purchaser and Seller acknowledge that the other party may have separate settlement statements prepared for internal use and agree that such party shall not be required to disclose the terms thereof to the other party. The Defeasance Costs (as defined below) and the prorations shall be settled outside of the Closing Statement in a separate closing statement governed by the terms of this Agreement (the “Separate Closing Statement”);

(xii)A notification letter (a “Notice Letter”) in the form attached hereto as Exhibit K, completed and executed by Seller to be mailed out by Purchaser upon Closing to each tenant under a Lease, each party to an REA, each party to a Service Agreement and each party to a Sponsorship Contract. Purchaser shall be liable for (and Purchaser hereby expressly assumes all liability for) all Security Deposits that are transferred from Seller to Purchaser regardless of whether notice is given by Purchaser to the tenants in accordance with the terms of this Section 4.1(c)(xii). The provisions of this Section 4.1(c)(xii) shall survive the Closing;

(xiii)All required state, county and local transfer tax forms and affidavits;

(xiv)An updated Rent Roll reflecting matters as of five (5) Business Days prior to the Closing Date;

(xv)An updated Delinquency Report reflecting matters as of five (5) Business Days prior to the Closing Date;

(xvi)Evidence in form reasonably satisfactory to the Title Company (defined below) and Purchaser of Seller’s authority to enter into and consummate the transactions contemplated by this Agreement and the authority and the incumbency of any individuals to execute any instruments executed and delivered by Seller at Closing, together with a certificate of good standing of Seller.

(xvii)A title affidavit in the form of Exhibit L attached hereto (the “Title Affidavit”);

(xviii)Keys to all locks on the Shopping Center in Seller’s and/or Seller’s property manager’s possession and originals, or if originals are not available, copies, of all of the Leases, the Stu Evans Sublease, Service Agreements, Sponsorship Contracts, receipts for deposits, unpaid bills and any “as-built” plans and specifications of the Improvements at the Shopping Center, vehicle titles, permits and licenses used for the ownership and operation of the Shopping Center and any lease or property files held by Seller or Seller’s property manager (collectively, the “Property Documents”), to the extent not previously delivered to Purchaser and in Seller’s and/or Seller’s property manager’s possession (the foregoing shall be made available promptly after Closing and shall not be delivered at the Closing);

(xix)Originals of REA Estoppels, Anchor Tenant Estoppels, Remaining Tenant Estoppels, Major Tenants Estoppels, and the Seller Estoppels (if any) and the Stu Evans Sublease Estoppel;

(xx)Purchaser shall have received from Seller a certificate, dated as of the Closing and executed on behalf of Seller by a duly authorized signatory thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all respects as of the Closing, or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change;

(xxi)Evidence from TTC that the Shopping Center or Purchaser is not subject to any management agreement with TTC or its affiliates; and

(xxii)Such additional documents and instruments appropriate to be executed and delivered by Seller as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement; provided, however, that the same does not result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement.

(d)Title Policy. A commitment by the Title Company (as defined below) to issue to Purchaser, as of the date of the Closing a current form of an ALTA owner’s policy or leasehold policy, as applicable, of title insurance with respect to the Shopping Center which title policy shall contain (to the extent applicable and available) the title endorsements set forth on Exhibit T attached hereto (collectively, the “Agreed Endorsements”), insuring Purchaser’s title to the Real Property for the Purchase Price subject only to the Permitted Exceptions (together with the Agreed Endorsements, each a “Title Policy”). Purchaser shall satisfy itself as to what endorsements the Title Company is willing to give, but having any specific endorsement agreed to by the Title Company (other than the Agreed Endorsements) shall not be a condition to Purchaser’s obligations hereunder. If a Title Company is unwilling or unable to issue the Title Policy, subject only to the Permitted Exceptions or subject only to the Permitted Exceptions without a special premium, but the other Title Company (the “Willing Title Company”) is so willing and able to issue the Title Policy, subject only to the Permitted Exceptions or subject only to the Permitted Exceptions without a special premium, then Purchaser shall accept the Title Policy from the Willing Title Company.

(e)REA Estoppels. Receipt by Purchaser of an executed estoppel certificate from each “REA Party” identified on Exhibit U (an “REA Party”) to the REAs, if, as and to the extent that an REA Party is contractually obligated to deliver an estoppel certificate to Seller (individually, an “REA Estoppel” and collectively, the “REA Estoppels”), which shall (i) contain substantially such information as is expressly specified in such REA to be provided by such REA Party, (ii) if such REA is silent on what information the REA Estoppel must contain but such REA Party has delivered an estoppel to Seller within the last three (3) years, contain substantially such information as previously provided by such REA Party, or (iii) if clauses (i) and (ii) are not applicable, then contain substantially such information as set forth in the form as attached hereto as Exhibit P-1; provided that any REA Estoppel under this Section 4.1(e) shall be acceptable if and only if it (x) does not indicate the continuing existence of an actual material default of Seller, (y) does not state that the REA is not in full force and effect and (z) does not include with it a copy of a document that is marked as missing in Schedule 12.1(t) that contains terms or conditions that materially and adversely impact the ownership, operation, financeability or value of the Shopping Center (an “Acceptable REA Estoppel”). Subject to the penultimate paragraph of this Section 4.1, each REA Estoppel shall be dated no earlier than sixty (60) days prior to Closing; provided, however, Purchaser shall have the right to extend the Closing Date for a period not to exceed an additional thirty (30) days (subject to Section 5.1(e) below), in the event that Purchaser’s lender shall not accept any REA Estoppel because (1) of its date, in which case Seller agrees to use commercially reasonable efforts to obtain a confirmation or update of any REA Estoppel previously delivered, as required by Purchaser’s lender, or (2) it is not certified to Purchaser, Purchaser’s lender and their successors and assigns, in which case Seller agrees to use commercially reasonable efforts to obtain a confirmation or update of any REA Estoppel previously delivered, as required by Purchaser’s lender; provided, however, that obtaining any such confirmation or update to an REA Estoppel is not a condition precedent to Purchaser’s obligations hereunder.

(f)Tenant Estoppels.

(i)Receipt by Purchaser of an executed estoppel certificate, in substantially the form required below (an “Estoppel Certificate”), from the following tenants (1) each “Anchor Tenant” identified on Exhibit U (individually, an “Anchor Tenant Estoppel” and collectively, the “Anchor Tenant Estoppels”) if, as and to the extent that an Anchor Tenant is contractually obligated to deliver an Estoppel Certificate to Seller and (2) enough of the remaining tenants

(excluding any licensees, or storage, temporary, kiosk or cart tenants) (individually, a “Remaining Tenant Estoppel” and collectively, the “Remaining Tenant Estoppels”) so that Remaining Tenant Estoppels received by Purchaser cover at least sixty-five percent (65%) of the leased rentable square footage of the Shopping Center that is occupied by tenants (excluding any rentable square feet leased by an Anchor Tenant and any licensees, or storage, temporary, kiosk or cart tenant) (such tenants, the “Remaining Tenants”); provided, however, that the Remaining Tenant Estoppels must include Estoppel Certificates (collectively, the “Major Tenant Estoppels”) from each “Major Tenant” identified on Exhibit U (collectively, the “Major Tenants”). Subject to the penultimate paragraph of this Section 4.1, each Estoppel Certificate shall be dated no earlier than sixty (60) days prior to Closing; provided, however, Purchaser shall have the right to extend the Closing Date for a period not to exceed an additional thirty (30) days (subject to Section 5.1(e) below), in the event that Purchaser’s lender shall not accept any Estoppel Certificate because (1) of its date, in which case Seller agrees to use commercially reasonable efforts to obtain a confirmation or update of any Estoppel Certificate previously delivered, as required by Purchaser’s lender, or (2) it is not certified to Purchaser, Purchaser’s lender and their successors and assigns, in which case Seller agrees to use commercially reasonable efforts to obtain a confirmation or update of any Estoppel Certificate previously delivered, as required by Purchaser’s lender; provided, however, that obtaining any such confirmation or update to an Estoppel Certificate is not a condition precedent to Purchaser’s obligations hereunder.

(ii)The Anchor Tenant Estoppels and the Remaining Tenant Estoppels (including the Major Tenant Estoppels) shall each be in substantially the same form of Exhibit P-2 or, in each case, such other form as is specified in the applicable Lease or containing such information as is expressly specified in the applicable Lease to be provided by the tenant thereunder, provided that any estoppel certificate under this Section 4.1(f) shall be acceptable (an “Acceptable Tenant Estoppel”) if and only if it (1) subject to Sections 4.1(f)(iii) and (iv) below, does not indicate the existence of an actual landlord default under the applicable Lease (other than minor technical or de minimis breaches), (2) confirms the amount of current base monthly rent under the applicable Lease, (3) does not indicate any conflict with or contain information contradictory to the terms and conditions of the applicable Lease (other than minor technical or de minimis conflicts or contradictions) and (4) does not state that the applicable Lease is not in full force and effect.

(iii)Seller shall have the option, but shall not be required, to execute an estoppel certificate in the form of Exhibit P-3 attached hereto (“Seller Estoppel”) for Remaining Tenants other than the Major Tenants (“Other Tenants”) who have not provided an Estoppel Certificate in order to satisfy the estoppel threshold required to be obtained by Seller in Section 4.1(f)(i)(2) (the “Estoppel Threshold”); provided, however, that the aggregate square footage of leased premises with respect to the Shopping Center for which Seller Estoppels may be delivered by Seller in lieu of Estoppel Certificates in order to satisfy the Estoppel Threshold shall not exceed ten percent (10%) of the leased rentable square footage of Other Tenants with respect to the Shopping Center. Notwithstanding the foregoing, Seller Estoppels shall not satisfy the Estoppel Threshold if Purchaser’s lender does not permit Seller Estoppels to satisfy the Estoppel Threshold; provided that Purchaser shall use its commercially reasonable efforts to cause its lender to accept Seller Estoppels or other assurances from Seller or TRG, which they are willing to provide, in their sole discretion.

(iv)Any REA Estoppel that does not meet the requirements of an Acceptable REA Estoppel, or Estoppel Certificate that does not meet the requirements of an Acceptable Tenant Estoppel shall be deemed to be an Acceptable REA Estoppel or Acceptable Tenant Estoppel, as applicable, if Seller agrees to indemnify Purchaser for the monetized value of the disclosed default or claim (collectively, “REA/Tenant Claims”), prior to the Closing; provided that if the aggregate amount of REA/Tenant Claims at the Shopping Center is equal to or greater than Five Million Dollars ($5,000,000.00), this condition precedent shall not be satisfied and Purchaser, at its option, may either (1) require that Seller indemnify Purchaser or Purchaser’s lender for such REA/Tenant Claims, or (2) terminate this Agreement in writing, in which case Escrow Agent shall refund the Deposit (except for the Independent Consideration) to Purchaser and both Purchaser and Seller will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive the Closing or other termination of this Agreement; provided, further, however that if Purchaser’s lender does not find Seller’s or TRG’s indemnification of Purchaser under this clause (iv) as an acceptable remedy to cure any REA/Tenant Claims, this condition precedent shall not be satisfied and Purchaser may terminate this Agreement in writing in accordance with clause (2) above (provided that Purchaser shall use commercially reasonable efforts to cause its lender to accept any indemnification as set forth in this clause (iv)). Notwithstanding the foregoing, if after delivering an executed Estoppel Certificate for a tenant, such tenant delivers to Seller a written notice of default or a written notice contradicting any material information contained in a previously delivered Estoppel Certificate, such Estoppel Certificate shall not be an Acceptable Estoppel unless the default or contradictory statement is cured prior to the Closing or deemed to be an Acceptable REA Estoppel or an Acceptable Tenant Estoppel pursuant to this clause (iv). Any indemnity provide by Seller under this clause (iv) shall be guaranteed by TRG pursuant to the attached Joinder.

(g)Intentionally Omitted.

(h)No Injunction. No injunction has been issued by a court of competent jurisdiction (whether temporary, preliminary, or final) enjoining the consummation of the transactions contemplated by this Agreement.

(i)Defeasance. Seller’s performance of its obligations and covenants required of Seller under Section 5.2(a) and Article XIV of this Agreement and payment of its share of any Defeasance Costs as required hereunder shall have been satisfied or made, unless Seller is unable to so perform as a result of acts or a failure to act of Purchaser or Purchaser’s lender.

Notwithstanding anything in Sections 4.1(e), 4.1(f) and 4.1(g) to the contrary, if Purchaser shall direct Seller to send out to the respective recipients the REA Estoppels or the Estoppel Certificates pursuant to Section 9.3 hereof (i) less than sixty (60) days prior to Closing, the failure of Seller to obtain the requisite number of such estoppels from the REA Parties or the applicable tenants, as applicable, by the Closing shall not constitute a failure of such conditions to be satisfied by Seller (provided that Seller agrees to use commercially reasonable efforts to obtain the requisite number of estoppels from the REA Parties or applicable tenants, as applicable, by the Closing), and (ii) if following such direction by Purchaser pursuant to Section 9.3 hereof, Purchaser extends the Closing in accordance with the terms of Section 5.1(b) or Section 5.1(c) of this Agreement or the Closing is otherwise extended pursuant to the terms of this Agreement other than a result of a default by Seller, the failure of such estoppels to be dated no earlier than sixty (60) days prior to Closing shall not constitute a failure of such conditions to be satisfied by Seller (provided that Seller agrees to use commercially reasonable efforts to obtain estoppels dated no earlier than sixty (60) days prior to Closing).
Subject to the terms of Sections 4.1(a) and 4.1(b), in the event that any of the conditions set forth in this Section 4.1 are not satisfied on the Closing Date, Purchaser may either: (i) waive in writing any such condition and proceed with the Closing; or (ii) terminate this Agreement in writing and, following any such termination, Escrow Agent shall refund the Deposit (except for the Independent Consideration) to Purchaser and both Purchaser and Seller will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive the Closing or other termination of this Agreement. The conditions set forth in this Section 4.1 are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions. The foregoing shall not limit any other rights or remedies of Purchaser under this Agreement in the event of a breach of this Agreement by Seller.

4.2	Conditions to Seller’s Obligation to Sell.

Seller’s obligation to sell the Shopping Center is expressly conditioned upon each of the following:
(a)Performance by Purchaser. Purchaser’s performance of the material obligations and covenants required of Purchaser under this Agreement.

(b)Receipt of Purchase Price. Purchaser shall have delivered to Escrow Agent the Purchase Price in the manner provided in and as adjusted by the terms of this Agreement and the Effective Date Letter and authorized its release by the Escrow Agent to Seller.

(c)Defeasance of Mortgage Loan. With respect to the Defeased Mortgage Loan (as defined below), such Defeased Mortgage Loan shall have been Defeased in accordance with the terms herein unless due to Seller’s failure to comply with its obligations under Section 5.2(a) and/or Section 14.4 of this Agreement or Seller’s failure to pay its share of any Defeasance Costs required hereunder.

(d)Purchaser’s Deliveries. Delivery at Closing (or such earlier date indicated below) to Escrow Agent of the following documents pertaining to the Shopping Center (all documents to be executed originals and, if applicable, witnessed and properly acknowledged):

(i)Intentionally Omitted;

(ii)The Assignment and Assumption of Stu Evans Sublease;

(iii)With respect to each REA, the Assignment and Assumption of REA;

(iv)The Assignment and Assumption of Space Tenant Leases;

(v)The Assignment and Assumption of Anchor Leases;

(vi)The Bill of Sale;

(vii)The General Assignment;

(viii)The Closing Statement and the Separate Closing Statement (signed by Seller and Purchaser);

(ix)Evidence in form reasonably satisfactory to the Title Company and Seller of Purchaser’s authority to enter into and consummate the transactions contemplated by this Agreement and the authority and the incumbency of any individuals to execute any instruments executed and delivered by Purchaser at Closing, together with a certificate of good standing of Purchaser;

(x)All required state, county and local transfer tax forms and affidavits;

(xi)A counterpart of each Notice Letter;

(xii)Seller shall have received from Purchaser a certificate, dated as of the Closing and executed on behalf of Purchaser by a duly authorized signatory thereof, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing, or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change; and

(xiii)Such additional documents and instruments appropriate to be executed and delivered by Purchaser as may be reasonably necessary to complete the transaction contemplated hereby and to carry out the intent and purposes of this Agreement; provided, however, that the same does not result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement.

(e)Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 12.4 being true and correct in all material respects as of Closing.

(f)No Injunction. No injunction has been issued by a court of competent jurisdiction (whether temporary, preliminary, or final) enjoining the consummation of the transactions contemplated by this Agreement.

4.3	No Financing Contingency.

(a)It is expressly acknowledged and agreed by Purchaser that this Agreement and Purchaser’s obligations hereunder are not contingent or conditioned upon obtaining a commitment for or the closing of any financing or raising any equity, and the failure of Purchaser to obtain or close any financing or raise any equity for any reason whatsoever, shall not be a failure of condition to Purchaser’s performance hereunder. In addition, Seller will have no obligation to or privity with any lender to Purchaser.

(b)Intentionally Omitted.

ARTICLE V

CLOSING

5.1	Date and Manner of Closing.

(a)Subject to the satisfaction of the conditions precedent set forth in Article IV, the closing contemplated by this Agreement (the “Closing”) shall occur at 1:00 P.M. (Eastern Time) on September 19, 2014 (the “Initial Closing Date,” as such date may be extended pursuant to subparagraphs (b) and (c) below or as otherwise extended pursuant to the express terms of this Agreement, or such earlier date as mutually agreed to in writing by and among the parties hereto, the “Closing Date”) at the offices of the Escrow Agent or through mutually acceptable escrow arrangements.

(b)Purchaser shall have the right, in its sole and absolute discretion for any reason or no reason, to extend the Initial Closing Date until October 20, 2014 (the “First Extended Closing Date”), by delivering written notice of such extension (the “First Extension Notice”) to Seller at least five (5) Business Days prior to the Initial Closing Date and, subject to the other terms and conditions of this paragraph, by depositing the amount set forth in the Effective Date Letter for the “Second Deposit” (such amount, the “Second Deposit”) by wire transfer of immediately-available Federal funds on or before the Initial Closing Date. In all events and under all circumstances, Purchaser shall be entitled to any and all interest earned on the Second Deposit. If Purchaser has delivered the First Extension Notice and fails to close on the Initial Closing Date and fails to deliver the Second Deposit as provided in this Section 5.1(b), and there is no existing failure of a condition under Sections 4.1(a), (b) (in the case of clause (b) only, other than the performance of an obligation not performable as of such time or not required to be performed as of such time), (d), (e), (f), (g), (h) and (i) (in the case of clause (i) only, other than the performance of an obligation not performable as of such time or not required to be performed as of such time) (“Seller’s Conditions”), then Seller may terminate this Agreement upon written notice to Purchaser at any time after the Initial Closing Date, in which event the Deposit shall immediately be disbursed to Seller and neither party shall have any liability hereunder except for those liabilities that expressly survive termination of this Agreement. If, on the Initial Closing Date, Seller’s Conditions are not satisfied, Purchaser may still extend the Initial Closing Date to the First Extended Closing Date, but instead of depositing the Second Deposit, it shall give written notice to Seller on or before the Initial Closing Date identifying each unsatisfied condition (the “Unsatisfied Conditions”). If Seller thereafter satisfy the Unsatisfied Conditions and deliver written notice to Purchaser that all of the Unsatisfied Conditions are satisfied, then Purchaser shall have two (2) Business Days after the date of receipt of such written notice and satisfaction of the Unsatisfied Conditions (and provided there are no other unsatisfied Seller’s Conditions, as of such new date), to deposit the Second Deposit with the Escrow Agent by wire transfer of immediately-available Federal funds. If Purchaser fails to deposit the Second Deposit with Escrow Agent within such two (2) Business Day period and has not previously delivered to Escrow Agent the Second Deposit, then provided there does not exist a failure of Seller’s Conditions as of such date, Seller may terminate this Agreement upon written notice to Purchaser at any time thereafter, in which event the Deposit shall immediately be disbursed to Seller and neither party shall have any liability hereunder except for those liabilities that expressly survive termination of this Agreement.

(c)If the Initial Closing Date is extended pursuant to subparagraph (b) above, Purchaser shall have the right for any reason or no reason, in its sole and absolute discretion, to extend the First Extended Closing Date until November 19, 2014 (the “Second Extended Closing Date”), by delivering written notice of such extension (the “Second Extension Notice”) to Seller at least five (5) Business Days prior to the First Extended Closing Date and, subject to the other terms and conditions of this paragraph, by depositing the amount set forth in the Effective Date Letter for the “Third Deposit” (such amount, the “Third Deposit”)

by wire transfer of immediately-available Federal funds on or before the First Extended Closing Date. In all events and under all circumstances, Purchaser shall be entitled to any and all interest earned on the Third Deposit. If Purchaser has delivered the Second Extension Notice and fails to close on the Second Extended Closing Date and fails to deliver the Third Deposit as provided in this Section 5.1(c), and Seller have satisfied all of the Seller’s Conditions then Seller may terminate this Agreement upon written notice to Purchaser at any time after the First Extended Closing Date, in which event the Deposit shall immediately be disbursed to Seller and neither party shall have any liability hereunder except for those liabilities that expressly survive termination of this Agreement. If, on the First Extended Closing Date, Seller’s Conditions are not satisfied, Purchaser may still extend the First Extended Closing Date to the Second Extended Closing Date, but instead of depositing the Third Deposit, it shall give written notice to Seller on or before the First Extended Closing Date identifying each of the Unsatisfied Conditions. If Seller thereafter satisfy the Unsatisfied Conditions and deliver written notice to Purchaser that all of the Unsatisfied Conditions are satisfied, then Purchaser shall have two (2) Business Days after the date of receipt of such written notice and satisfaction of the Unsatisfied Conditions (and provided there are no other unsatisfied Seller’s Conditions as of such new date), to deposit the Third Deposit with the Escrow Agent by wire transfer of immediately-available Federal funds. If Purchaser fails to deposit the Third Deposit with Escrow Agent within such two (2) Business Day Period and has not previously delivered to Escrow Agent the Third Deposit, then provided there does not exist a failure of Seller’s Conditions as of such date, Seller may terminate this Agreement upon written notice to Purchaser at any time thereafter, in which event the Deposit shall immediately be disbursed to Seller and neither party shall have any liability hereunder except for those liabilities that expressly survive termination of this Agreement.

(d)The Second Deposit, if paid, and the Third Deposit, if paid, shall become part of the “Deposit” as such term is used in this Agreement.

(e)Notwithstanding anything contained in this Agreement to the contrary, if the Closing Date is extended pursuant to Sections 4.1(e) - (g), 7.5, 7.6, 8.1, 8.2, 11.1 or 11.2(b), or any other express provision in this Agreement, in no event or circumstance shall the Closing occur later, than December 19, 2014 (the “Outside Closing Date”).

5.2	Closing.

(a)Seller and Purchaser, to the extent it is a party thereto, shall deliver the Defeasance Documents with Escrow Agent (or another escrow agent designated by a Mortgage Lender’s servicer’s counsel), no later than two (2) Business Days prior to Closing. The Seller shall deposit accrued interest under the Defeased Mortgage Loan and Purchaser shall deposit the principal balance of the Defeased Mortgage Loan (as part of the Defeasance Collateral) with Escrow Agent (or another escrow agent designated by a Mortgage Lender’s servicer’s counsel) no later than noon (Eastern Time) at least one (1) Business Day prior to Closing. Purchaser and the Seller shall deposit their respective share of the Defeasance Costs (as set forth in Section 10.1(c) hereof) with Escrow Agent (or another escrow agent designated by a Mortgage Lender’s servicer’s counsel) no later than noon (Eastern Time) at least one (1) Business Day prior to Closing. On the Closing Date, upon confirmation from the securities intermediary that it is in receipt of the Defeasance Collateral, the Escrow Agent (or another escrow agent designated by a Mortgage Lender’s servicer’s counsel) shall release the Defeasance Documents and the Defeasance Costs in accordance with joint written instructions of Purchaser and Seller consistent with this Agreement.

(b)Prior to the Closing Date, Purchaser and Seller shall deposit all applicable documents required by the terms of this Agreement with Escrow Agent to be held in escrow pending Closing in accordance with the terms of this Agreement. By 1:00 P.M. (Eastern Time) on the Closing Date, Purchaser shall deposit with the Escrow Agent, by wire transfer of immediately available federal funds, the Purchase Price as adjusted in accordance with the provisions of this Agreement and less the principal balance of the Defeased Mortgage Loan deposited into escrow in accordance with Section 5.2(a) above. Purchaser and Seller agree that the Closing shall be conducted by means of a so called “New York Style Closing”, with the delivery in accordance with the joint written instructions of Purchaser and Seller consistent with this Agreement of each of (i) the Deed and such other documents as may be recorded, (ii) the release all other documents held in escrow pursuant to this Agreement to the Purchaser and/or the Seller, as applicable, and (iii) the Title Policy, followed immediately by, but no later, than 3:00 P.M. (Eastern Time), the delivery of the Purchase Price, as adjusted in accordance with the terms of this Agreement, to the Seller in the form of a wire transfer of immediately available Federal funds. Notwithstanding the foregoing, there shall be no requirement that Purchaser and Seller physically meet for the Closing, and all documents and funds to be delivered at the Closing shall be delivered to the Escrow Agent unless the parties hereto mutually agree otherwise.

5.3	Seller’s Closing Deliveries.

At Closing, Seller shall deliver or cause to be delivered all the deliveries set forth in, and in accordance with the terms and conditions of, Section 4.1(c), except for the deliveries specified in Section 4.1(c)(xviii), which shall be delivered in accordance with the terms thereof.

5.4	Purchaser’s Closing Deliveries.

At Closing, Purchaser shall deliver or cause to be delivered all the deliveries set forth in, and in accordance with the terms and conditions of, Section 4.2(c).
ARTICLE VI

DUE DILIGENCE

6.1	Purchaser’s Inspections and Studies; Confidentiality.

(a)Subject to the terms and provisions of this Agreement, that certain letter agreement between TTC and Starwood Capital Eurasia/Americas Holdings, L.L.C., dated March 20, 2014 (the “Confidentiality Agreement”), the terms of the Stu Evans Sublease, the rights of the tenants under the Leases and the rights of the parties to the REAs, from the Effective Date through the earlier of the termination of this Agreement and the Closing (the “Due Diligence Period”), Purchaser and Purchaser's Representatives (as defined in the Confidentiality Agreement) shall have the right, at Purchaser's sole cost and expense, to make such inspections, investigations and tests of or related to the Real Property as Purchaser may elect to make or obtain (collectively, the “Investigations”). Seller will reasonably cooperate with Purchaser in providing Purchaser and Purchaser’s Representatives with reasonable access to the Property solely for purposes of the Investigations; provided, however, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Seller be obligated to provide, or to provide access to, any Confidential Materials (as defined in Section 6.1(c) below). All Investigations that are to be conducted at the Property shall be at reasonable times convenient to Seller after at least 24 hours’ prior notice to Seller. At Seller’s election, a representative of Seller or its property manager shall accompany Purchaser and Purchaser’s Representatives during any Investigation that is to be conducted at the Property. Purchaser and Purchaser’s Representatives shall conduct all Investigations in a manner so as to not disturb or interfere with (i) the operation of any tenant’s or any REA party’s business, or (ii) the current use of the Property in any material respect, and shall take all reasonable precautions to avoid damage to the Property and injury to persons on or about the Property. Purchaser shall, immediately after any entry upon the Real Property to conduct any Investigation, restore the Property, at Purchaser’s sole cost and expense, to the same condition to the extent practicable that existed immediately prior thereto. Purchaser agrees to discontinue any Investigation promptly upon notice from Seller if such Investigation presents a danger to human health or safety or would otherwise adversely impact the Property. Purchaser’s Investigations shall be conducted in accordance with all applicable legal requirements and Purchaser and each of Purchaser’s Representatives shall comply, at Purchaser’s sole cost and expense, with all legal requirements applicable to such Investigations. Purchaser understands and agrees that unless Seller consent thereto in writing pursuant to this Section 6.1, Purchaser’s environmental investigation shall be limited to a so-called Phase I environmental site assessment as to the Real Property and neither Purchaser nor any Purchaser’s Representative may undertake any soil or groundwater testing for contaminants or any other subsurface investigation or any invasive testing of the Property, including, without limitation, any invasive testing of walls, ceilings, roofs, or floors of the Improvements.  If any Phase I environmental site assessment obtained by Purchaser with respect to any part of the Real Property discloses any “recognized environmental condition” as defined under ASTM standards (a “REC”), then Purchaser may provide Seller with a written request to undertake the testing of soil or groundwater (or other media) with respect to such REC.  Any such written request by Purchaser shall include a reasonably detailed scope of work describing the testing that Purchaser proposes to perform (the “Scope of Work”).  Seller shall not unreasonably withhold its consent to the work described in the Scope of Work, provided that (1) the applicable REC is a reasonable concern, (2) the testing of environmental media is necessary to evaluate the applicable REC, and (3) the Scope of Work is a reasonable scope of work for evaluating the applicable REC. (The term “Business Day” as used herein shall mean any day other than Saturdays or Sundays or any other day on which national banks are not open for business in Michigan or New York.) All environmental investigations shall be conducted in accordance with applicable industry standards (including, without limitation, ASTM standards). This Section 6.1 shall survive termination of this Agreement indefinitely.

(b)Seller will provide, or make available, to Purchaser Due Diligence Materials (as defined in Section 6.5 below) about the Shopping Center, as reasonably requested by Purchaser, solely for the purpose of its due diligence; provided, however, notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Seller be obligated to provide, or to provide access to, any Confidential Materials.

(c)The term “Confidential Materials” shall mean any and all of the following: appraisals; budgets; strategic plans for the Property; internal analyses; financial projections; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; internal minutes or deliberations of Seller or any governing body or council thereof; organizational documents of Seller or any direct or indirect owner of any beneficial interest in Seller; federal and state income tax returns, attorney and accountant work product; attorney-client privileged documents; investor communications; or internal correspondence of Seller.

(d)The parties hereto acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that nothing herein affects the terms and provisions contained therein. Purchaser hereby agrees that it shall be bound by the terms and provisions of the Confidentiality Agreement to the same extent as Starwood Capital Eurasia/America Holdings, L.L.C. as if Purchaser were a signatory thereof. Any and all information and material received by, or made available to, Purchaser pursuant to this Agreement shall be deemed to be “Evaluation Material” under the Confidentiality Agreement.

6.2	Insurance and Risk of Loss.

Prior to such time as Purchaser or any of Purchaser’s Representatives enter the Property, Purchaser shall obtain, and provide Seller with certificates evidencing, policies of general liability insurance that insure Purchaser and Purchaser’s Representatives with liability insurance limits of not less than $2,000,000 combined single limit for personal injury and property damage and name Seller and TTC as additional insureds. Such insurance shall be written by a company or companies reasonably satisfactory to Seller. Purchaser assumes all risks associated with Purchaser’s and Purchaser’s Representatives’ entry upon and Investigations of the Property.

6.3	Contacts with Authorities; Required Disclosure.

Except in connection with the preparation of a so-called “Phase I” environmental report or zoning and/or building code investigations with respect to the Shopping Center, Purchaser and any of Purchaser's Representatives shall provide Seller with 48 hours’ prior written notice (which notice may be given by email or other electronic delivery) before any other contact with any governmental body or agency (an “Authority”), which notice shall include a general description of the matters to be discussed with such Authority, and Seller shall have the right to be present (or to have its representative be present) for any such contact; provided that Seller shall not be obligated to participate in any manner in connection with any such contact with any Authority or to provide any approvals, endorsements or representations in connection with any such contact. Purchaser agrees that in the event that, under applicable Law, Purchaser is required to notify any Authority of any condition at the Shopping Center as a result of any findings in any environmental assessment or any other Investigation done by or at the direction of Purchaser or Purchaser’s Representatives, Purchaser shall, to the extent practical and not legally prohibited, immediately notify Seller and Seller (not Purchaser, Purchaser’s Representatives or anyone acting on behalf of Purchaser or Purchaser’s Representatives) shall make such disclosure as Seller deems appropriate and shall promptly provide Purchaser with copies of all such disclosures; provided, however, that if Purchaser has an independent legal obligation to notify any Authority of such condition at the Shopping Center, it may satisfy this obligation, but, in the event it provides such notification before Closing, Purchaser shall provide, to the extent practical and not legally prohibited, Seller with as much advance notice of the contents of the notification as possible so that Seller may, at its discretion, provide timely notification on behalf of both Seller and Purchaser. Nothing in this Section 6.3 shall be construed to restrict the authority of Purchaser to communicate with any Authority after Closing.

6.4	Contacts with Tenants.

Purchaser shall have the right to conduct interviews of any tenants or occupants of the Shopping Center that agree to such interviews, but only after Seller or Purchaser issue the joint press release referred to in Section 16.1 hereof.

6.5	Due Diligence Materials.

The term “Due Diligence Materials” shall mean (1) all material and information that Seller, its affiliates, or others on their behalf furnish or otherwise make available to Purchaser and/or Purchaser’s Representatives, whether before or after the Effective Date, together with any reports, analyses, compilations, forecasts, memoranda, notes, studies, and other written or electronic materials prepared by or for Purchaser or Purchaser’s Representatives that contain, reflect, or are based upon such information and material and (2) all material and information that Purchaser’s Representatives furnish or otherwise make available to Purchaser.

6.6	Confidentiality of Due Diligence Information.

The Due Diligence Materials and any other information with respect to the Shopping Center provided, or made available, by Seller to or obtained by Purchaser or Purchaser’s Representatives prior to Closing will be used solely for the purpose of evaluating the transaction described herein and shall be deemed to be “Evaluation Material” under the Confidentiality Agreement. Unless and until the Closing, Purchaser shall not disclose, and shall not permit any of Purchaser’s Representatives to disclose, any portion of the Due Diligence Materials or any such other information to any individual or entity, except as expressly permitted to disclose Evaluation Material in the Confidentiality Agreement. Purchaser shall be responsible for any breach of this Section 6.6 by its affiliates or Purchaser’s Representatives. This Section 6.6 shall survive the termination of this Agreement until March 20, 2016.

6.7	Return of Due Diligence Information.

If for any reason a Closing does not occur or if this Agreement terminates for any reason, then Purchaser shall immediately return and/or deliver to Seller all original Due Diligence Materials (provided by Seller and not produced by Purchaser) and return to Seller or destroy all other Due Diligence Materials and all copies or photocopies thereof in its possession or in the possession of any Purchaser Representative in accordance with the Confidentiality Agreement; provided, however, if Purchaser intends to bring suit against Seller for specific performance for purposes of conveyance of the Property pursuant to this Agreement, this Section 6.7 shall not apply for the longer of (i) ninety (90) days after such failure to close or termination, as applicable, and (ii) the duration of such lawsuit or any appeals relating thereto. This Section 6.7 shall survive the termination of this Agreement indefinitely.

6.8	Indemnification.

Purchaser shall indemnify, defend (with counsel reasonably satisfactory to Seller) and hold harmless Seller, Seller’s Representatives, TTC, and its and their respective direct and indirect owners, officers, directors, agents, and employees from and against any and all Liabilities to the extent arising out of or in any way related to (i) any Investigation or (ii) any breach by Purchaser or any Purchaser’s Representative of the terms of this Article VI. The Purchaser’s indemnity obligations set forth in this Section 6.8 shall survive the Closing or any termination of this Agreement for one (1) year. As used herein, the term “Liabilities” shall mean any and all demands, claims, actions, causes of action, assessments, losses, damages (other than special, consequential, speculative, punitive or similar damages), liabilities, costs, and expenses, including reasonable attorneys’ fees and disbursements.
ARTICLE VII

TITLE AND SURVEY

7.1	Title Documents.

Prior to the Effective Date, Seller have delivered, or made available, a pro forma title policy with respect to the Shopping Center in the form attached hereto as Exhibit M (the “Pro Forma”) together with all underlying title documents referenced therein issued by Fidelity National Title Insurance Company, having an office at 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084, Attention: Maxine Lievois, Phone: (248) 816-3850, Fax: (248) 649-4836, Email: maxine.lievois@fnf.com (“Fidelity”), with co-insurance for one-half of the total Title Policy amount to be provided by Royal Abstract, having an office at 500 Fifth Avenue, Suite 1540, New York, NY 10110, Attention: Martin Kravet, Phone: (212) 376-0900, Fax: (212) 376-0911, Email:

mkravet@royalabstract.com (“Royal Abstract”, and together with Fidelity, collectively or individually, as applicable, the “Title Company”).

7.2	Survey.

Seller have delivered, or made available, to Purchaser prior to the Effective Date the survey of the Shopping Center identified on Exhibit N attached hereto (the “Existing Survey”). Seller has ordered a new survey for the Shopping Center (a “New Survey”, and together with the Existing Survey, the “Surveys”).

7.3	Title.

At the Closing, each Seller shall give, and Purchaser shall accept, good and insurable title to its Real Property (either fee or leasehold, as the case may be), subject only to (a) title exceptions shown on the Pro Forma as of the Effective Date (excluding any Unpermitted Exceptions); (b)  non-delinquent real property taxes, water and sewer charges and all assessments (governmental and private) and unpaid installments thereof; (c) any special assessments of which Seller first received notice after the Effective Date, to the extent the same are not yet due and payable, (d) matters shown on the Existing Survey, (e) the rights of tenants under Leases, as tenants only (but including any rights of anchor tenants to buy their pads and parking, if applicable, under Leases), and any matter (other than Permitted Tenant Liens covered by clause (i) below) created by tenants (other than Seller or its affiliates) which they have the right to do pursuant to their Leases and not resulting from or caused by a breach or default by a Seller or its affiliates under a Lease or REA, (f) matters caused, consented to in writing, or created by Purchaser or any of its affiliates or any of Purchaser’s Representatives; (g) matters which Purchaser shall have approved in writing or be deemed to have approved after the Effective Date pursuant to the terms of this Agreement, (h) intentionally omitted (i) any mechanics’ liens relating to work done by or for tenants (including any notices of commencement, notices of furnishings, designation of lien agents or other similar matters relating to the construction of any tenant improvements under the Leases) or judgment liens or other involuntary liens securing a monetary amount created by, through or under a tenant of a Shopping Center (other than Seller or its affiliates) unless due to the failure of Seller or its affiliate to perform its obligations (the “Permitted Tenant Liens”), (j) any new title exceptions that are disclosed by any updates to the Pro Forma or any New Survey that relate to easements, restrictions, covenants, reservations and rights of way customarily found on regional shopping centers and given in the ordinary course of business, provided that no such exception shall adversely affect the use, operation, development or value of the Property or portion thereof or rights or interests therein, and (k) New Title Exceptions which are deemed to be Permitted Exceptions because Purchaser failed to object to such New Title Exception pursuant to Section 7.5, or are cured by Seller, in accordance with the terms of Section 7.5 and New Survey Exceptions which are deemed to be Permitted Exceptions because Purchaser failed to object to such New Survey Exception pursuant to Section 7.6, or are cured by Seller, in accordance with the terms of Section 7.6 (collectively, “Permitted Exceptions”). To the extent there are any Permitted Tenant Liens, Seller shall be obligated to indemnify, defend and hold harmless Purchaser from and against any and all Liabilities related to the Permitted Tenant Liens (which indemnity obligation shall be guaranteed by TRG pursuant to the attached Joinder including any Liabilities incurred in connection with satisfying its obligations under this sentence and the following sentence). Notwithstanding the foregoing, Purchaser shall use commercially reasonable efforts to (x) have the Permitted Tenant Liens released, discharged, or otherwise satisfied by the applicable tenants under the terms of their Leases, and (y) be reimbursed for such Liabilities by such tenants. If TRG indemnifies Purchaser with respect to any Permitted Tenant Liens before Purchaser is reimbursed for such Liabilities by a tenant, Purchaser shall use its commercially reasonable efforts to continue to pursue such tenant for reimbursement, and in the event it obtains reimbursement, will reimburse TRG promptly thereafter.

7.4	Unpermitted Exceptions.

Seller shall, at Closing, cure by obtaining releases, if necessary expending money, or causing the Title Company to remove from the Title Policy or affirmatively insure over at no cost to Purchaser to the reasonable satisfaction of Purchaser the following (collectively, the “Unpermitted Exceptions”): (i) any mortgage lien or other voluntary lien incurred by Seller or its affiliates securing a specific monetary amount and encumbering the Shopping Center reflected on the Title Policy, (ii) any mechanics’ lien created by, through or under Seller or its affiliates (including any notices of commencement, notices of furnishings, designation of lien agents or other similar matters relating to the construction of any landlord improvements under the Leases), which, for the avoidance of doubt, shall not include Permitted Tenant Liens (which are governed by Section 7.3), and (iii) any judgment lien or other involuntary lien securing a monetary amount created by, through or under Seller or its affiliates, which, for the avoidance of doubt, shall not include Permitted Tenant Liens (which are governed by Section 7.3). Seller may use any portion of its allocable portion of the Purchase Price to satisfy its obligation to remove any Unpermitted Exceptions that exist as of the Closing, and if Seller shall fail to cure such Unpermitted Exception as of the Closing, Purchaser, in addition to its right to terminate this Agreement to the extent permitted by Sections 4.1 or 11.2, shall be permitted (but shall not be obligated) to set off the monetized value of any Unpermitted Exceptions against the Purchase Price at Closing.

7.5	New Title Exceptions.

To the extent any new title exceptions are disclosed by any updates to the Pro Forma delivered by the Title Company to Purchaser prior to Closing that are not Permitted Exceptions or Unpermitted Exceptions (which shall be governed by Section 7.4) (“New Title Exceptions”), Purchaser shall provide written notice to Seller of any objections to any New Title Exceptions within the earlier of (x) ten (10) days of its receipt of the updated Pro Forma that disclosed such New Title Exception and (y) the then scheduled Closing Date, and if such notice is within five (5) days of the scheduled Closing Date the Closing shall be extended to afford Purchaser a ten (10) day period for review (provided that if Purchaser fails to provide written notice within such ten (10) day period that it objects to the New Title Exceptions, such New Title Exception shall be deemed to be a Permitted Exception for purposes hereunder). Seller shall thereafter have a period of up to thirty (30) days from receipt of such written notice with the Closing to be extended (but not beyond the Outside Closing Date), if necessary, to accommodate such thirty (30) day period (the “Title Cure Period”) to either (i) remove such New Title Exception from the updated Pro Forma, (ii) have such New Title Exception affirmatively insured over by the Title Company at no cost to Purchaser in a manner reasonably satisfactory to Purchaser, or (iii) agree to give Purchaser a credit against the Purchase Price at Closing in an amount reasonably determined by Seller and Purchaser as the monetized value of any potential damages suffered by Purchaser as a result of such New Title Exception. If Seller shall fail to take any of the actions set forth in clauses (i) - (iii) in this Section 7.5 by the end of the Title Cure Period, Purchaser, in addition to its right to terminate this Agreement to the extent permitted by Section 4.1 or Section 11.2, shall be permitted (but shall not be obligated) to set off the monetized value of any New Title Exception against the Purchase Price at Closing and if any dispute shall exist with respect to the amount of such monetized value, the amount claimed by Purchaser shall remain with the Escrow Agent in escrow until finally resolved by the parties acting reasonably and in good faith

7.6	New Survey Exceptions.

To the extent any New Survey delivered to Purchaser prior to Closing discloses any new survey encroachments not disclosed on the Existing Survey that are not Permitted Exceptions or Unpermitted

Exceptions (which shall be governed by Section 7.4) (“New Survey Exceptions”), Purchaser shall provide written notice to Seller of any objections to any New Survey Exception within the earlier of (x) ten (10) days of its receipt of the New Survey that disclosed such New Survey Exception and (y) the then scheduled Closing Date, and if within five (5) days of the scheduled Closing Date and the Closing shall be extended to afford Purchaser such a ten (10) day period for review (provided that if Purchaser fails to provide written notice within such ten (10) day period that it objects to the New Survey Exceptions, such New Survey Exception shall be deemed to be a Permitted Exception for purposes hereunder). Seller shall thereafter have a period of up to thirty (30) days from receipt of such written notice with the Closing to be extended (but not beyond the Outside Closing Date), if necessary, to accommodate such thirty (30) day period (the “Survey Cure Period”) to either (i) remove such New Survey Exception from the New Survey, (ii) have such New Survey Exception affirmatively insured over by the Title Company at no cost to Purchaser in a manner reasonable satisfactory to Purchaser, or (iii) agree to give Purchaser a credit against the Purchase Price at Closing in an amount reasonably determined by Seller and Purchaser as the monetized value of any potential damages suffered by Purchaser as a result of such New Survey Exception. If Seller shall fail to take any of the actions set forth in clauses (i) - (iii) in this Section 7.6 by the end of the Survey Cure Period, Purchaser, in addition to its right to terminate this Agreement pursuant to Section 4.1 or Section 11.2, shall be permitted (but shall not be obligated) to set off the monetized value of any New Survey Exception against the Purchase Price at Closing and if any dispute shall exist with respect to the amount of such monetized value, such amount in dispute shall remain with the Escrow Agent in escrow until finally resolved by the parties acting reasonably and in good faith.
ARTICLE VIII

RISK OF LOSS

8.1	Casualty.

(a)If the Shopping Center is damaged or destroyed by fire or other casualty (a “Casualty”) prior to the Closing for said Shopping Center, then promptly after Seller becomes aware of the damage or destruction, Seller will send Purchaser written notice thereof (the “Damage Notice”). If a Major Individual Casualty (as defined below) occurs, then Purchaser may within the period thirty (30) days after the date of the Damage Notice (such period, the “Casualty Review Period”), with the Closing for the affected Shopping Center to be extended (but not beyond the Outside Closing Date), if necessary, to accommodate such Casualty Review Period, elect to terminate this Agreement in writing, in which case Escrow Agent shall refund the Deposit (except for the Independent Consideration) to Purchaser, and both Purchaser and Seller will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive termination of this Agreement.

(b)If Purchaser does not terminate this Agreement within the 30-day period with respect to such Casualty (or if Purchaser does not have the right to terminate this Agreement because the Casualty is not a Major Individual Casualty), the Closing will proceed in accordance with the terms of this Agreement for the full Purchase Price, notwithstanding the occurrence of such Casualty and Seller will pay or assign to Purchaser at the Closing, its right, title and interest in and to all insurance proceeds, if any, resulting from the Casualty, and pay Purchaser the amount of the applicable insurance deductible or self-insurance retention, less reasonable third-party out-of-pocket costs actually incurred by Seller to commence and prosecute the repair of the Casualty.

(c)As used herein, a “Major Individual Casualty” shall be any Casualty or series of Casualties with respect to a particular Shopping Center for which the aggregate cost of repair, as reasonably determined by Seller, is equal to or greater than fifteen percent (15%) of the Purchase Price.

8.2	Condemnation.

If, prior to the Closing, a condemnation or eminent domain proceeding is commenced against the Shopping Center (a “Taking”), Seller will give Purchaser notice within ten (10) days after Seller has received notice that the Taking proceeding has commenced (a “Taking Notice”).
(a)If the Taking is a Material Individual Taking (as hereinafter defined), Purchaser may, by written notice to Seller within thirty (30) days after the date of the Taking Notice (but not later than one (1) Business Day before the Closing Date) (such period, the “Taking Review Period”), with the Closing for the affected Shopping Center to be extended (but not beyond the Outside Closing Date), if necessary, to accommodate such Taking Review Period, elect to terminate this Agreement in writing, in which case Escrow Agent shall refund the Deposit (except for the Independent Consideration) to Purchaser, and both Purchaser and Seller will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive termination of this Agreement. For purposes of this Agreement, a “Material Individual Taking” shall be a Taking or series of Takings with respect to a particular Shopping Center for which the aggregate value of such Takings at the Shopping Center, as reasonably determined by Seller, is equal to or greater than fifteen percent (15%) of the Purchase Price, or main access to the Shopping Center is Taken.

(b)If the Taking is not a Material Individual Taking or if it is a Material Individual Taking and Purchaser does not give Seller a Taking Notice in accordance with paragraph (a) above, Purchaser will complete the transaction contemplated hereby without abatement or reduction in the Purchase Price, and said Seller shall assign to Purchaser all of its rights, if any, to receive the award payable to Seller as a result of such proceeding.

ARTICLE IX

PRE-CLOSING COVENANTS

9.1	Operations.

From the Effective Date through the Closing, Seller will use commercially reasonable efforts to continue to operate, maintain, manage and lease the Shopping Center in a businesslike manner and substantially consistent with its standards of operation, maintenance, management and leasing prevailing immediately prior to the Effective Date. Without limiting the foregoing, from and after the Effective Date and at all times while this Agreement is in effect, Seller shall comply with the following provisions:
(a)Performance under Leases and Contracts; Taxes and Other Charges. Seller shall perform, in all respects, its obligations under the Leases, the Sponsorship Contracts, the Service Agreements, and the REAs with respect to the Shopping Center. Seller shall continue to pay in the ordinary course and consistent with past practices all taxes, water and sewer charges and utilities expenses relating to the Shopping Center.

(b)Insurance. Attached hereto as Exhibit O is a copy of the certificates evidencing the insurance coverages in place with respect to the Shopping Center as of the Effective Date (the “Existing

Insurance Certificate”). From and after the Effective Date until Closing, Seller will maintain the insurance coverages covering the Shopping Center as set forth in the Existing Insurance Certificates.

(c)Litigation; Defaults. Seller shall promptly advise Purchaser of (i) any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental body or agency which affects the Shopping Center and (ii) receipt of a written notice of any default by Seller under any Service Contract, Sponsorship Contract, REA or Lease affecting the Shopping Center or any such written notice given by Seller.

(d)Liens. Seller shall not create any new deed of trust, lien, pledge or other encumbrance in any way affecting any portion of the Property except as expressly permitted herein which shall remain after the Closing.

(e)Transfers. Seller shall not directly or indirectly transfer, sell or otherwise dispose of the Shopping Center or any portion thereof or interest therein or any material item of Fixtures and Personal Property without the prior written consent of Purchaser except as expressly permitted herein, and except for (i) the use and consumption of inventory and other supplies in the ordinary course of business, (ii) the replacement of Fixtures and Personal Property in the ordinary course of business, and (iii) transfers required in connection with any condemnation or eminent domain proceeding.

(f)No Alterations. Seller shall not, without the prior written approval of Purchaser, make any structural alterations or additions to the Shopping Center except (a) in the ordinary course of operating the Shopping Center consistent with past practices, (b) as required for maintenance and repair, or (c) as required by the Leases, the Stu Evans Sublease, the Service Agreements, the Sponsorship Contracts or the REAs or required by law or other contract which contract has been disclosed to Purchaser.

(g)Zoning. Seller shall not, without the prior written approval of Purchaser, change or attempt to change, directly or indirectly, the current zoning of its respective Shopping Center.

(h)Licenses and Permits. Seller shall not, without the prior written approval of Purchaser, cancel, amend or modify, in a manner adverse to the Property, any license or permit held by Seller with respect to the Shopping Center or any part thereof which would be binding upon Purchaser after the Closing, other than in the ordinary course of business consistent with past practices.

(i)Tax Contests. Seller shall not commence any new proceeding to contest any taxes with respect to the Shopping Center for any taxable period which includes the Closing Date or any date thereafter without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

9.2	Tenant Defaults.

(a)Seller will not institute any proceedings for termination or eviction against a tenant without Purchaser’s prior approval which approval shall be in Purchaser’s reasonable discretion.

(b)Seller shall not institute a proceeding for delinquent rent (including, without limitation, base rent, percentage rent, tax, CAM, insurance or other payments due under any Lease) without Purchaser’s approval, which approval shall be in Purchaser’s sole discretion; provided, however, notwithstanding anything contained herein to the contrary, Purchaser’s approval shall not be unreasonably withheld in connection with Seller instituting any proceedings described in this Section 9.2(b) prior to the Closing if such actions are reasonably consistent with Seller’s operation of the Shopping Center in the ordinary course of business consistent with past practice.

9.3	Estoppels.

(a)Promptly after the written direction from Purchaser (and only upon such written direction), Seller shall request REA Estoppels, Anchor Tenant Estoppels, Major Tenant Estoppels and Remaining Tenant Estoppels for execution, and, from and after such request, Seller shall use commercially reasonable efforts to have such estoppels certified to Purchaser, Purchaser’s lender and their successors and assigns, obtain the prompt return thereof and provide Purchaser with a copy of all executed REA Estoppels, Anchor Tenant Estoppels, Major Tenant Estoppels and Remaining Tenant Estoppels promptly following receipt of same; provided, however, Seller reserve the right to attempt to have any such estoppel corrected or revised by such REA Party or tenant before delivering such estoppel to Purchaser.

(b)Seller shall use commercially reasonable efforts to obtain an estoppel from the Stu Evans Sublandlord, in the form of Exhibit S attached hereto (the “Stu Evans Sublease Estoppel”), certified to Purchaser, Purchaser’s lender and their successors and assigns, obtain the prompt return thereof and provide Purchaser with a copy of the Stu Evans Sublease Estoppel promptly following receipt of same; provided, however, that in no event shall the inability or failure of Seller to obtain and deliver the Stu Evans Sublease Estoppel be a condition to the obligation of Purchaser to close hereunder.

9.4	Service Agreements; Sponsorship Contracts; and Leases.

(a)Seller shall not enter into new Service Agreements or amend existing Service Agreements with respect to the Shopping Center (collectively, “New Service Agreements”) without first obtaining Purchaser’s written consent (which may be withheld in Purchaser’s sole discretion), unless the New Service Agreement is entered into in the ordinary course of business and is for usual and customary property management matters and can be terminated by Purchaser without cost or penalty upon not more than thirty (30) days’ prior written notice.

(b)Seller shall not enter into new Sponsorship Contracts or amend existing Sponsorship Contracts with respect to the Shopping Center (collectively, “New Sponsorship Contracts”) without first obtaining Purchaser’s written consent (which may be withheld in Purchaser’s reasonable discretion, unless such New Sponsorship Contract contains exclusivity and is not terminable by Purchaser without cost or penalty upon not more than ninety (90) days, in which case such consent may be withheld in Purchaser’s sole discretion), unless the New Sponsorship Contract is entered into in the ordinary course of business and can be terminated by Purchaser after Closing without cost or penalty upon not more than ninety (90) days’ prior written notice.

(c)Seller shall not enter into any new Leases or any amendment, modification, expansion or renewal or termination or acceptance of surrender of any Lease existing on the Effective Date, or consent to an assignment of the tenant’s interest thereunder with respect to the Shopping Center (collectively, “New Leases”) without first obtaining Purchaser’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, Seller may enter into (x) any confirmatory amendment to, or extension or renewal of, an existing Lease which is required pursuant to, and is consistent with the express terms of such Lease and (y) new leases and amendments, renewals, terminations, and other modifications of existing Leases which are consistent with the pending lease transactions disclosed in a written disclosure given to Purchaser on or before the Effective Date for such Leases. Seller shall keep Purchaser reasonably informed of all leasing activities with respect to the Shopping Center and shall provide to Purchaser a copy of any letter of intent or confirmation of business terms which shall be in the form set forth on Exhibit V attached hereto, or such other form approved or deemed approved by Purchaser (collectively, “CBT”) prior to negotiating any new lease document. If Seller shall request Purchaser’s approval to any proposed New Service Agreement, New Sponsorship Contract, and New Lease or CBT, Purchaser shall have five (5) Business Days from its receipt of such request to give Seller notice of its approval or disapproval of such matter. If Purchaser does not give such notice, such matter shall be deemed approved by Purchaser, as long as Seller’s request contains the following legend in capital letters of not less than twelve-point type: “IF PURCHASER FAILS TO PROVIDE THE DISAPPROVAL OR APPROVAL REQUESTED IN THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE, PURCHASER’S APPROVAL WILL BE DEEMED TO HAVE BEEN GIVEN.” With respect to any CBT which is approved or deemed approved by Purchaser, Seller shall have the right to enter into a new lease (or modification or termination of an existing lease) so long as such lease (or modification or termination) is consistent with the terms of such CBT in all material respects and is on TTC’s standard form of lease agreement made available to Purchaser prior to the Effective Date in Seller’s online data room; provided that if the terms of the rent, tenant reimbursements, landlord work or tenant allowances in a new lease (or modification or termination of an existing lease) changes by five percent (5%) or more from the CBT, or if any renewal options, exclusives, volume kick-outs or co-tenancy provisions are included in any new lease which were not included in the CBT or are modified in any respect (other than a de minimis modification) from what was contained in the CBT, such changes shall be deemed material for purpose of this sentence and shall require Purchaser’s consent prior to entering into any such new lease (or modification or termination of an existing lease). Seller will deliver to Purchaser a copy of each New Lease and all documents reasonably related thereto (e.g., commission agent agreements), each New Service Agreement, and each New Sponsorship Contract within five (5) Business Days after its execution. Notwithstanding anything contained herein to the contrary, Seller has the right to (i) subject to Section 9.2, terminate, or accept a surrender of, a Lease if the tenant thereunder is in default and (ii) enter into license agreements provided such license agreements are terminable by Purchaser after Closing without cost or penalty on no more than thirty (30) days’ notice.

(d)If Seller enters into any New Service Agreement or New Sponsorship Contract which is permitted, approved or deemed to have been approved by Purchaser in accordance with this Section 9.3(a), then each such New Service Agreement or New Sponsorship Contract shall be included in the definition of “Service Agreements” or “Sponsorship Contracts” herein, as applicable, and included in the scope of the Seller’s Representations, and shall be assigned to and assumed by Purchaser at the Closing in accordance with this Agreement. If Seller enters into any New Lease, which is permitted, approved or deemed to have been approved by Purchaser in accordance with this Section 9.3(a), then each such New Lease shall be included in the definition of “Leases” herein and included in the scope of Seller’s Representations and shall be assigned to and assumed by Purchaser at the Closing in accordance with this Agreement.

(e)Intentionally Omitted.

(f)Seller shall not amend, modify or terminate any REA without first obtaining Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion, unless Seller is obligated by the terms of the REA to amend or modify an REA, in which event, Purchaser’s consent shall not be required but Seller shall promptly provide notice of same to Purchaser.

9.5	Intentionally Omitted.

9.6	Intentionally Omitted.

9.7	SNDAs.

Seller shall use commercially reasonable efforts to assist Purchaser, in its efforts to obtain a subordination, non-disturbance and attornment agreement (the “SNDAs”) from Anchor Tenants, the Major Tenants, and other tenants specifically identified by any lender providing mortgage financing to an owner of the Shopping Center, in the form reasonably requested by such lender; provided, however, that in no event shall the inability or failure of Seller to obtain and deliver the SNDAs be a condition to the obligation of Purchaser to close hereunder. Purchaser and its counsel, rather than Seller and its counsel, shall be the ones responsible for negotiating the aforementioned requested SNDAs.

9.8	Non-Solicitation.

Until the earlier of Closing or the termination of this Agreement in accordance with the terms herein, neither Seller or nor any of its affiliates shall, directly or indirectly, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than Purchaser relating to the sale or other disposition, whether directly or indirectly, of all or any part of the Shopping Center or any interest therein (other than Seller or an affiliate of TRG acquiring the interest of another partner or member of Seller). Without limiting any other remedies available to Purchaser under this Agreement, at law or in equity, Purchaser shall have the right to enforce the foregoing covenant by injunctive relief.

9.9	Stu Evans Sublease.

Seller shall not amend or modify the Stu Evans Sublease unless obligated to do so by the Stu Evans Sublease (in which case Seller shall promptly provide notice of same to Purchaser), without first obtaining Purchaser’s prior written consent, which consent may be withheld in Purchaser’s sole discretion.

9.10	Intentionally Omitted.

9.11	Intentionally Omitted.

9.12	Use Restrictions.

Seller and its affiliates shall comply with any use restrictions in any REA, Lease and the Stu Evans Sublease, in each case, imposed on Seller or its affiliate, as applicable, with respect to any Adjacent Property (as defined below) during the period of ownership of the Adjacent Property by Seller or any affiliates thereof so long as subsequent to such ownership such restriction is imposed on the applicable transferee or runs with the land. The terms of this Section 9.12 shall survive the Closing indefinitely.

9.13	Intentionally Omitted.

9.14	Service Agreements.

Seller shall give Purchaser true, complete and correct copies of all of the Service Agreements and Purchaser shall have thirty (30) days from the date of its receipt of the Service Agreements to notify Seller in writing as to which of the Service Agreements that are not terminable upon thirty (30) days’ notice at no cost or expense, if any, Purchaser does not want to assume at Closing (the “Non-Assumed Service

Agreements”). Seller shall either (i) have all Non-Assumed Service Agreements terminated prior to Closing at Seller’s sole cost and expense, or (ii) shall be responsible for all costs, obligations and liabilities under any such Non-Assumed Service Agreements that are not terminated prior to Closing, until such Service Agreements are terminated or expire after Closing. The terms of this Section 9.14 shall survive the Closing indefinitely.

9.15	Sponsorship Contracts.

Seller shall give Purchaser true, complete and correct copies of all of the Sponsorship Contracts and Purchaser shall have thirty (30) days from the date of its receipt of the Sponsorship Contracts to notify Seller in writing as to which of the Sponsorship Contracts that are not terminable upon thirty (30) days’ notice at no cost or expense, if any, Purchaser does not want to assume at Closing (the “Non-Assumed Sponsorship Contracts”). Seller shall either (i) have all Non-Assumed Sponsorship Contracts terminated prior to Closing at Seller’s sole cost and expense, or (ii) shall be responsible for all costs, obligations and liabilities under any such Non-Assumed Sponsorship Contracts that are not terminated prior to Closing, until such Service Agreements are terminated or expire after Closing. The terms of this Section 9.15 shall survive the Closing indefinitely.
ARTICLE X

CLOSING PRORATIONS AND ADJUSTMENTS; PAYMENT OF CLOSING COSTS

10.1	Closing Costs.

(a)Seller shall pay (i) Seller’s legal fees, (ii) expenses Seller might incur in connection with removing the Unpermitted Exceptions with respect to the Shopping Center, (iii) one-half of the Title Company’s closing and escrow fees (the “Escrow Costs”), (iv) one-half of the premiums for the Purchaser’s owner’s title insurance policy (including the cost of the Agreed Endorsements) (the “Title Policy Costs”), (v) one-half of the New Survey costs (the “Survey Costs”), (vi) one-half of the recording charges due in connection with the transaction contemplated herein and the Closing Documents, including but not limited to any documentary stamp taxes that are equivalent to recording charges but excluding any recording charges or documentary stamp taxes incurred in connection with any new financing being obtained by Purchaser at Closing (the “Recording Charges”), (viii) one‑half of the transfer taxes due in connection with the transaction contemplated herein and the Closing Documents, including but not limited to any documentary stamp taxes that are equivalent to transfer taxes but excluding any transfer taxes or documentary stamp taxes incurred in connection with any new financing being obtained by Purchaser at Closing (the “Transfer Taxes”), and (viii) one-half of the Guaranty and Warranty Costs. For avoidance of doubt, Seller is not obligated to pay any fees, charges, taxes, or other costs or expenses incurred by Purchaser solely in connection with any new financing being obtained by Purchaser.

(b)Purchaser shall pay (i) one-half of the Title Policy Costs, and all the costs of any endorsements (other than the Agreed Endorsements, the costs of which shall be shared equally by the parties) it desires, (ii) one-half of the Survey Costs, (iii) one-half of the Escrow Costs, (iv) one-half of the Transfer Taxes, (v) one-half of the Recording Charges, (vi) all of Purchaser’s legal fees, and (vii) one-half of the Guaranty and Warranty Costs.

(c)The costs of Defeasing (as defined below), including the costs of the Defeasance Collateral (excluding an amount equal to the principal balance of the Defeased Loan, and any accrued or unpaid interest of such Defeased Loan up to Closing), the amount of any interest due and payable with respect to the Defeased Loans after Closing, documented, out-of-pocket fees, costs and expenses incurred by Seller solely in connection with the Defeasance, including (without limitation) the brokerage fee for securities purchased for the defeasance, all application fees, Defeasance accommodation fees, third-party Defeasance consultant’s fees, accountants fees, successor borrower fees, the Mortgage Lender’s legal fees, successor borrower’s legal fees, rating agency fees and the fees of rating agency counsel (but excluding any legal fees of Seller or Purchaser) (collectively, the “Defeasance Costs”) for the Defeased Mortgage Loan (as defined below) shall be borne by Purchaser and the Seller as follows: fifteen percent (15%) by Purchaser and eighty-five percent (85%) by the Seller. Any residual value on account of the Defeasance Collateral (as defined below) shall be distributed pro rata by Defeasance Service Provider (as defined below) to Seller and Purchaser, if applicable, in accordance with the sharing percentages set forth above. Notwithstanding the foregoing, Seller shall be responsible for one hundred percent (100%) of all accrued and unpaid interest on its then Defeased Mortgage Loan to and through the Proration Date.

(d)Intentionally Omitted.

(e)The obligations of Seller and Purchaser under this Section 10.1 shall survive the Closing indefinitely.

10.2	Prorations - General.

All Rentals (as defined in this Section below), revenues and other income of the Property, if any, and all utilities, real estate taxes, assessments, maintenance charges and other regular operating expenses of the Property, if any, shall be paid or shall be prorated between Purchaser and Seller as of the Proration Date (as defined in this Section below) in accordance with the provisions set forth below in this Article X, on the Shopping Center by Shopping Center basis. In each proration below, the portion thereof applicable to the period before the Proration Date benefits or is the obligation of Seller with respect to the Shopping Center and the portion thereof applicable to the period from and after the Proration Date benefits or is the obligation of Purchaser. Prorations shall be calculated on the basis of a 365-day year. As used herein, the term “Rentals” shall mean Base Rent (as defined in Section 10.3 below), tenant reimbursements for Operating Expenses (as defined in Section 10.4 below), Percentage Rentals (as defined in Section 10.5 below) and all other sums and charges payable by tenants pursuant to their Leases. As used herein, the term “Proration Date” shall mean 11:59 P.M. on the day immediately preceding the Closing. For the avoidance of doubt, for purposes of this Article X, the Closing Date shall mean the actual date of the Closing.

10.3	Collected Base Rent.

All collected Base Rent for the month of Closing under Leases in effect on the Closing Date shall be prorated as of the Proration Date. Purchaser shall be credited with any Base Rent collected by Seller before the Proration Date but applicable to any period of time from and after the Proration Date. Uncollected Base Rent shall not be prorated on the Closing Date. As used herein, the term “Base Rent” shall mean base rent, minimum rent, or fixed rent payable in fixed installments for stated periods by tenants under Leases, but excluding tenant reimbursements of Operating Expenses which reimbursements are fixed on an annual basis (“Fixed CAM”).

10.4	Operating Expenses and Tenant Reimbursement of Operating Expenses.

Tenant reimbursements of Operating Expenses (whether Fixed CAM or net CAM, i.e., a variable annual amount determined, in part, by actual Operating Expenses) shall be adjusted as specified in this Section 10.4. All interim tenant reimbursements received by Seller for Operating Expenses for the calendar year

2014 shall be retained by Seller until year-end adjustment and determination of Seller’s and Purchaser’s allocable share thereof. All interim tenant reimbursements received by Purchaser for Operating Expenses for the calendar year 2014 shall be retained by Purchaser until year-end adjustment and determination of Seller’s and Purchaser’s allocable share thereof. Upon final determination of Operating Expenses and tenant reimbursements for Operating Expenses received from the tenants under their Leases for the calendar year 2014, Seller and Purchaser shall make a payment or adjust between themselves so that the total, net difference between such Operating Expenses and reimbursements for 2014 (after taking into account tenant reconciliations), whether a profit or a loss, shall accrue to or be borne by Purchaser and Seller (taking into account the total amounts received and spent by Purchaser and Seller for 2014) such that Seller’s allocable share of such difference shall be equal to an amount determined by multiplying such difference by the fraction whose numerator is the number of days in such calendar year on or before the Proration Date, and whose denominator is 365, and Purchaser shall be entitled to or shall bear the balance of such difference. Prior to such adjustment between Seller and Purchaser, as soon as possible after January 1, 2015, Purchaser shall bill or credit tenants any amount due. Those Operating Expenses being paid directly by tenants or others shall not be adjusted. Purchaser shall have the right to conduct and administer the year-end tenant reconciliations with tenants pertaining to Operating Expenses and real estate taxes and assessments, provided that Seller shall cooperate with Purchaser in preparing such year-end reconciliations with respect to the Shopping Center in all reasonable respects requested by Purchaser, including, without limitation, the furnishing of all recovery computations, including occupancy, expense and tenant payment information pertaining to the period before Closing to enable Purchaser to properly calculate the amounts payable to or from the tenants. As used herein, the term “Operating Expenses” shall mean insurance, utilities (to the extent not paid directly by tenants), common area maintenance, marketing and other operating costs and expenses incurred, excluding taxes and assessments, by Seller and those incurred by Purchaser, which in the case of Purchaser are incurred in the ordinary course of business and are reasonable and consistent with Seller’s budget therefor delivered to Purchaser prior to the Closing, except for costs and expenses beyond Purchaser’s reasonable control.

10.5	Percentage Rentals.

Percentage Rentals shall be separately prorated under each Lease on the basis of the fiscal year set forth in each Lease for the payment of Percentage Rentals. All interim Percentage Rental payments made before the Closing Date shall be retained by Seller with respect to the Shopping Center until year-end adjustment and determination of Seller’s allocable share thereof. All amounts received by Purchaser after the Closing Date as interim payments of Percentage Rentals shall be retained by Purchaser until year-end adjustment and determination of Seller’s allocable share thereof. Upon final determination of Percentage Rentals paid by a tenant under its Lease for the fiscal year under that Lease in which the Closing Date occurs, Seller and Purchaser shall adjust between themselves amounts paid for such fiscal year on account of Percentage Rentals, and Seller’s allocable share of such Percentage Rentals shall be equal to an amount determined by multiplying total Percentage Rentals paid for the Shopping Center by the fraction whose numerator is the number of days in such fiscal year on or before the Proration Date, and whose denominator is 365. Prior to such adjustment between Seller and Purchaser, at the end of the fiscal year for each Lease for which Percentage Rentals are due, Purchaser shall bill or credit tenants any amount due. To the extent received by Purchaser under the applicable Lease, Purchaser shall furnish Seller with financial statements indicating the sales and Percentage Rental figures for each tenant for all relevant periods. Within thirty (30) days after collection, Purchaser shall remit to Seller its allocable share, less interim payments previously retained by Seller, if any. If Seller has retained amounts in excess of its allocable share, Seller shall, within thirty (30) days after written notice from Purchaser of the excess owed Purchaser, remit such excess to Purchaser. Any Percentage Rentals with respect to Leases terminated before the Closing Date shall belong entirely to Seller, and Purchaser shall remit to Seller all payments made to Purchaser after the Closing Date on account of such Percentage Rentals. Any Percentage Rentals with respect to Leases commencing on or after the Closing Date shall belong entirely to Purchaser. As used herein, the term “Percentage Rentals” means percentage rents and other similar rental payments in lieu or in excess of Base Rents under the Leases, whether finally determined before or after the expiration of the fiscal years under various Leases.

10.6	Final Adjustments After Closing.

If final prorations for those items addressed herein cannot be made on the Closing Date, then Purchaser and Seller agree to allocate such items with respect to their respective period of ownership as soon as invoices, bills or other information sufficient to make such prorations are available, but with such final adjustment(s) to be made no later than thirty (30) days following Purchaser’s reconciliation (i.e., billing or crediting tenants) with the tenants of the tenants’ obligations for such amounts, which reconciliation with the tenants shall be completed no later than June 30, 2015 (the “Final Adjustment Date”). Purchaser shall be responsible for administering all reconciliations and other adjustments with such tenants in accordance with the Leases and collecting or crediting same. Payments in connection with such final adjustments set forth in this Section 10.6 shall be due within thirty (30) days of mutual agreement of the amount(s) due and actual receipt of such amounts from tenants. Each party shall have reasonable access to, and the right to inspect and audit at such party’s expense, the other party’s supporting documentation to confirm the final prorations, provided at least three (3) Business Days’ advance written notice is given by the auditing party to the audited party. If Purchaser and Seller fail to agree on any final adjustments by thirty (30) days after the Final Adjustment Date, then any final adjustments that have not been determined by mutual agreement shall be determined by a firm of independent certified public accountants selected by Purchaser and Seller; provided that if the Purchaser and Seller fail to agree on such accounting firm, either party may petition any court of competent jurisdiction for the appointment of such firm and any such resulting appointment shall be binding upon all of the parties hereto. Purchaser and Seller shall provide all information necessary for such accounting firm to calculate such final adjustments and shall share the cost of having such accounting firm calculate such final adjustments.

10.7	Other Items of Expense or Receipt.

All other customarily prorated items of expense or receipt not specifically addressed in this Agreement shall be prorated between the parties hereto as of the Proration Date, including, without limitation, amounts due or accrued for advertising programs, and outstanding gift certificate or similar items. Except with respect to items prorated at Closing or as otherwise specified in this Agreement, Seller shall be responsible for payment of any and all bills or charges for work, services, supplies or materials incurred with respect to the Shopping Center on or prior to the Proration Date, and Purchaser shall be responsible for payment of any and all bills or charges for work, services, supplies or materials incurred after the Proration Date.

10.8	Collection of Delinquent Base Rent, Operating Expenses, Etc.

Purchaser will make commercially reasonable efforts (expressly without the obligation to file any suit, pursue other legal action or exercise any other rights or remedies against the tenants) to collect any delinquent Base Rents, Percentage Rentals, reimbursements for real estate taxes and assessments, tenant reimbursements for Operating Expenses and other income from tenants applicable to any periods before the Closing Date (less than 6 months overdue as of Closing) and Purchaser may not waive any delinquent amounts due Seller or modify any Lease that has the effect of reducing any delinquent amounts due Seller. Seller may not pursue any collection activities as to any Base Rent, Percentage Rentals, real estate taxes and assessments, tenant reimbursements for Operating Expenses and other income applicable to any periods before the Closing Date, or file any claims, lawsuits, or take any other actions against any tenants that were tenants on the Closing Date. Any delinquent amounts collected by Purchaser shall be applied in the order and priority as hereinafter provided. Any such amounts received by Seller after the Closing Date shall be delivered to Purchaser within ten (10) days of Seller’s receipt and Seller shall provide name of tenant, date of payment, description of payment and amount of payment within ten (10) days of each month-end (for any month any such cash is collected). Purchaser shall apply delinquent amounts collected by Purchaser after the Closing Date (including amounts delivered by Seller) in accordance with the directions of the tenant paying such delinquent amounts; provided, however, in the absence of any written directions from a tenant (without any direction from Seller or its affiliates), Purchaser shall apply such amounts first to amounts then owing to Purchaser from such tenant for the period of Purchaser’s ownership, and to late charges and to restore delinquent Security Deposits required under the terms of a Lease and those reasonable attorney fees incurred by Purchaser in collecting said amounts, then to Seller for amounts past due and pertaining to the period prior to the Proration Date.

10.9	Security Deposits.

All Security Deposits made by the tenants of the Shopping Center will be credited to Purchaser at Closing to the extent the same have not been applied by Seller in accordance with the terms of the applicable Lease prior to the Closing; provided that Seller shall be obligated to return to Purchaser the amount of any Security Deposits improperly applied by Seller. If Seller is holding any Security Deposits in the form of letters of credit, such original letters of credit shall be turned over to Purchaser at Closing and Purchaser will not receive a credit for such Security Deposits. Each Seller shall execute and deliver at Closing such instruments as the issuers of such letters of credit shall require to effect the transfer or re‑issuance thereof to Purchaser at Closing; provided that if any such Security Deposits that are in the form of letters of credit are not transferred or re-issued at Closing, Seller shall reasonably cooperate with Purchaser to cause the same to be promptly transferred or re-issued to Purchaser following Closing at no out of-pocket-expense or additional liability to Seller, and, until such transfer or re-issuance, Seller shall, as Purchaser’s agent and at its request, draw on any letter of credit in accordance with the applicable Lease and immediately deliver the proceeds to Purchaser (and until such delivery, such funds shall be held in trust by Seller for the benefit of Purchaser). In the event Purchaser makes such a request, and Seller effects a draw on the letter of credit and delivers the applicable proceeds to Purchaser, Purchaser agrees to indemnify, defend, and hold Seller harmless from any claims arising therefrom, including any assertion by a tenant that such draw was wrongful or a breach of Lease, which indemnification shall be inclusive of reasonable attorney’s fees. Any verifiable out-of-pocket expense actually incurred by Seller in such cooperation shall be equally shared between the parties.

10.10	Intentionally Omitted.

10.11	Real Estate and Personal Property Taxes.

Real estate and personal property taxes and assessments imposed on the Shopping Center, which shall be deemed to include any special assessments, and any additional taxes and assessments arising out of a change of ownership as a result of the Closing (“Prorated Taxes”), shall be prorated as of the Proration Date in accordance with this Section 10.11. Seller and Purchaser agree that Seller, to the extent not paid by tenants, shall be responsible for all taxes accrued prior to 2014, whether or not such taxes are payable prior to or after Closing. Seller has delivered to Purchaser a schedule showing which tax bills are to be paid with funds that are collected from tenants in 2014. All interim tenant reimbursements received by Seller for Prorated Taxes which have not previously been used by Seller to pay such Prorated Taxes shall be delivered to Purchaser at Closing to be retained by Purchaser until the final adjustment and determination of Seller’s and Purchaser’s allocable share thereof. All interim tenant reimbursements received by Purchaser for Prorated Taxes shall be retained by Purchaser until the final adjustment and determination of Seller’s and Purchaser’s allocable shares thereof. The parties shall reasonably cooperate with each other in any efforts to obtain a reduction in Prorated Taxes assessed against the Shopping Center for 2014. All refunds or tax savings relating to Prorated Taxes, after deducting any portion thereof due tenants, (x) shall inure to the benefit of Seller to the extent such refunds or tax savings relate to any period prior to the year in which Closing occurs and same were paid by Seller, (y) shall inure to the benefit of Purchaser to the extent such refunds or tax savings relate to any period after the year in which the Closing occurs, and (z) shall be prorated between Seller and Purchaser as of the Proration Date if applicable to the year in which the Closing occurs; provided, however, that prior to any such allocation or proration between Seller and Purchaser, such refunds or tax savings shall be reduced by the amount of the legal and consulting fees actually incurred by Seller or Purchaser in connection with obtaining such refunds and tax savings. All Prorated Taxes shall be reprorated by Seller and Purchaser upon the reconciliation of the amounts owed by tenants for any “true up” of amounts credited to or due from the tenants for such real estate taxes and assessments. Seller and Purchaser shall adjust between themselves amounts owed by Seller and Purchaser for 2014 on account of the variance between tenant reimbursements paid for such Prorated Taxes and such Prorated Taxes paid with funds collected from tenants in 2014, and Seller’s allocable share of such variance shall be equal to an amount determined by multiplying the total variance by the fraction whose numerator is the number of days in such year before the Proration Date, and whose denominator is 365. For purposes of this Section 10.11, tenant reimbursements for taxes includes specific tax reimbursements as well as the tax reimbursement component of any CAM to the extent not prorated under Section 10.4.

10.12	Leasing Costs.

Seller shall be responsible for all Leasing Costs relating to the Leases at the Shopping Center entered into, and renewals, amendments, expansions and extensions of such Leases which occur or are entered into, prior to the Effective Date (the “Price Determination Date”), as well as the Leasing Costs for those leases set forth on Schedule 10.12 (“Seller Costs”). To the extent Seller Costs incurred or accrued prior to the Price Determination Date have not been fully paid as of the Closing, there shall be an adjustment at the Closing against the Purchase Price in the amount of the balance of Seller Costs incurred or accrued prior to the Price Determination Date remaining to be paid (other than amounts due TTC which amounts shall be paid by Seller), in which case Purchaser shall assume and pay such costs. Notwithstanding anything in this Section 10.12 to the contrary, Purchaser shall be responsible for all Leasing Costs (other than Seller Costs) relating to Leases entered into in accordance with the terms of this Agreement after the Price Determination Date, and renewals, amendments, expansions and extensions of Leases which occur or are entered into in accordance with the terms of this Agreement after the Price Determination Date (regardless of when the Leases relating thereto were entered into), and to the extent such costs have been paid by Seller prior to Closing, there shall be a credit at Closing in favor of Seller for reimbursement of such amounts. For purposes hereof, the term “Leasing Costs” shall mean with respect to a particular Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions (including leasing commissions payable to TTC (or any affiliate thereof) consistent with past practices), brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Lease or any other agreement relating to such Lease due in connection with the commencement of the term of the Lease, or in the case of leasing and brokerage commissions, to the extent payable to TTC pursuant to a management agreement or to a third-party broker pursuant to a brokerage agreement.

10.13	Intentionally Omitted.

10.14	Stu Evans Sublease.

Seller shall receive a credit for a portion of the monthly rent it paid for the month in which the Closing relating to the Shopping Center occurs based upon the number of days in such month after the Proration Date and the total number of days in such month.

10.15	Survival.

The terms of this Article X shall survive the Closing for a period of two (2) years from the Final Adjustment Date; provided if any dispute exists, it shall survive until such dispute is finally resolved.
ARTICLE XI

DEFAULT

11.1	Default by Purchaser.

If Purchaser is in default of its obligations hereunder to consummate the purchase of the Property in accordance with the material terms of this Agreement after notice and three (3) Business Days’ opportunity to cure, then Seller will be entitled, as its sole and exclusive remedy, to terminate this Agreement by written notice to Purchaser and Escrow Agent after the expiration of the cure period, and receive the Deposit as liquidated damages for the breach of this Agreement. Notwithstanding the foregoing, nothing contained in this Section 11.1, will limit the rights of Seller and liability of Purchaser following the Closing under (i) any indemnity expressly provided by Purchaser under this Agreement that survives the Closing or termination of this Agreement; (ii) any of the documents and instruments executed by Purchaser and delivered to Seller pursuant to the terms and conditions of this Agreement in connection with the Closing, and (iii) any actions commenced after the Closing with respect to any obligation or representation of Purchaser, which, in each case, by the terms of this Agreement survives Closing or the termination of this Agreement. For avoidance of doubt, (i) nothing contained herein shall limit Seller’s rights and remedies if Purchaser is in default of any of its other pre-Closing obligations, and (ii) Seller shall not have the right of specific performance to require Purchaser to consummate the transactions contemplated hereunder.
THE PARTIES REALIZE THAT IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY PRIOR TO SIGNING THIS AGREEMENT THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY SELLER IN THE EVENT OF PURCHASER’S DEFAULT OR FAILURE TO PERFORM AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT. THE PARTIES, HAVING MADE A DILIGENT ENDEAVOR TO ASCERTAIN THE ACTUAL COMPENSATORY DAMAGES WHICH SELLER WOULD SUFFER IN THE EVENT OF PURCHASER’S FAILURE TO CONSUMMATE THE PURCHASE OF THE SHOPPING CENTER AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT, HEREBY AGREE THAT THE REASONABLE ESTIMATE OF SAID DAMAGES IS THE SUM EQUAL TO THE AMOUNT OF THE DEPOSIT (THE “LIQUIDATED DAMAGES AMOUNT”). THEREFORE, IN THE EVENT OF PURCHASER’S FAILURE TO CONSUMMATE THE PURCHASE OF THE SHOPPING CENTER AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT, THEN, SELLER SHALL BE ENTITLED TO THE DEPOSIT AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY. THE LIQUIDATED DAMAGES AMOUNT HAS BEEN ESTABLISHED

BY THE PARTIES AS THE AMOUNT OF THE MONETARY DAMAGES SELLER WILL SUFFER BASED UPON PURCHASER’S FAILURE TO CONSUMMATE THE PURCHASE OF THE SHOPPING CENTER AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT AND SELLER SHALL BE ENTITLED TO RECOVER NO OTHER DAMAGES FROM PURCHASER BASED UPON PURCHASER’S FAILURE TO PERFORM AT CLOSING WHEN OBLIGATED TO DO SO UNDER THE TERMS OF THIS AGREEMENT. BY INITIALING BELOW, THE PARTIES EXPRESSLY UNDERSTAND AND AGREE TO THE FOREGOING PROVISIONS RELATING TO LIQUIDATED DAMAGES. IN NO EVENT SHALL SELLER SEEK SATISFACTION FOR ANY OBLIGATION FROM ANY PARTNERS, MEMBERS, MANAGERS, SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR LEGAL REPRESENTATIVES OF PURCHASER NOR SHALL ANY OF THE FOREGOING HAVE ANY PERSONAL LIABILITY FOR ANY SUCH OBLIGATIONS OF PURCHASER.
Sellers:    _/s/ SJL_____        Purchaser:_/s/ JS________
(Initials)             (Initials)

11.2	Default by Seller.

(a)In the event that breaches shall have occurred prior to Closing as described in Sections 4.1(a) and/or 4.1(b), and the aggregate Purchaser’s Losses thereunder do not or are not reasonably expected to exceed the Materiality Threshold, then if Purchaser’s Losses exceed or are reasonably expected to exceed, in the aggregate, One Hundred Sixty-Five Thousand Dollars ($165,000.00), Seller shall be obligated to provide Purchaser with a credit against the Purchase Price in the amount equal to the difference between the aggregate Purchaser’s Losses and One Hundred Sixty-Five Thousand Dollars ($165,000.00), as Purchaser’s sole and exclusive remedy, and Purchaser shall have no right to terminate this Agreement as a result of Sections 4.1(a) or 4.1(b). For the avoidance of doubt, in the event the aggregate Purchaser’s Losses with respect to such breaches prior to Closing are less than or equal to One Hundred Sixty-Five Thousand Dollars ($165,000.00) (any such Purchaser’s Losses, in the aggregate, the “Uncredited Purchaser’s Losses”), Purchaser shall have no rights or remedies hereunder with respect to such breaches and such breaches shall be deemed to be forever waived, except to the extent provided in Section 12.6 or Section 15.13 hereof or such claim arises out of fraud.

(b)If (a) Seller fails to consummate the sale of the Shopping Center in accordance with the terms of this Agreement when obligated to do so after notice and three (3) Business Days’ opportunity to cure or (b) a Material Seller Breach shall have occurred, Purchaser may elect, as its sole and exclusive remedy, to either (x) waive in writing any such Material Seller Breach and proceed with Closing, in which case Purchaser shall not receive at Closing any consideration from Seller on account thereof (other than with respect to title matters pursuant to Section 7.4, Section 7.5 and Section 7.6 and a credit to the Purchase Price in an amount equal to the Materiality Threshold); or (y) terminate this Agreement in writing in which case, (1) Escrow Agent shall refund the Deposit (except for the Independent Consideration) to Purchaser, (2) Seller shall reimburse Purchaser for its actual and documented out-of-pocket costs and expenses incurred in connection with its investigation of the Property and the transactions contemplated by this Agreement, including, without limitation, reasonable attorney’s fees, up to a maximum amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00), and (3) both Purchaser and Seller will be relieved of any further obligations hereunder, except for the obligations hereunder which expressly survive termination of this Agreement; or (z) in lieu of terminating this Agreement, Purchaser shall have the option to bring a suit for specific performance, provided any such suit for specific performance is brought within sixty (60) days after the Closing was to have occurred.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

12.1	Seller’s Representations.

Seller represents and warrants to Purchaser the following (the “Seller’s Representations”) as of the Effective Date, and, as of the Closing, provided, however, notwithstanding anything contained herein to the contrary, that following the Closing, Purchaser’s remedies in the instance that any of Seller’s Representations are untrue, are limited to those set forth in Section 15.13 below:
(a)Seller is organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)(i) Seller, acting through any of its duly empowered and authorized officers or members, has or at the Closing will have the full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Seller herein, and to perform its obligations hereunder, and (ii) the execution, delivery and compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement to which Seller is a party or by which Seller or the Property is otherwise bound.

(c)Subject to and except with respect to the Defeasance of the Defeased Mortgage Loan, Seller has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder, and no other authorization or approvals of governmental bodies or any other Person or entity will be necessary in order to enable Seller to enter into or comply with the terms of this Agreement.

(d)This Agreement and the other documents to be executed by Seller hereunder, upon execution and delivery thereof by Seller, will have been duly entered into by Seller, and will constitute legal, valid and binding obligations of Seller.

(e)There are no leases, licenses, occupancy agreements or tenancies for any space at the Property other than subleases entered into by tenants which Seller is not aware of and those on Schedule 12.1(e), as such Schedule may hereafter be modified in accordance with Section 9.4(c) hereof. Seller has made available to Purchaser true, complete and correct copies of the Leases set forth on such Schedule 12.1(e) with respect to the Shopping Center. Each such Lease (i) constitutes the entire agreement between Seller and the tenant thereunder, (ii) is in full force and effect, and (iii) has not been amended, supplemented or otherwise modified except by any amendment, supplement or modification thereto set forth on Schedule 12.1(e).

(f)Schedule 12.1(f) contains a true, complete and correct list of rent rolls for the Shopping Center as of the date shown thereon (each, a “Rent Roll” and collectively, the “Rent Rolls”) which indicate the amount of fixed rent payable for the then current month, and other matters shown thereon, it being acknowledged by Purchaser that such rent and other matters shown thereon may change in accordance with each tenant’s Lease. Each Rent Roll shall be updated as set forth in Section 4.1(c)(iv).

(g)Schedule 12.1(g) contains true, complete and correct lists, as of the Effective Date (to be updated by Seller as of the Closing), of (x) the Security Deposits (whether in the form of cash, letter of credit or otherwise) under the Leases being held by Seller, including whether any such Security Deposit is being held in the form of a letter of credit, and (y) the prepaid rents under the Leases with respect to the

Shopping Center or credits which reduce future rents. Seller has complied with the terms of the Leases and all applicable laws regarding the handling and application of such Security Deposits.

(h)No pending or, to the Knowledge of Seller, threatened in writing litigation involving Seller exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Seller’s obligations or covenants to Purchaser.

(i)Except as set forth on Schedule 12.1(i), (i) Seller has not delivered written notice to any tenants of any tenant default, or received written notices alleging any landlord default under Leases that remain uncured and (ii) Seller has not received a written notice from a tenant under a Lease that such tenant has an offset, counterclaim, or defense to its obligation to pay rent in accordance with the terms of such Lease after the Effective Date.

(j)Schedule 12.1(j) contains a true, complete and correct copy of an aging report dated as of the date shown thereon with respect to the Shopping Center (each a “Delinquency Report” and collectively, the “Delinquency Reports”). Each Delinquency Report shall be updated as set forth in Section 4.1(c)(xv).

(k)Neither Seller or nor any of its affiliates has directly or indirectly granted any options, rights of first refusal or similar rights to purchase the Property or any portion thereof or interest therein which remain exercisable after the Effective Date, except as may be provided in Leases with Anchor Tenants as to such Anchor Tenants’ leased premises.

(l)Except as set forth on Schedule 12.1(l), Seller has not received any written notice in the past thirty-six (36) months from any governmental body or agency of any violation or alleged violation of any zoning ordinance, land use law, building code or other law with respect to the Property which has not been dismissed or cured.

(m)Except as set forth on Schedule 12.1(m), Seller has not received any written notice from any governmental body or agency of any pending or threatened condemnation proceeding against the Property or any formal notice of condemnation with respect to the Property.

(n)To Seller’s Knowledge, Seller has provided or made available to Purchaser true, complete and correct copies of all environmental reports in its possession with respect to the Property (the “Provided Reports”). Other than as disclosed in the Provided Reports or in any environmental report ordered or obtained by or on behalf of Purchaser (all such reports, collectively with the Provided Reports, the “Existing Reports”), (i) Seller has not received any written notice from any governmental body or agency of any violation or alleged violation of any applicable law (including Environmental Laws) with respect to Hazardous Materials (as hereinafter defined) on the Property and (ii) Seller has no actual Knowledge of any violations of any Environmental Laws (as defined below) with respect to Hazardous Materials on the Property. “Hazardous Materials” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic waste,” “toxic pollutant,” “contaminant,” “toxic substances” or words of similar import in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), or any other federal, state or county legislation or ordinances applicable, as any of such acts, legislation or ordinances are amended from time to; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any state or local governmental authority or any agency of the United States of America; and (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and Freon and other chlorofluorocarbons (collectively, “Environmental Laws”).

(o)Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of any of its assets; or (iv) suffered the attachment or other judicial seizure of any of its assets.

(p)Neither Seller, nor any Person which owns, directly or indirectly, ten percent (10%) or more of Seller, has been designated as a “specifically designated national and blocked person” on the most current list published by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) at its official website (http://www.treasury.gov/resource‑center/sanctions/SDN‑List/Pages/default.aspx) or at any replacement website or other replacement official publication of such list (collectively, the “List”). For purposes of this subsection, “Person” shall mean any corporation, partnership, limited liability company, joint venture, individual, trust, real estate investment trust, banking association, federal or state savings and loan institution and any other legal entity, whether or not a party hereto.

(q)Except as set forth on Schedule 12.1(q), (i) Seller has not been served with notice of pending litigation and (ii) to Seller’s Knowledge, there is no pending litigation or litigation threatened in writing (other than litigation threatened in writing covered by insurance or paid or to be paid by Seller pursuant to its self-insurance retention program and for which Purchaser shall not be liable and litigation where Seller’s liability is reasonably expected to be less than $250,000), involving in either clause (i) or (ii), Seller and/or its Property.

(r)Schedule 12.1(r) contains a list of all service agreements and other similar contracts relating to the operation of the Shopping Center (collectively, the “Service Agreements”), including all amendments and modifications thereto, as such Schedule may hereafter be modified in accordance with Section 9.4(a) hereof, in connection with the Shopping Center and such list is true, complete and correct in all respects. Seller has not received or delivered any written notice of any defaults under any Service Agreements that remain uncured, except as set forth on Schedule 12.1(r).

(s)Schedule 12.1(s) contains a list of all sponsorship contracts and revenue contracts relating to the Shopping Center (collectively, the “Sponsorship Contracts”), including all amendments and modifications thereto, as such Schedule may hereafter be modified in accordance with Section 9.4(b) hereof, in connection with the Shopping Center and such list is true, complete and correct in all respects. Seller has not received or delivered any written notice of any defaults under any Sponsorship Contracts which remain uncured.

(t)Except as set forth on Schedule 12.1(t), Seller has not received or delivered any written notice of any defaults under any “reciprocal easement agreements,” “construction, operation and reciprocal easement agreements” or other similar agreements entered into with a department store (including, without limitation, an REA Party or an Anchor Tenant) reflected in the Pro Forma for the Shopping Center (each such agreement, together with all unrecorded supplemental agreements relating thereto and amendments thereof, an “REA” and together collectively, for all of the Shopping Center, the “REAs”) which remain uncured. Schedule 12.1(t) contains a list of the REAs with respect to the Shopping Center, true, complete and correct copies of which have been provided or made available to Purchaser.

(u)Intentionally Omitted.

(v)Seller subleases the land described in that certain Sublease, effective May 1, 2007, between the Stu Evans Sublandlord, as sublessor, and Seller, as sublessee, as may be amended. True, complete and correct copies of the Stu Evans Sublease have been provided, or made available to Purchaser. Seller has not received or delivered any written notice of any defaults under the Stu Evans Sublease which remain uncured. Except for the Stu Evans Sublease, Seller is not a tenant under a sublease. The Stu Evans Sublease (i) constitutes the entire agreement between Seller and the Stu Evans Sublandlord, (ii) is in full force and effect and (iii) has not been amended, supplemented or otherwise modified except by any amendment, supplement or modification thereto set forth on Schedule 12.1(v).

(w)To Seller’s Knowledge, Schedule 12.1(w) contains a list of contracts relating to each Shopping Center (which are not otherwise disclosed in this Agreement, including the Exhibits, or in the Effective Date Letter, including the Schedules) including all amendments and modifications thereto in connection with each Shopping Center and such list is true, complete and correct in all respects. No Seller has received or delivered any written notice of any defaults under any contracts that remain uncured, except as set forth on Schedule 12.1(w).

(x)Except as set forth on Schedule 12.1(x), Seller is not currently protesting or challenging the assessed value of the Property for real estate tax purposes. To Seller’s Knowledge, there are no impositions of new special assessments with respect to the Property.

(y)Other than as set forth on Section 10.12 hereof relating to Leasing Costs for which Purchaser is responsible and other than as set forth on Schedule 12.1(y), there are no capital improvements or construction projects occurring at the Property (other than those described in the 2014 budgets delivered to Purchaser, and ordinary maintenance and repair) for which Purchaser shall be responsible after the Closing.

(z)The operating statements which have been delivered or made available to Purchaser were prepared in the ordinary course of Seller’s business. The tenant sales reports that Seller delivered or made available to Purchaser were prepared in the ordinary course of business and are based on information provided by the applicable tenants.

(aa)Seller has no any employees and is not a party to any collective bargaining agreement, union agreements, employment agreements, or similar contracts with respect to any employees.

(bb)    Except as set forth on Schedule 12.1(bb), neither Seller, nor any of its affiliates, owns, leases, ground leases or has an option to purchase, lease or ground lease any real property within the one-mile radius of the Shopping Center (such property listed on Schedule 12.1(bb), the “Adjacent Property”).

(cc)    The Shopping Center does not now rely on any property not included in the Property for parking required under a zoning law (other than parking areas covered under REAs or other easements or agreements that have been delivered to Purchaser that will run to Purchaser’s benefit at Closing).

(dd)    Other than as set forth on Schedule 12.1(dd), to Seller’s Knowledge, Seller has not received written notice in the prior two (2) years from an REA Party or Anchor Tenant which states they intend to close their store pursuant to the terms of such REA or Lease.

(ee)    The Fixtures and Personal Property are owned or leased by Seller free and clear of all debts, liens and encumbrances. Seller has not removed (and have not permitted the removal of) any Fixtures and Personal Property from the Shopping Center in the ninety (90) day period prior to the Effective Date unless the removed item of Fixtures and Personal Property was worn out and has been replaced or such item is “Taubman” branded or was removed in the ordinary course of business consistent with past practices.

(ff)    Intentionally Omitted.

12.2	Definition of Seller’s Knowledge.

Any representation made “to Seller’s Knowledge” or the like will not be deemed to imply any duty of inquiry except as expressly set forth herein. For purposes of this Agreement, the term “Seller’s Knowledge” or the like means the actual Knowledge (and not constructive, imputed or implied) of the Designated Representatives of Seller without having made any inquiry or investigation, and will not be construed to refer to the Knowledge of any other officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual Knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability; provided however, Seller represents and warrants to Purchaser that Seller has caused each Designated Representative of Seller to review the representations and warranties set forth herein and each Designated Representative of Seller has advised Seller that such Designated Representative of Seller is not aware of any inaccuracies therein, taking into account the disclosures contained in and made pursuant to this Agreement. As used herein, the term “Designated Representatives of Seller” refers to Dorian Bordenave, William Knarre, and David Harris, each a regional vice president of TTC and Chris B. Heaphy, Senior Vice President, General Counsel and Secretary of TTC with respect to, and only to, Section 12.1(h), (i), (l), (m), (n), (p), (q), (t), and (dd).

12.3	Updating Seller’s Representations and Liability for Known Pre-Closing Breaches.

Notwithstanding anything contained herein to the contrary, if Seller obtains actual Knowledge during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing. In the event that Seller so disclose to Purchaser in writing any matters which make Seller’s Representations untrue, or in the event that Purchaser otherwise obtains actual Knowledge of same, in each case during the pendency of this Agreement, or Purchaser otherwise has actual Knowledge as of the Effective Date or the Closing Date, of any matters which make any of Seller’s Representations untrue, Seller shall bear no liability for such untrue representations except to the extent expressly set forth in Section 11.2 hereof, Section 12.6 hereof, Section 15.13 hereof, in the Effective Date Side Letter or in a Closing Document.

12.4	Purchaser’s Representations, Warranties, and Covenants.

For the purpose of inducing Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents, warrants and covenants to and with Seller the following as of the Effective Date and as of the Closing:
(a)Purchaser is a Delaware limited partnership, duly organized, validly existing and in good standing under the laws of the state of its organization.

(b)Purchaser, acting through any of its duly empowered and authorized officers or members, has all necessary entity power and authority to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members is required to so empower or authorize Purchaser. The compliance with or fulfillment of the terms and conditions hereof will not result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement to which Purchaser is a party or by which Purchaser is otherwise bound.

(c)This Agreement and the other documents to be executed by Purchaser hereunder, upon execution and delivery thereof by Purchaser, will have been duly entered into by Purchaser, and will constitute legal, valid and binding obligations of Purchaser.

(d)Purchaser has all necessary approvals to execute and deliver this Agreement and perform its obligations hereunder and no other authorization or approvals of governmental bodies will be necessary in order to enable Purchaser to enter into or comply with the terms of this Agreement.

(e)No pending or, to the Knowledge of Purchaser, threatened in writing litigation involving Purchaser exists which if determined adversely would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

(f)Other than Seller’s representations in this Agreement, and the representations and warranties expressly made by Seller in Closing Documents, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller in connection with this Agreement and the acquisition of the Property.

(g)Neither Purchaser, nor any Person which directly or indirectly owns ten percent (10%) or more of Purchaser has been designated as a “specifically designated national and blocked person” on the most current list published by OFAC at its official website (http://www.treasury.gov/resource‑center/sanctions/SDN‑List/Pages/default.aspx) or at any replacement website or other replacement official publication of the List.

12.5	Definition of Purchaser’s Knowledge.

Any representation made “to Purchaser’s Knowledge” or actual Knowledge or the like will not be deemed to imply any duty of inquiry except as expressly set forth herein. For purposes of this Agreement, the term “Purchaser’s Knowledge” or actual Knowledge or the like means the actual Knowledge of the Designated Representatives of Purchaser, and will not be construed to refer to the Knowledge of any other officer, director, agent, employee or representative of Purchaser, or any affiliate of Purchaser, or to impose upon such Designated Representatives of Purchaser any duty to investigate the matter to which such actual Knowledge or the absence thereof pertains, or to impose upon such Designated Representatives of Purchaser any individual personal liability. As used herein, the term “Designated Representatives of Purchaser” refers to Jeffrey Shuster (Vice President of Starwood Capital Group), Carl Tash (Chief Credit Officer of Starwood Capital Group) and Scott Wolstein (Chief Executive Officer of Starwood Retail Partners).

12.6	Seller’s Indemnification of Purchaser.

From and after the Closing, Seller shall indemnify and hold harmless Purchaser from and against all Liabilities asserted against, resulting to, imposed upon, or incurred by Purchaser to the extent resulting from or relating to (a) any third-party claims or actions asserted or brought against Purchaser based upon any breach or alleged breach by Seller of, or a default or alleged default by Seller under, the Leases, the Stu Evans Sublease, the REAs, the Sponsorship Contracts, the Service Agreements or other contracts relating to the Shopping Center occurring prior to the Closing, and (b) any third-party claims or actions for property damage or personal injury, or any other third-party tort claims, in each case where the third-party injury or damage occurred on or prior to the Closing. Notwithstanding the foregoing, no Claim may be asserted or suit instituted seeking indemnification pursuant to this Section 12.6 (i) with respect to any indirect, consequential, exemplary, incidental, punitive or special damages suffered by Purchaser (unless same is actually paid by Purchaser as a result of a claim by a third party), (ii) resulting from or relating to the environmental or physical condition of the Property (except with respect to indemnification for claims described in clause (b) above), or (iii) to the extent resulting from Purchaser’s or Purchaser’s Representative’s acts or omissions prior to Closing. This Section 12.6 shall survive the Closing indefinitely.

12.7	Purchaser’s Indemnification of Seller.

From and after the Closing, Purchaser shall indemnify and hold harmless Seller and TTC from and against all Liabilities asserted against, resulting to, imposed upon, or incurred by Seller to the extent resulting from or relating to (a) any third-party claims or actions asserted or brought against Seller based upon any breach or alleged breach by Purchaser of, or a default or alleged default by Purchaser under, the Leases, the Stu Evans Sublease, the REAs, the Sponsorship Contracts, the Service Agreements or other contracts relating to the Shopping Center occurring after Closing, or (b) any third-party claims or actions for property damage or personal injury, or any other third-party tort claims, asserted or brought against Seller and/or TTC where the third-party injury or damage occurred after the Closing. Notwithstanding the foregoing, no Claim may be asserted or suit instituted seeking indemnification pursuant to this Section 12.7 (i) with respect to any indirect, consequential, exemplary, incidental, punitive or special damages suffered by Seller and/or TTC (unless same is actually paid by Purchaser as a result of a claim by a third party), (ii) resulting from or relating to the environmental or physical condition of the Property prior to Closing, or (iii) to the extent resulting from or relating to Seller’s or TTC’s or its affiliate’s acts or omissions after Closing. The provisions of this Section 12.7 shall survive the Closing.

12.8	Third Party Claims.

If a claim or action by a third party is made or asserted against either Purchaser or Seller (as applicable, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under Section 12.6 or Section 12.7, as applicable, (the party providing such indemnity, the “Indemnifying Party”), such Indemnified Party shall promptly notify in writing the Indemnifying Party of such claims; provided, that any delay in so notifying shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to either participate in or assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom to the extent required under this Agreement; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense (but may participate in such defense) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party (to the extent required under Section 12.6 or 12.7 above, as applicable): if (1) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction or equitable relief against the Indemnified Party; (3) a conflict of interest between the Indemnifying Party and the Indemnified Party exists; (4) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects in any material respect and any adverse determination is reasonably likely; or (5) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless (x) the Indemnifying Party shall have failed, within a reasonable time after having been notified a second time by the Indemnified Party of the existence of such claim in addition to the notice as provided in the first sentence of this Section 12.8, to assume the defense of such claim, (y) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, or (z) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there are one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to, upon providing the Indemnifying Party with a second written notice and a five (5) day opportunity to undertake the defense thereof, to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that is not entirely indemnifiable by the Indemnifying Party pursuant to this Section 12.8 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim.
ARTICLE XIII

ESCROW PROVISIONS

13.1	The Deposit and Any Other Sums.

The Deposit and any other sums (including without limitation, any interest earned thereon) which the parties agree shall be held in escrow (collectively “Escrow Funds”), shall be held by Escrow Agent, in trust and disposed of only in accordance with the following provisions:
(a)Escrow Agent hereby agrees to hold, administer, and disburse the Escrow Funds and any documents delivered to it in accordance with the terms of this Agreement pursuant to and in accordance with the terms of this Agreement. Escrow Agent shall invest such Escrow Funds in a segregated, interest-bearing account at Comerica Bank. In the event any interest or other income shall be earned on such Escrow Funds, such interest or other income shall belong to Purchaser shall be treated as the owner of the Escrow Funds to the extent held by the Escrow Agent, and all interest and earnings from the investment and reinvestment of the Escrow Funds held by the Escrow Agent, or any portion thereof, shall be included in the gross income of Purchaser in accordance with the principles of Proposed Treasury Regulation Section 1.468B-8.

(b)At such time as Escrow Agent receives written notice from either Purchaser or Seller, or both, setting forth the identity of the party to whom such Escrow Funds (or portions thereof) are to be disbursed and further setting forth the specific section or paragraph of the Agreement pursuant to which the disbursement of such Escrow Funds (or portions thereof) is being requested, Escrow Agent shall disburse such Escrow Funds pursuant to such notice; provided, however, that if such notice is given by either Purchaser or Seller, but not both, Escrow Agent shall (i) promptly notify the other party (either Purchaser or Seller as the case may be) that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of such Escrow Funds for a period of ten (10) days after the other party’s receipt of such notice of disbursement from Escrow Agent and if Escrow Agent receives written notice from either Purchaser or Seller within said ten (10) day period which notice countermands the earlier notice of disbursement (an “Objection Notice”), then Escrow Agent shall withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of such Escrow Funds. If Escrow Agent does not timely receive an Objection Notice, Escrow Agent shall comply with the notice of disbursement it received. Purchaser and Seller hereby agree to send to the other, pursuant to Section 15.5 below, a duplicate copy of any written notice sent to Escrow Agent requesting any such disbursement or countermanding a request for disbursement.

(c)In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for gross negligence, willful misconduct or breach of trust, and it shall accordingly not incur any such liability with respect to (i) any action taken or omitted in good faith upon advice of its legal counsel given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement. If Escrow Agent, acting reasonably, is in doubt as to whether a disbursement may be made hereunder, Escrow Agent shall be entitled to withhold disbursement until it is in receipt of joint instructions from Purchaser and Seller or a final non-appealable court order directing disbursement.

(d)Notwithstanding the provisions of Section 13.1(b) above, in the event that Escrow Agent has not disbursed the Escrow Funds on or before ten (10) days after the Closing or in the event of a dispute between Purchaser and Seller which is sufficient as determined by Escrow Agent, in its sole discretion, to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction the Escrow Funds, together with such legal pleadings as it may deem appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in a federal or state court in Michigan or, if is such courts do not have jurisdiction as to the parties or matters involved then such court as Escrow Agent shall determine to have jurisdiction thereof.

(e)Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent and shall hold the Escrow Funds in escrow and shall disburse the Escrow Funds pursuant to the provisions of this Article XIII. A copy of the fully executed Agreement shall be delivered to both parties hereto. Promptly upon Escrow Agent’s receipt of the Initial Deposit and again upon receipt of the Second Deposit and Third Deposit, if any, from Purchaser, Escrow Agent shall provide written confirmation thereof to Purchaser and Seller.

ARTICLE XIV

LOAN DEFEASANCE

14.1	Intentionally Omitted;

14.2	Loan Agreements.

The loan agreement listed on Exhibit D is hereinafter referred to as the “Loan Agreement”; the mortgage lender listed on Exhibit D is hereinafter referred to as the “Mortgage Lender”; and the mortgage loan listed on Exhibit D is hereinafter referred to as the “Mortgage Loan”.

14.3	Intentionally Omitted;

14.4	Defeasance.

(a)Certain Definitions.

(i)“Defease” shall mean to deliver Defeasance Collateral as substitute collateral for a Defeased Mortgage Loan in accordance with the terms of the Defeased Loan Agreement and to cause the Defeased Note to be assumed by a Defeasance Borrower in accordance with the terms of the Defeasance Loan Agreement. The terms “Defeased”, “Defeasing” and “Defeasance” have the correlative meanings.

(ii)“Defeasance Borrower” shall mean an entity established to hold the Defeasance Collateral with respect to a Defeased Mortgage Loan in accordance with the terms of the Defeased Loan Agreement.

(iii)“Defeasance Collateral” shall mean the direct, non-callable treasury obligations of the United States of America required to be delivered pursuant to the terms the Loan Agreement of the Defeased Mortgage Loan or such other collateral as permitted with respect to the Defeased Note by the Defeased Loan Agreement.

(iv)“Defeased Note” shall mean a note having a principal balance equal to the Defeased portion of any Defeased Mortgage Loan.

(v)“Defeased Loan Agreement” shall have the meaning set forth in Section 14.4(b) hereof.

(vi)“Defeased Mortgage Loan” shall have the meaning set forth in Section 14.4(b) hereof.

(vii)“Defeasance Documents” shall have the meaning set forth in Section 14.4(b)(ii) hereof.

(viii)“Defeasance Service Provider” shall mean Chatham Financial or such other defeasance service provider selected by Seller, and approved by Purchaser, such approval not to be unreasonably withheld.

(b)Defeasance. Promptly after the Effective Date, Seller agrees that it shall use commercially reasonable efforts to satisfy all of the conditions set forth in the Loan Agreement (the “Defeased Loan Agreement”) for Defeasing the Mortgage Loan (the “Defeased Mortgage Loan”), including, without limitation:

(i)Seller shall notify the Mortgage Lender (and any rating agency, if applicable) of its election to Defease the Shopping Center in a manner consistent with the Defeased Loan Agreement;

(ii)Seller shall cause to be delivered in connection with the Closing of the Shopping Center the required legal opinions, security documents, rating agency conditions and such other certificates, documents or instruments as are required by the Defeased Loan Agreement (collectively, the “Defeasance Documents”);

(iii)Seller shall cause the Defeasance Borrower to be formed in a manner consistent with the Defeasance Loan Agreement; and

(iv)the Defeasing Seller shall engage the Defeasance Service Provider to obtain the required Defeasance Collateral with respect to the Defeasance Loan Agreement on the Closing Date.

(c)Purchaser shall reasonably cooperate with Seller in connection with the Defeasance and shall have the obligations imposed on Purchaser with respect to a Defeasance as set forth in Section 5.2(a) hereof which are a condition precedent to Seller’s obligations to Defease the Defeased Mortgage Loan.

ARTICLE XV

GENERAL PROVISIONS

15.1	No Agreement Lien or Lis Pendens.

In no event will Purchaser have a lien against the Property or any portion thereof by reason of any deposits made under this Agreement or expenses incurred in connection therewith, and Purchaser waives any right that it might have to so lien the Property or any portion thereof.

15.2	Headings.

The captions and headings herein are for convenience and reference only and in no way define, describe or limit the scope, content or intent of this Agreement or in any way affect its provisions.

15.3	Brokers.

Seller and Purchaser agree that the parties did not negotiate with any brokers in connection with the sale and purchase of the Property other than Eastdil Secured LLC. Seller shall be responsible for the payment of any commissions, fees or other amounts owed to Eastdil Secured LLC pursuant to a separate agreement between Eastdil Secured LLC and Seller. Seller agrees to indemnify and hold Purchaser harmless from any claims for nonpayment of Eastdil Secured LLC by Seller and any claims of any other party claiming a commission due it by reason of an agreement with Seller. Purchaser agrees to indemnify and hold Seller harmless from the claims of any other party claiming a commission due it by reason of an agreement with Purchaser. The provisions of this Section 15.3 will survive the Closing or termination of this Agreement.

15.4	Modifications.

This Agreement may not be modified in any respect except by an instrument in writing and duly signed by the parties hereto. The parties agree that this Agreement, the Closing Documents, the Confidentiality Agreement and the Effective Date Letter, contain all of the terms and conditions of the understanding between the parties hereto regarding the subject matter hereof and that there are no oral understandings whatsoever between them.

15.5	Notices.

All notices, consents, approvals, acceptances, demands, waivers and other communications (“Notice”) required or permitted hereunder must be in writing and shall be deemed properly delivered when (i) delivered if sent by messenger or personal delivery with signed delivery receipt obtained, (ii) when delivered if sent by Federal Express or other recognized overnight delivery service, (iii) five (5) Business Days after being deposited in the United States first class mail if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed to the parties listed below or (iv) when transmitted by e-mail to the appropriate e-mail address listed below, so long as such e-mail or attached correspondence thereto expressly identifies in the subject line in ALL CAPITAL LETTERS that such correspondence constitutes an official notice pursuant to this Section 15.5; provided the original is sent the same day by messenger or by Federal Express or other recognized overnight delivery service.
To Seller:    Partridge Creek Fashion Park LLC
c/o The Taubman Company LLC
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304
Attention:    Simon J. Leopold, Senior Vice President,
Capital Markets
Email: SLeopold@Taubman.com

With copies to:    The Taubman Company LLC
200 East Long Lake Road , Suite 300
Bloomfield Hills, Michigan 48304
Attention:    Chris B. Heaphy, Senior Vice President,
General Counsel
Email: CHeaphy@Taubman.com

and

Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue, Suite 101
Bloomfield Hills, Michigan 48304-5151
Attention: Martin L. Katz, Esq.
Email: mkatz@honigman.com

To Purchaser:    c/o Starwood Capital Group Global, L.P.
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Jeffrey Shuster
Email: jshuster@Starwood.com

With copies to:    c/o Rinaldi, Finkelstein & Franklin, LLC
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Ellis F. Rinaldi, Esq.
Email: Rinaldi@Starwood.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Jonathan A. Schechter, P.C.
Email: jonathan.schechter@kirkland.com

To Escrow Agent:    Fidelity National Title Insurance Company
1050 Wilshire Drive, Suite 310
Troy, Michigan 48084
Attention: Maxine J. Lievois, Esq.
Email: maxine.lievois@fnf.com

The time to respond to any Notice shall commence to run on the date of delivery at the appropriate addresses (or the date of attempted delivery if delivery is refused during normal business hours or notice is designated by the postal authorities or other messenger or courier services as not deliverable); provided, that if such delivery occurs after 5:00 p.m. (local time where received) or on a day which is not a Business Day, then such notice or demand shall be deemed delivered on the immediately following Business Day after the actual day of delivery. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

15.6	Assignment.

Except as expressly set forth below or in Section 15.19, neither Purchaser nor Seller will assign this Agreement or its rights hereunder without the other parties’ prior written consent, which may be withheld in such party’s sole and absolute discretion, and any attempted assignment or transfer without such party’s consent will be null and void ab initio and of no effect. Notwithstanding the foregoing, Purchaser may assign this Agreement (without any requirement that consent of Seller be obtained) on or prior to the Closing to one or more entities that are directly or indirectly controlling, controlled by or under common control with Purchaser (“Affiliated Entities”) and designate such entities to take title to the Shopping Center and the other related Property as Purchaser at Closing, subject to the following conditions: (a) each such assignment shall be effective on or prior to the Closing Date, (b) each such assignment shall be on the form attached hereto as Exhibit R, and provides for the assumption, for the benefit of Seller as third-party beneficiaries, of all of Purchaser’s obligations under this Agreement with respect to the Shopping Center, (c) each such assignee shall have assumed any and all obligations and liabilities of Purchaser with respect to such assignee’s Shopping Center under this Agreement, and following such assumption, assigning Purchaser shall cease to be liable hereunder with respect to its obligations under this Agreement relating to the Shopping Center and the Property, and (d) Purchaser shall provide Seller, at least five (5) Business Days’ prior to the Closing Date, with written notice of such proposed assignment and executed copies of such assignment and, upon request, reasonable evidence of Purchaser’s compliance with this Section 15.6. Any assignment which fails to meet the criteria of this Section 15.6 or to which Seller have not otherwise consented shall be void and of no force or effect. Purchaser shall deliver to Seller prior to Closing, and as a condition to the effectiveness of any such assignment, such supporting evidence of the foregoing as is reasonably required by Seller. From and after the date of assignment permitted by Purchaser hereunder, such assignee(s) shall be deemed to be “Purchaser” for all purposes of this Agreement, the Closing Documents and the Effective Date Letter.

15.7	Further Assurances.

Purchaser and Seller hereby agree, from time to time, to (a) complete, execute and deliver to the appropriate governmental authorities any returns, affidavits or other instruments that may be required with respect to any transfer, gains, sales, stamps and similar taxes, if any, arising out of this transaction and (b) complete, execute and deliver such reasonable documents and instruments and to take such reasonable actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 15.7 shall be deemed to modify the conditions precedent to the performance of the respective obligations of Purchaser and Seller hereunder to consummate the transactions contemplated hereby or create any new obligation hereunder. The provisions of this Section 15.7 shall survive the Closing.

15.8	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

15.9	Offer Only.

This Agreement will not constitute a binding agreement by and between the parties hereto until such time as this Agreement has been duly executed and delivered by each party hereto.

15.10	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. The signature of a party to any counterpart may be removed and attached to any other counterpart. Any counterpart to which the signatures of all parties are attached shall constitute an original of this Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as personal delivery of a manually executed counterpart hereof.

15.11	Severability.

If any portion of this Agreement becomes or is held to be illegal, null or void or against public policy, for any reason, the remaining portions of this Agreement will not be affected thereby and will remain in force and effect to the fullest extent permissible by law and the parties hereto shall amend or substitute for such illegal, null, void or unenforceable provision so as to produce as nearly as possible the rights and obligations previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

15.12	No Waiver.

No waiver by Purchaser or Seller of a breach of any of the terms, covenants or conditions of this Agreement by the other party will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by Purchaser or Seller under this Agreement will be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver. The consent or approval by Purchaser or Seller to or of any act by the other party requiring the consent or approval of the first party will not be deemed to waive or render unnecessary such party’s consent or approval to or of any subsequent similar acts by the other party.

15.13	Limitation of Liability.

If Purchaser becomes aware after Closing of any breach and/or violation of Seller’s Representations or Seller’s obligations or covenants herein, or Seller’s representations, warranties, covenants or obligations set forth herein, or in any Closing Document or in any other document or instrument executed by Seller pursuant hereto or in connection herewith (including the Effective Date Letter) for which Seller would or could become liable to Purchaser hereunder, then, notwithstanding any provision to the contrary contained herein or in the Closing Documents or in any other document or instrument executed by Seller pursuant hereto or in connection herewith, but subject to the remaining sentences of this Section, in no event shall Seller be liable for any special, consequential, speculative, punitive or similar damages (unless actually paid by Purchaser as a result of a claim by a third party), nor shall all of the Seller’s Liability (exclusive of Seller’s attorney’s fees) in any such event or events exceed in the aggregate an amount equal to the Materiality Threshold, as the same shall be reduced by the amount of any credits or payments to Purchaser at the Closing pursuant to Section 11.2(a) hereof (the “Seller’s Maximum Liability”), and no Claim by Purchaser may be made based upon any such Claim unless and until Purchaser’s Claims are for an aggregate amount in excess of One Hundred Sixty-Five Thousand Dollars ($165,000.00), as the same shall be reduced by the amount of Uncredited Purchaser Losses (the “Liability Basket”), in which event the Seller’s Liability respecting any final judgment with respect to such Claim(s) shall be for the amount thereof less the Liability Basket, subject to Seller’s Maximum Liability. Seller hereby covenants and agrees that it will remain in existence and not dissolve during the Survival Period (as hereinafter defined). Notwithstanding anything to the contrary contained in this Section 15.13, Claims made by Purchaser with respect to the following matters shall not be subject to the Liability Basket or to the Seller’s Maximum Liability: (i) a breach of the Seller’s representations contained in Section 12.1(a)-(d) and (p), (ii) a breach of Seller’s FIRPTA affidavit, (iii) the indemnification obligations of Seller pursuant to Section 12.6 hereof, (iv) the right to receive proration credits, reimbursements or other adjustments in accordance with Article X, (v) the indemnification obligations of Seller with respect to brokers and brokerage fees, as set forth in Section 15.3 hereof, (vi) the indemnification obligations of Seller with respect to 1031 exchanges, as set forth in Section 15.19 hereof, (vii) the failure by Seller to deliver or assign casualty and/or condemnation proceeds to Purchaser as expressly provided for in this Agreement, (viii) the failure by Seller to pay closing costs as set forth in Section 10.1 hereof, (ix) the indemnification obligations of Seller (and their affiliates’) with respect to title matters, as set forth in Sections 7.3, 7.4, 7.5 and 7.6 hereof, (x) any costs incurred by Purchaser under Section 10.9 hereof in connection with the return of misapplied Security Deposits, (xi) the indemnification obligations of Seller pursuant to Section 15.22 hereof, (xii) any indemnification obligation of Seller in Section 4.1(f)(iv) hereof, (xiii) any untrue matters in a Seller Estoppel, (xiv) intentionally omitted, (xv) breach of the obligations of Seller under Section 9.12, Section 9.14 and/or Section 9.15, (xvi) intentionally omitted, (xvii) breach by Seller of Section 4 of the Effective Date Letter, and (xviii) the failure by Seller to pay the costs in Section 15.23. The provisions of this Section 15.13 shall survive the Closing indefinitely.

15.14	Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.15	Successors and Assigns.

Subject to the limitations set forth elsewhere in this Agreement, each and all of the covenants and conditions of this Agreement will inure to the benefit of and will be binding upon the successors and permitted assigns of the parties hereto. As used in the foregoing, “successors” refers to the successors to all or substantially all of the assets of parties hereto and to their successors by merger or consolidation.

15.16	No Partnership or Joint Venture.

Neither Purchaser nor Seller will, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venturer. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Seller.

15.17	No Recordation.

Seller and Purchaser each agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.

15.18	Designation Agreement.

Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:
(a)Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)Seller and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is as set forth opposite Seller’s signature to this Agreement.

(d)Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

The provisions of this Section 15.18 will survive the Closing indefinitely.

15.19	1031 Exchanges.

Purchaser agrees that, at Seller’s sole election, this transaction or any portion thereof may be structured as one or more separate exchanges (including deferred exchanges) of like-kind properties under Section 1031 of the Code, and the regulations and proposed regulations thereunder, provided that (i) Seller shall effect each exchange through (A) an assignment of its or their rights under this Agreement (in form and substance reasonably satisfactory to Purchaser and Seller) to a “qualified intermediary” (within the meaning of Treasury Regulations Section 1.1031(k)-1(g)(4)(iii)), and/or (B) the transfer of the Shopping Center to an “exchange accommodation titleholder” within the meaning of Revenue Procedure 2000-37, 2000-2 C.B. 308, (ii) the Closing shall not be delayed by reason of any exchange nor shall the consummation or accomplishment of any exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (iii) Purchaser shall not be required to acquire or hold title to any real property for purposes of consummating any such exchange; (iv) Purchaser shall not be required to take an assignment of the purchase agreement for the replacement property; (v) Seller shall pay any additional costs that would not otherwise have been incurred by Purchaser had Seller not consummated the sale through an exchange; and (vi) Seller shall, and hereby does, fully indemnify, defend, and hold harmless Purchaser from, any loss, cost, damages, liability, claim, proceeding, cause of action, or expense (including reasonable attorneys’ fees, expenses, and disbursements) of any kind or nature whatsoever arising out of, connected with, or in any manner related to such exchange that would not otherwise have been incurred by the Purchaser had Seller not consummated such sale through an exchange under Section 1031 of the Code and such obligation shall survive the Closing indefinitely. Purchaser shall not by this Agreement or acquiescence to any exchange (a) have its rights under this Agreement affected or diminished in any manner or (b) be responsible for compliance with, or be deemed to have warranted to Seller that such exchange in fact complies with, Section 1031 of the Code. Purchaser agrees that if Seller wishes to make such election, it must do so prior to the Closing Date. If Seller so elects, the Purchaser shall reasonably cooperate at Seller’s sole expense, including amending this agreement as may be helpful or necessary to facilitate such exchanges.

15.20	Survival.

Unless a shorter or longer period of survival is provided for in this Agreement or the Effective Date Letter, each of Seller’s and Purchaser’s respective covenants, indemnities, warranties and representations contained in this Agreement or the Effective Date Letter which expressly survive the Closing shall survive the Closing for a period of one (1) year (the “Survival Period”); provided, however, that Seller’s representations in Section 12.1(a) - (d) and (p) and Purchaser’s right to make any Claims in respect of the matters described in clauses (i) - (xviii) of Section 15.13 shall survive Closing indefinitely. The term “Survival Period” shall also apply to any longer or shorter survival periods expressly provided for herein. Without limiting the foregoing, it is expressly agreed that any Claim with respect to the truth, accuracy or completeness of representations and warranties in this Agreement or a breach of any covenants or obligations contained herein shall be made, if at all, by a written notice on or before the end of the Survival Period or be forever barred. If a Claim is timely made within the Survival Period, any lawsuit based upon such Claim must be commenced within one hundred eighty (180) days after notice of the Claim is given or such Claim shall forever be barred, and once timely made, the Survival Period shall be extended until finally resolved, including all appeals. The provisions of this Section 15.20 will survive the Closing and/or termination of this Agreement indefinitely. The Survival Period referred to herein shall apply to known as well as unknown breaches of covenants, indemnities, warranties or representations.

15.21	Intentionally Omitted.

15.22	Bulk Sales Indemnity.

Seller shall indemnify, defend and hold Purchaser harmless from and against all Liabilities incurred by Purchaser resulting from the failure by Seller to comply with any statutory bulk sale or similar requirements applicable to Seller, or the failure to obtain any sale and occupancy or similar tax clearance certificates required to be obtained by Seller, or failure to pay any sales taxes, occupancy taxes, and other similar taxes due by Seller in respect to the Property prior to Closing. The terms of this Section 15.22 shall survive Closing or termination of this Agreement.

15.23	Attorneys’ Fees.

If an action is brought to enforce this Agreement, the prevailing party shall pay to the other party on demand any and all expenses paid or incurred by the prevailing party in connection with such action, including, without limitation, reasonable attorneys’ fees and disbursements.

15.24	Intentionally Omitted.

ARTICLE XVI

PUBLIC DISCLOSURE

16.1	Public Disclosure.

Subject to Section 16.2 hereof, from and after the date of this Agreement, neither Purchaser nor Seller shall disclose the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent (i) Seller and Purchaser from releasing a joint press release concerning the sale of the Property in the form agreed to in a side letter executed on the Effective Date, which press release either Seller or Purchaser may issue after the full execution of this Agreement, and (ii) any party from disclosing any matters set forth in this Agreement, or any of the terms and provisions of this Agreement, if and to the extent that such disclosure is required by New York Stock Exchange regulation or applicable law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter. The parties hereto agree that the price of the Shopping Center is not required to be disclosed by law, court order, or any other authority specified in clause (ii) of the foregoing sentence. No provision of this Section 16.1 will be construed to prohibit (i) subject to Section 16.2, disclosures to appropriate authorities of such information as may be legally required for federal securities, tax, accounting, or other reporting purposes or other applicable law, (ii) confidential disclosures to affiliates of either Seller or Purchaser, (iii) disclosures required in connection with legal proceedings to enforce the terms and provisions of this Agreement, (iv) disclosures by Seller or Purchaser in connection with the satisfaction of any condition precedent to the Closing, (v) intentionally omitted, (vi) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof, (vii) disclosure to the officers, employees, agents, contractors, attorneys, accountants and consultants of the parties on a need-to-know basis, and (viii) disclosures to current and prospective lenders, partners, members and investors of Purchaser provided that Purchaser shall advise each such party of the confidential nature of such information and that such parties agree to maintain the confidentiality thereof.

16.2	Permitted Disclosures.

Purchaser acknowledges and agrees that Taubman Centers, Inc., (“TCI”) the sole managing partner of TRG will be permitted to fully comply with all reporting requirements under applicable securities laws with respect to the transactions subject to this Agreement, including, but not limited to, the following certain reporting requirements: (a) the filing of a Form 8-K with the SEC upon the execution of this Agreement, (b) at the time of the first Form 10-Q, Form 10-K or Registration Statement to be filed with the SEC after the date of this Agreement, a filing of an entire fully-executed copy of this Agreement, (c) upon the Closing, a filing with respect to the completion of the disposition.

16.3	Survival.

The provisions of this Article XVI shall survive the Closing or termination of this Agreement (whichever shall occur) indefinitely.
[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, as of the Effective Date.

SELLER:

PARTRIDGE CREEK FASHION PARK LLC,
a Delaware limited liability company

By:	/s/ Simon J. Leopold

Its:	Authorized Signatory

PURCHASER:

SRP TM HOLDINGS, L.P., a Delaware limited partnership

By:	SRP TM Holdings GP, L.L.C., its general partner

	By:	/s/ Jeffrey Shuster

	Name:	Jeffrey Shuster

	Its:	Vice President

LIMITED JOINDER (this “Joinder”)
The Taubman Realty Group Limited Partnership, a Delaware limited partnership (“Taubman”), hereby joins in the execution of this Agreement for the sole purpose of being personally liable and responsible after Closing for, and hereby unconditionally and irrevocably guarantees to Purchaser the full and faithful payment and performance by each Seller and TRG Land (collectively, the “Taubman Parties”) of all of the obligations of the Taubman Parties to Purchaser under this Agreement, the Effective Date Letter and the Closing Documents that are required to be performed after Closing or prior to Closing with respect to indemnities which Taubman expressly agrees to give or obligations which are expressly covered in this Agreement by this Joinder, but, in each case, only to the extent of a Taubman Party’s obligations under this Agreement, the Effective Date Letter and the Closing Documents (the “Taubman Guaranty Obligations”). For the avoidance of doubt, capitalized terms used in this Joinder that are not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase and Sale Agreement by and among the Taubman Parties and Purchaser to which this Joinder is attached.
In connection with this Joinder, Taubman hereby waives and agrees not to assert or take advantage of the following defenses:
1.            Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any person or entity, or revocation hereof by any person or entity, or the failure of Purchaser to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of a Taubman Party;
2.            Diligence, presentment, notice of acceptance, notice of dishonor, notice of default, notice of presentment, or demand for payment of or performance of obligations guaranteed under this Joinder and other suretyship defenses generally;
3.            Protest and notice of dishonor or of default to Taubman or to any other person or entity with respect to the performance of obligations guaranteed under this Joinder;
4.            Any action required by any statute to be taken against a Taubman Party or Taubman;
5.            The dissolution or termination of the existence of a Taubman Party;
6.            The voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of a Taubman Party;
7.            The voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, a Taubman Party or any the Taubman Parties’ assets; and
8.    All rights and defenses arising out of an election of remedies by Purchaser, even though that election of remedies has destroyed Taubman’s rights of subrogation and reimbursement against a Taubman Party.
The liability of Taubman hereunder shall in no way be affected, diminished or released by any extension of time or forbearance that may be granted by Purchaser to a Taubman Party or by the acceptance by Purchaser of additional security for performance of this Agreement or the Closing Documents or any release, substitution or changes in any such security, or by any modifications, amendments or extensions of the this Agreement or the Closing Documents agreed upon by each Taubman Party and Purchaser.
Purchaser may enforce this Joinder against Taubman without the necessity at any time of resorting to or exhausting any other remedy or any other security or collateral and without the necessity at any time of having recourse to any of its rights or remedies under this Agreement or the Closing Documents, and without the necessity of proceeding against any Taubman Party. This is a guaranty of payment and performance and not merely of collection. The obligations of Taubman hereunder are absolute, primary, unconditional and irrevocable obligations, enforceable by Purchaser at Purchaser’s election, simultaneously with or after proceeding against a Taubman Party or without the necessity of any suit or proceedings against a Taubman Party, and in any event, without the necessity of any notice of non-payment, non-performance or non-observance, or of any notice of acceptance of this Joinder or any other notice or demand to which Taubman might otherwise be entitled or that may be required to preserve any rights against Taubman, all of which Taubman expressly waives.
Taubman’s liability under this Joinder may be enforced in full or in part, from time to time, after nonpayment or nonperformance of any of the Taubman Guaranty Obligations by a Taubman Party, in each case without requiring Purchaser to resort to any other person or entity, including, without limitation, any Taubman Party, or any other right, remedy or collateral.  In the event of rescission of, or Purchaser is obligated to return, all or any portion of any payment of the Taubman Guaranty Obligations under applicable law, this Joinder shall remain in effect as to such returned payments.
If an action is brought to enforce this Joinder, the prevailing party shall pay to the other party on demand any and all expenses paid or incurred by the prevailing party in connection with such action, including, without limitation, reasonable attorneys’ fees and disbursements.
Taubman represents and warrants that (i) it has full power and authority to execute and deliver this Joinder and to perform all obligations required of it hereunder, (ii) the execution and delivery by the signer on behalf of Taubman, and the performance by Taubman of its obligations hereunder, has been duly and validly authorized by all necessary action by Taubman, and (iii) this Joinder constitutes the legal, valid and binding obligations of Taubman, enforceable against Taubman in accordance with its terms.

Taubman may not assign its respective rights or delegate its respective duties under this Joinder without the prior written consent of Purchaser.

TAUBMAN:	The Taubman Realty Group Limited Partnership,
a Delaware limited partnership

	By:	/s/ Simon J. Leopold

	Name:	Simon J. Leopold

	Title:	Authorized Signatory

AGREEMENT OF ESCROW AGENT
The undersigned has executed this Agreement solely to confirm its agreement (a) to hold the Escrow Funds (any documents delivered to it in accordance with the terms of this Agreement) in escrow in accordance with the provisions hereof, (b) to comply with the provisions of Article XIII and Section 15.18 and (c) that the Title Affidavit is in form and substance acceptable to the undersigned in order to issue title insurance policies to Purchaser in the forms of the Pro Forma.

    Dated: June 17, 2014

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Maxine J. Lievois

Name:	Maxine J. Lievois

Title:	Vice President

EXHIBIT A

INTENTIONALLY OMITTED

EXHIBIT C

CERTAIN DEFINITIONS, PROCEDURES AND
RULES FOR INTERPRETING THIS AGREEMENT
Terms Generally. The definition of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (b) all references herein to Articles, Sections and Exhibits (other than Exhibit U) shall be construed to refer to Articles and Sections of, and Exhibits (other than Exhibit U) to, this Agreement and all references to Exhibit U shall be construed to refer to Exhibit U in the Effective Date Letter and (c) all references herein to Schedules shall be construed to refer to the Schedules in the Effective Date Letter. Any reference to this Agreement or to any Exhibits or Schedules hereto and any other instruments, documents and agreements shall include this Agreement, Exhibits, Schedules and other instruments, documents and agreements as originally executed or existing and as the same may from time to time be supplemented, modified or amended by written agreements of Seller and Purchaser.
Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature not otherwise defined in this Agreement shall be construed in accordance with GAAP, as in effect from time to time.
“Acceptable REA Estoppel” shall have the meaning set forth in Section 4.1(e) hereof.
“Acceptable Tenant Estoppel” shall have the meaning set forth in Section 4.1(f)(ii) hereof.
“Adjacent Property” shall have the meaning set forth in Section 12.1(bb) hereof.
“Affiliated Entities” shall have the meaning set forth in Section 15.6 hereof.
“Agreed Endorsements” shall have the meaning set forth in Section 4.1(d) hereof.
“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Anchor Tenant Estoppel” and “Anchor Tenant Estoppels” shall have the meaning set forth in Section 4.1(f)(i) hereof.
“Assignment and Assumption of Anchor Leases” shall have the meaning set forth in Section 4.1(c)(v) hereof.
“Assignment and Assumption of REA” shall have the meaning set forth in Section 4.1(c)(iii) hereof.
“Assignment and Assumption of Space Tenant Leases” shall have the meaning set forth in Section 4.1(c)(iv) hereof.
“Assignment and Assumption of Stu Evans Sublease” shall have the meaning set forth in Section 4.1(c)(ii) hereof.

“Authority” shall have the meaning set forth in Section 6.3 hereof.
“Base Rent” shall have the meaning set forth in Section 10.3 hereof.
“Bill of Sale” shall have the meaning set forth in Section 4.1(c)(vi) hereof.
“Business Day” shall have the meaning set forth in Section 6.1(a) hereof.
“Casualty” shall have the meaning set forth in Section 8.1(a) hereof.
“Casualty Review Period” shall have the meaning set forth in Section 8.1(a) hereof.
“CBT” shall have the meaning set forth in Section 9.4 (c) hereof.
“CERCLA” shall have the meaning set forth in Section 12.1(n) hereof.
“Claims” shall have the meaning set forth in Section 1.6(a) hereof.
“Closing” shall have the meaning set forth in Section 5.1 hereof.
“Closing Date” shall have the meaning set forth in Section 5.1 hereof.
“Closing Documents” shall have the meaning set forth in Section 1.2 hereof.
“Closing Statement” shall have the meaning set forth in Section 4.1(c)(xi) hereof.
“Code” shall have the meaning set forth in Section 4.1(c)(ix) hereof.
“Confidential Materials” shall have the meaning set forth in Section 6.1(c) hereof.
“Confidentiality Agreement” shall have the meaning set forth in Section 6.1(a) hereof.
“Damage Notice” shall have the meaning set forth in Section 8.1(a) hereof.
“Deed” shall have the meaning set forth in Section 4.1(c)(i) hereof.
“Defeasance” shall have the meaning set forth in Section 14.4(b) hereof.
“Defeasance Borrower” shall have the meaning set forth in Section 14.4(a)(ii) hereof.
“Defeasance Collateral” shall have the meaning set forth in Section 14.4(a)(iii) hereof.
“Defeasance Costs” shall have the meaning set forth in Section 10.1(c) hereof.
“Defeasance Documents” shall have the meaning set forth in Section 14.4(b)(ii) thereof.
“Defeasance Service Provider” shall have the meaning set forth in Section 14.4(a)(viii) hereof.
“Defease”, “Defeased”, “Defeasing”, and “Defeasance” shall have the meaning set forth in Section 14.4(a)(i) hereof.
“Defeased Loan Agreement” shall have the meaning set forth in Section 14.4(a)(v) hereof.

“Defeased Mortgage Loan” shall have the meaning set forth in Section 14.4(a)(vi) hereof.
“Defeased Note” shall have the meaning set forth in Section 14.4(a)(iv) hereof.
“Delinquency Report” and “Delinquency Reports” shall have the meaning set forth in Section 12.1(j) hereof.
“Deposit” shall have the meaning set forth in Section 3.1 hereof.
“Designated Representative of Purchaser” shall have the meaning set forth in Section 12.5 hereof.
“Designated Representative of Seller” shall have the meaning set forth in Section 12.2 hereof.
“Due Diligence Materials” shall have the meaning set forth in Section 6.5 hereof.
“Due Diligence Period” shall have the meaning set forth in Section 6.1(a) hereof.
“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Effective Date Letter” shall have the meaning set forth in Section 2.1 hereof.
“Environmental Laws” shall have the meaning set forth in Section 12.1(n) hereof.
“Escrow Agent” shall have the meaning set forth in Section 3.1 hereof.
“Escrow Costs” shall have the meaning set forth in Section 10.1(a) hereof.
“Escrow Funds” shall have the meaning set forth in Section 13.1 hereof.
“Estoppel Certificate” shall have the meaning set forth in Section 4.1(f)(i) hereof.
“Estoppel Threshold” shall have the meaning set forth in Section 4.1(f)(iii) hereof.
“Excepted Claims” shall have the meaning set forth in Section 1.6(a) hereof.
“Excluded Property” shall have the meaning set forth in Section 1.1(m) hereof.
“Existing Insurance Certificate” shall have the meaning set forth in Section 9.1(b) hereof.
“Existing Reports” shall have the meaning set forth in Section 12.1(n) hereof.
“Existing Survey” shall have the meaning set forth in Section 7.2 hereof.
“Fidelity” shall have the meaning set forth in Section 7.1 hereof.
“Final Adjustment Date” shall have the meaning set forth in Section 10.6 hereof.
“First Extended Closing Date” shall have the meaning set forth in Section 5.1(b) hereof.
“First Extension Notice” shall have the meaning set forth in Section 5.1(b) hereof.
“Fixed CAM” shall have the meaning set forth in Section 10.3 hereof.

“Fixtures and Personal Property shall have the meaning set forth in Section 1.1(e) hereof.
“General Assignment” shall have the meaning set forth in Section 4.1(c)(viii) hereof.
“Guaranty and Warranty Costs” shall have the meaning set forth in Section 1.1(h) hereof.
“Hazardous Materials” shall have the meaning set forth in Section 12.1(n) hereof.
“Improvements” shall have the meaning set forth in Section 1.1(b) hereof.
“Independent Consideration” shall have the meaning set forth in Section 3.3 hereof.
“Indemnified Party” shall have the meaning set forth in Section 12.8 hereof.
“Indemnifying Party” shall have the meaning set forth in Section 12.8 hereof.
“Initial Closing Date” shall have the meaning set forth in Section 5.1(a) hereof.
“Initial Deposit” shall have the meaning set forth in Section 3.1 hereof.
“Intangible Property” shall have the meaning set forth in Section 1.1(h) hereof.
“Investigations” shall have the meaning set forth in Section 6.1(a) hereof.
“Land” shall have the meaning set forth in Section 1.1(a) hereof.
“Leases” shall have the meaning set forth in Section 1.1(d) hereof.
“Leasing Costs” shall have the meaning set forth in Section 10.12 hereof.
“Liabilities” shall have the meaning set forth in Section 6.8 hereof.
“Liability Basket” shall have the meaning set forth in Section 15.13 hereof.
“Liquidated Damages Amount” shall have the meaning set forth in Section 11.1 hereof.
“List” shall have the meaning set forth in Section 12.1(p) hereof.
“Loan Agreement” and “shall have the meaning set forth in Section 14.2 hereof.
“Major Individual Casualty” shall have the meaning set forth in Section 8.1(c) hereof.
“Major Tenant Estoppel” shall have the meaning set forth in Section 4.1(f)(i) hereof.
“Major Tenants” shall have the meaning set forth in Section 4.1(f)(i) hereof.
“Material Individual Taking” shall have the meaning set forth in Section 8.2(a) hereof.
“Material Seller Breach” shall have the meaning set forth in Section 4.1(a) hereof.
“Materiality Threshold” shall have the meaning set forth in Section 4.1(a) hereof.
“Mortgage Lender” and “Mortgage Lenders” shall have the meaning set forth in Section 14.2 hereof.

“New Leases” shall have the meaning set forth in Section 9.4(c) hereof.
“New Service Agreements” shall have the meaning set forth in Section 9.4(a) hereof.
“New Sponsorship Contracts” shall have the meaning set forth in Section 9.4(b) hereof.
“New Survey” shall have the meaning set forth in Section 7.2 hereof.
“New Survey Exceptions” shall have the meaning set forth in Section 7.6 hereof.
“New Title Exceptions” shall have the meaning set forth in Section 7.5 hereof.
“Non-Assumed Service Agreements” shall have the meaning set forth in Section 9.14 hereof.
“Non-Assumed Sponsorship Contracts” shall have the meaning set forth in Section 9.15 hereof.
“Notice” shall have the meaning set forth in Section 15.5 hereof.
“Notice Letter” shall have the meaning set forth in Section 4.1(c)(xii) hereof.
“Objection Notice” shall have the meaning set forth in Section 13.1(b) hereof.
“OFAC” shall have the meaning set forth in Section 12.1(p) hereof.
“Operating Expenses” shall have the meaning set forth in Section 10.4 hereof.
“Other Tenants” shall have the meaning set forth in Section 4.1(f)(iii) hereof.
“Outside Closing Date shall have the meaning set forth in Section 5.1(e) hereof.
“Percentage Rentals” shall have the meaning set forth in Section 10.5 hereof.
“Permitted Exceptions” shall have the meaning set forth in Section 7.3 hereof.
“Permitted Tenant Liens” shall have the meaning set forth in Section 7.2 hereof
“Person” shall have the meaning set forth in Section 12.1(p) hereof.
“Price Determination Date” shall have the meaning set forth in Section 10.12 hereof
“Pro Forma” shall have the meaning set forth in Section 7.1 hereof.
“Property” shall have the meaning set forth Section 1.1 hereof.
“Property Documents” shall have the meaning set forth in Section 4.1(c)(xviii) hereof.
“Prorated Taxes” shall have the meaning set forth in Section 10.11 hereof.
“Proration Date” shall have the meaning set forth in Section 10.2 hereof.
“Provided Reports” shall have the meaning set forth in Section 12.1(n) hereof.
“Purchase Price” shall have the meaning set forth in Section 2.1(a) hereof.

“Purchaser” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Purchaser’s Losses” shall have the meaning set forth in Section 4.1(a) hereof.
“RCRA” shall have the meaning set forth in Section 12.1(n) hereof.
“REA” or “REAs” shall have the meaning set forth in Section 12.1(t) hereof.
“REA Estoppel” or “REA Estoppels” shall have the meaning set forth in Section 4.1(e) hereof.
“REA Party” shall have the meaning set forth in Section 4.1(e).
“REA/Tenant Claims” shall have the meaning set forth in Section 4.1(f)(iv) hereof.
“Real Property” shall have the meaning set forth in Section 1.1(b) hereof.
“REC” shall have the meaning set forth in Section 6.1(a) hereof.
“Recording Charges” shall have the meaning set forth in Section 10.1(a) hereof.
“Released Parties shall have the meaning set forth in Section 1.6(a) hereof.
“Remaining Tenant Estoppel” and“Remaining Tenant Estoppels” shall have the meaning set forth in Section 4.1(f)(i) hereof.
“Remaining Tenants” shall have the meaning set forth in Section 4.1(f)(i) hereof.
“Rentals” shall have the meaning set forth in Section 10.2 hereof.
“Rent Roll” and “Rent Rolls” shall have the meaning set forth in Section 12.1(f) hereof.
“Reporting Person” shall have the meaning set forth in Section 15.18(a) hereof.
“Reporting Requirements” shall have the meaning set forth in Section 15.18 hereof.
“Royal Abstract” shall have the meaning set forth in Section 7.1 hereof
“SARA” shall have the meaning set forth in Section 12.1(n) hereof.
“Scope of Work” shall have the meaning set forth in Section 6.1(a) hereof.
“Second Deposit” shall have the meaning set forth in Section 5.1(b) hereof.
“Second Extended Closing Date” shall have the meaning set forth in Section 5.1(c) hereof.
“Second Extension Notice” shall have the meaning set forth in Section 5.1(c) hereof.
“Security Deposits” shall have the meaning set forth in Section 1.1(d) hereof.
“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.
“Seller Estoppel” shall have the meaning set forth in Section 4.1(f)(iii) hereof.

“Seller’s Condition” shall have the meaning set forth in Section 5.1(b) hereof.
“Seller’s Costs shall have the meaning set forth in Section 10.12 hereof.
“Seller’s Maximum Liability” shall have the meaning set forth in Section 15.13 hereof.
“Seller’s Representations” shall have the meaning set forth in Section 12.1 hereof.
“Separate Closing Statement” shall have the meaning set forth in Section 4.1(c)(xi) hereof.
“Service Agreements” shall have the meaning set forth in Section 12.1(r) hereof.
“Shopping Center” shall have the meaning set forth in Recital A hereof.
“SNDAs” shall have the meaning set forth in Section 9.7 hereof.
“Sponsorship Contracts” shall have the meaning set forth in Section 12.1(s) hereof.
“Survey Costs” shall have the meaning set forth in Section 10.1(a) hereof.
“Survey” shall have the meaning set forth in Section 7.2 hereof.
“Survey Cure Period” shall have the meaning set forth in Section 7.6 hereof.
“Survival Period” shall have the meaning set forth in Section 15.20 hereof.
“Taking” shall have the meaning set forth in Section 8.2 hereof.
“Taking Notice” shall have the meaning set forth in Section 8.2 hereof.
“Taking Review Period” shall have the meaning set forth in Section 8.2(a) hereof.
“TCI” shall have the meaning set forth in Section 16.2 hereof.
“Third Deposit shall have the meaning set forth in Section 5.1(c) hereof.
“Title Affidavit” shall have the meaning set forth in Section 4.1(c)(xvii) hereof.
“Title Company” shall have the meaning set forth in Section 7.1 hereof.
“Title Cure Period” shall have the meaning set forth in Section 7.5 hereof.
“Title Policy” shall have the meaning set forth in Section 4.1(d) hereof.
“Title Policy Costs” shall have the meaning set forth in Section 10.1(a) hereof.
“Transfer Taxes” shall have the meaning set forth in Section 10.1(a) hereof.
“TRG” shall have the meaning set forth in Section Error! Reference source not found.1.1(h) hereof.
“TTC” means The Taubman Company LLC, a Delaware limited liability company.
“Uncredited Purchaser’s Losses” shall have the meaning set forth in Section 11.2(a) hereof.

“Unpermitted Exceptions” shall have the meaning set forth in Section 7.4 hereof.
“Unsatisfied Conditions” shall have the meaning set forth in Section 5.1(b) hereof.
“Willing Title Company” shall have the meaning set forth in Section 4.1(d) hereof.

EXHIBIT D
DEFEASED MORTGAGE LOAN

1.	The Mall at Partridge Creek.
Loan Agreement: Loan Agreement dated as of June 24, 2010 between Partridge Creek Fashion Park LLC, as Borrower, and Goldman Sachs Commercial Mortgage Capital, L.P., as Lender, as may be amended.
Defeased Mortgage Loan: Mortgage loan in the original principal amount of $82,500,000 made pursuant to the above Loan Agreement and secured by that certain Mortgage executed by Partridge Creek Fashion Park LLC, a Delaware limited liability company (successor by merger to Partridge Creek Land LLC, a Delaware limited liability company and Partridge Creek LLC, a Delaware limited liability company) to Goldman Sachs Commercial Mortgage Capital, L.P., a Delaware limited partnership, dated June 24, 2010 and recorded July 1, 2010 in Liber 20320, Page 761, as assigned to U.S. Bank, National Association, as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2010-C1 by Assignment of Mortgage dated July 1, 2010 and recorded November 24, 1010 in Liber 20513, Page 236, as may be amended.
Mortgage Lender (including Servicer): U.S. Bank, National Association, as trustee for the registered holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2010-C1.

EXHIBIT E

FORM OF DEED

SPECIAL COVENANT DEED

THIS INDENTURE, made this ____ day of __________, 2014, by and between ________________________________, a Delaware limited liability company, whose address is c/o The Taubman Company LLC, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Grantor”), and ________________________________, a ______________________________, whose address is ____________________________________________________ (“Grantee”).

WITNESSETH, that Grantor, for and in consideration of the sum of $1.00 (Real Estate Transfer Tax Valuation Affidavit filed simultaneously herewith) to it in hand paid by Grantee, the receipt whereof is hereby confessed and acknowledged, does hereby grant, convey, bargain, sell, remise, alien and confirm unto Grantee that certain parcel of land located in the _________ of ______________, County of ________________, State of Michigan, known and described as follows, to-wit (the “Property”):

See Exhibit A attached hereto and incorporated herein by reference together with all rights, privileges, hereditaments and appurtenances belonging thereto and all of Grantor’s right, title and interest in and to any and all improvements located thereon, but subject to any Permitted Exceptions as set forth on Exhibit B attached hereto:

Notwithstanding any warranty which may otherwise be implied from the use of any word, phrase, or clause herein, Grantor warrants title to the Property, subject to the matters referred to above, only against the lawful claims of any person claiming by, through or under Grantor, but not otherwise.

This Property may be located within the vicinity of farmland or a farm operation. Generally accepted agricultural and management practices which may generate noise, dust, odors, and other associated conditions may be used and are protected by the Michigan Right to Farm Act. Grantor grants to Grantee the right to make all available land divisions under Section 108 of the Land Division Act, Act No. 288 of the Public Acts of 1967.

IN WITNESS WHEREOF, Grantor has executed this Covenant Deed.

_____________________________,
a Delaware limited liability company

By:    _____________________________

Its:    Authorized Signatory

STATE OF MICHIGAN    )
)SS
COUNTY OF OAKLAND    )

The foregoing instrument was acknowledged before me this ____ day of ____________, 2014, by _________________________________, an Authorized Signatory of _________________________________, a Delaware limited liability company, on behalf of the limited liability company.

_____________________________
Notary Public County, _______________
My commission expires:_____________________

County Treasurer’s Certificate	City Treasurer’s Certificate
Affix revenue stamps to back of Covenant Deed after recording	Affix revenue stamps to back of Covenant Deed after recording

When recorded return to: ______________________________ ______________________________ ______________________________	Send subsequent tax bills to: Grantee	Drafted by: Joel M. Krugel, Esq. Honigman Miller Schwartz and Cohn 39400 Woodward Avenue, Suite 101 Bloomfield Hills, MI 48304

Recording Fee:        Tax Parcel No.:            Transfer Tax:

$__________________    ______________________        Real Estate Transfer Tax
Valuation Affidavit filed
simultaneously herewith

EXHIBIT A TO SPECIAL COVENANT DEED

EXHIBIT B TO SPECIAL COVENANT DEED

EXHIBIT E-7(A)

FORM OF ASSIGNMENT AND ASSUMPTION OF STU EVANS SUBLEASE

When recorded return to:

______________________________
______________________________
______________________________
______________________________

ASSIGNMENT AND ASSUMPTION OF SUBLEASE

This Assignment and Assumption of Sublease (this “Assignment”) is made and entered into on this _____ day of _____________________, 2014, by and between Partridge Creek Fashion Park LLC, a Delaware limited liability company, whose address is c/o The Taubman Company LLC, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Assignor”), and ________________________, a __________________________________, whose address is ___________________________________________________________________ (“Assignee”), based upon the following:
A.    Of even date herewith, Assignee is acquiring from Assignor, all of Assignor’s right, title and interest in and to that certain property located in Clinton Township, Macomb County, Michigan, as is more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”), in accordance with the terms and conditions of that certain Purchase and Sale Agreement entered into among ____________________________________________, a ____________________________ (“Purchaser”), and Assignor dated __________________, 2014, as amended (the “Purchase Agreement”). [Purchaser assigned its rights under the Purchase Agreement with respect to the Property to Assignee pursuant to Section 15.6 of the Purchase Agreement.] Capitalized terms used but not otherwise defined in this Assignment, shall have the meanings ascribed to them in the Purchase Agreement.
B.    As part of the transaction contemplated by the Purchase Agreement, Assignor has agreed to assign, transfer and convey to Assignee, and Assignee has agreed to assume, Assignor’s right, title and interest in, to and under that certain Sublease between Stu Evans Lincoln-Mercury, Lakeside, Inc., as sublessor, and Assignor, as sublessee, dated as of May 1, 2007, and all amendments, modifications, supplements and memoranda thereof (the “Sublease”).
NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Assignment and for Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Assignor and Assignee hereby agree as follows:
1.    Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title, and interest in, to, and under the Sublease. Assignor hereby represents and warrants to Assignee (i) that Assignor’s interest in Sublease is being transferred and assigned to Assignee free and clear of all liens and encumbrances and all adverse claims or demands of any persons claiming by, through or under Assignor, except the Permitted Exceptions described on Exhibit B attached hereto and made a part hereof and (ii) that Assignor has not previously assigned the Sublease, other than a collateral assignment to its mortgage lender.
2.    Assignee hereby accepts the transfer and assignment of Assignor’s interest in the Sublease and assumes and agrees to observe and perform all of Assignor’s duties, obligations, liabilities and covenants under the Sublease accruing on or after the date hereof.
3.    Assignor is hereby assigning its right, title, and interest in the Sublease to Assignee without any representations or warranties except as specifically provided in the Purchase Agreement and this Assignment.  Assignor and Assignee acknowledge and agree that the representations, warranties and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the extent provided therein.
4.    This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
5.    This Assignment shall be governed by the laws of the State of Michigan.

6.    To facilitate execution, this Assignment may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of or on behalf of each party, or the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.

[The remainder of this page intentionally left blank.]

The parties hereto have executed this Assignment and Assumption of Sublease as of the day and year first above written.

PARTRIDGE CREEK FASHION PARK LLC,
a Delaware limited liability company

By:    ______________________________

Its:    Authorized Signatory

“Assignor”

______________________________,
a ______________________________

By:    ______________________________

Its:    ______________________________

“Assignee”

ACKNOWLEDGMENTS

STATE OF MICHIGAN    )
) ss.
COUNTY OF OAKLAND    )

The foregoing instrument was acknowledged before me this day of ___________, 2014, by ____________________________, an Authorized Signatory of Partridge Creek Fashion Park LLC, a Delaware limited liability company, on behalf of said limited liability company.

______________________________
Notary Public
_________________ County,______________________

My Commission Expires:__________________________

STATE OF             )
) ss.
COUNTY OF             )

The foregoing instrument was acknowledged before me this day of ___________, 2014, by ____________________________, the ________________________________ of _____________________________, a __________________________________, on behalf of said __________________________________.

______________________________
Notary Public
_________________ County,______________________

My Commission Expires:__________________________

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF SUBLEASE

[Legal Description of Property]

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION OF SUBLEASE

[Permitted Exceptions]

EXHIBIT E-7(B)
FORM OF ASSIGNMENT AND ASSUMPTION OF REA

When recorded return to:

______________________________
______________________________
______________________________
______________________________

ASSIGNMENT AND ASSUMPTION OF RECIPROCAL EASEMENT AGREEMENT

This Assignment and Assumption of Reciprocal Easement Agreement (this “Assignment”) is made and entered into on this _____ day of _____________________, 2014, by and between ________________________, a [Delaware] limited liability company, whose address is c/o The Taubman Company LLC, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Assignor”), and ________________________, a __________________________________, whose address is _____________________________________________________ (“Assignee”), based upon the following:

A.    Of even date herewith, Assignee is acquiring from Assignor that certain property located in the [City of _______________, County of _______________, State of _______________, commonly known as “______________________________”], as is more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”), in accordance with the terms and conditions of that certain Purchase Agreement entered into among ______________________________, a ____________________________ (“Purchaser”), and Assignor dated _______________, 2014, as amended (the “Purchase Agreement”). [Purchaser assigned its rights under the Purchase Agreement with respect to the Property to Assignee pursuant to Section 15.6 of the Purchase Agreement.] Capitalized terms used but not otherwise defined in this Assignment, shall have the meanings ascribed to them in the Purchase Agreement.

B.    As part of the transaction contemplated by the Purchase Agreement, Assignor has agreed to assign, transfer and convey to Assignee, and Assignee has agreed to assume, Assignor’s interest (together with all rights relating thereto and all obligations arising on or after the date hereof relating thereto) under that certain [Reciprocal Easement Agreement] between Assignor or its predecessor-in-interest, ________________________________________, a ______________________________________, ___________________________________, a _____________________________________, and ____________________________________, a ___________________________________, dated ___________, _________, and recorded on ____________, _________, in ____________________________________________ (the “REA”).

C.    In connection with the conveyance of the Property, Assignor has agreed to transfer to Assignee all of Assignor’s right, title and interest and Assignee has agreed to assume all of Assignor’s obligations, under the REA, all recorded and unrecorded Supplemental Agreements dated __________, ________ (and amendments thereto and memoranda thereof) and other agreements relating to the REA which were entered into by Assignor and _________, _________ or ___________ (collectively, the “REA Agreements”).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Assignment and for Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Assignor and Assignee hereby agree as follows:

1.    Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in, to and under the REA Agreements. Assignor hereby represents and warrants to Assignee that Assignor has not previously assigned the REA Agreements and any other rights of Assignor in, to or with respect to the REA Agreements other than a collateral assignment to its mortgage lender.

2.    Assignee hereby accepts the transfer and assignment of all of Assignor’s right, title and interest in, to and under the REA Agreements. Assignee hereby assumes and agrees to observe and perform all of Assignor’s duties, obligations and covenants under the REA Agreements accruing on or after the date hereof.

3.    Assignor is hereby assigning its right, title, and interest in the REA Agreements to Assignee without any representations or warranties except as specifically provided in the Purchase Agreement and this Assignment.  Assignor and Assignee acknowledge and agree that the representations, warranties and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the extent provided therein.

4.    This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.    This Assignment shall be governed by the laws of the State of ________________.

6.    To facilitate execution, this Assignment may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of or on behalf of each party, or the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.

The parties hereto have executed this Assignment and Assumption of Reciprocal Easement Agreement as of the day and year first above written.

______________________________,
a [Delaware] limited liability company

By:    _____________________________

Its:    Authorized Signatory

“Assignor”

______________________________,
______________________________

By:    ______________________________

Its:    ______________________________

“Assignee”

ACKNOWLEDGMENTS

STATE OF MICHIGAN     )
) ss.
COUNTY OF OAKLAND    )

The foregoing instrument was acknowledged before me this _____ day of _____________, 2014, by ______________________________, an Authorized Signatory of _____________________________, a [Delaware] limited liability company, on behalf of said Delaware limited liability company.

______________________________
Notary Public
_________________ County, ________________________
My Commission Expires:__________________________

STATE OF             )
) ss.
COUNTY OF             )

The foregoing instrument was acknowledged before me this day of ___________, 2014, by _____________________, the _______________________________ of _____________________________, a _____________________________________, on behalf of said _____________________________________.

______________________________
Notary Public
_________________ County, _____________________

My Commission Expires: ________________________

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF REA

[Legal Description of Property]

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION OF SPACE TENANT LEASES

When recorded return to:
_____________________________
_____________________________
_____________________________
_____________________________

ASSIGNMENT AND ASSUMPTION OF SPACE TENANT LEASES

This Assignment and Assumption of Space Tenant Leases (this “Assignment”) is made and entered into on this _____ day of ____________________, 2014, by and between __________________________________, a [Delaware] limited liability company, whose address is c/o The Taubman Company LLC, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Assignor”), and ________________________, a ____________________________________, whose address is __________________________________________________________________ (“Assignee”), based upon the following:

A.    Of even date herewith, Assignee is acquiring from Assignor that certain property located in the [City of ______________, County of _______________, State of _______________, commonly known as “______________________________”], as is more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”), in accordance with the terms and conditions of that certain Purchase and Sale Agreement entered into among ________________________________, a ___________________________ (“Purchaser”), and Assignor dated ____________________, 2014, as amended (the “Purchase Agreement”). [Purchaser assigned its rights under the Purchase Agreement with respect to the Property to Assignee pursuant to Section 15.6 of the Purchase Agreement.] Capitalized terms used but not otherwise defined in this Assignment, shall have the meanings ascribed to them in the Purchase Agreement.

B.    Assignor and Assignee desire to have Assignor assign to Assignee all of Assignor’s right, title and interest in and to the leases, licenses, and other occupancy agreements relating to the Property as provided herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Assignment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Assignor and Assignee hereby agree as follows:

1.    Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title, and interest in, to, and under (i) each of the leases, licenses to use space and other occupancy agreements, and all amendments, modifications and supplements to such leases, licenses and occupancy agreements, identified on Exhibit B attached hereto (collectively, the “Leases”), (ii) all refundable security deposits, access card or key deposits and any and all other refundable deposits made by each of the tenants under the Leases (the “Security Deposits”), (iii) to the extent assignable, all estoppel certificates given by the tenants with respect to the Leases (the “Estoppel Certificates”), (iv) all prepaid rents made under the Leases (“Prepaid Rents”), and (v) any other rights of Assignor in, to or with respect to the Leases or the Security Deposits. Assignor hereby represents and warrants to Assignee that Assignor has not previously assigned any of the Leases, the Security Deposits, the Estoppel Certificates and the Prepaid Rents, other than a collateral assignment to its mortgage lender.

2.    Assignee hereby accepts the transfer and assignment of Assignor’s interest in the Leases, the Security Deposits, the Estoppel Certificates and the Prepaid Rents. Assignee hereby assumes and agrees to observe and perform all of Assignor’s duties, obligations, and covenants under the Leases accruing on or after the date hereof. Without limiting the generality of the foregoing, Assignee hereby assumes all responsibility, if any, under the Leases and applicable law for the return to the tenants under the Leases of all Security Deposits described on Exhibit C attached hereto and made a part hereof, but only as and to the extent actually transferred to Assignee or credited against Assignee’s purchase price in the Property.

3.    Assignor is hereby assigning its right, title, and interest in the Leases, the Security Deposits, and the Estoppel Certificates to Assignee without any representations or warranties except as specifically provided in the Purchase Agreement and this Assignment.  Assignor and Assignee acknowledge and agree that the representations, warranties and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the extent provided therein.

4.    Assignor hereby covenants and agrees to sign, execute and deliver, or cause to be signed, executed or delivered, and to do or make, or cause to be done or made, upon reasonable request by Assignee, any and all agreements, instruments, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by Assignee for the purpose of or in connection with acquiring or more effectively vesting in Assignee or evidencing the vesting in Assignee of the right, title and interest of Assignor granted, conveyed, bargained, sold, assigned, transferred, set over or delivered or intended to be granted, conveyed, bargained, sold, assigned, transferred, set over or delivered, hereby or hereunder; provided, however, that the performance of such actions or the execution and delivery of such documents, as applicable, shall not result in any additional liability to Assignor or any of its affiliates.

5.    This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.    This Assignment shall be governed by the laws of the State of __________________________________.

7.    To facilitate execution, this Assignment may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of or on behalf of each party, or the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.
[The remainder of this page intentionally left blank.]

The parties hereto have executed this Assignment and Assumption of Space Tenant Leases as of the day and year first above written.

_____________________________,
a [Delaware] limited liability company

By:    _____________________________

Its:    Authorized Signatory
“Assignor”

_____________________________,
a _____________________________

By:    _____________________________

Its:    _____________________________

“Assignee”

ACKNOWLEDGMENTS

STATE OF MICHIGAN    )
) ss.
COUNTY OF     OAKLAND    )

The foregoing instrument was acknowledged before me this day of ___________, 2014, by _____________________, an Authorized Signatory of _____________________________, a [Delaware] limited liability company, on behalf of said limited liability company.

_____________________________
Notary Public
_________________ County, _____________________
My Commission Expires: ________________________

STATE OF             )
) ss.
COUNTY OF             )

The foregoing instrument was acknowledged before me this day of ___________, 2014, by _____________________, the _______________________________ of _____________________________, a _____________________________________, on behalf of said _____________________________________.

_____________________________
Notary Public
_________________ County, _______________________
My Commission Expires: __________________________

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF SPACE TENANT LEASES

[Legal Description of Property]

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION OF SPACE TENANT LEASES

[List of Leases]

EXHIBIT C TO ASSIGNMENT AND ASSUMPTION OF SPACE TENANT LEASES

[Security Deposits]

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION OF ANCHOR LEASE

When recorded return to:
__________________________________
__________________________________
__________________________________
__________________________________

ASSIGNMENT AND ASSUMPTION OF ANCHOR LEASE

This Assignment and Assumption of Anchor Lease (this “Assignment”) is made and entered into on this _____ day of _____________________, 2014, by and between ________________________, a [Delaware] limited liability company, whose address is c/o The Taubman Company LLC, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Assignor”), and ________________________, a __________________________________, whose address is _____________________________________________________ (“Assignee”), based upon the following:

A.    Of even date herewith, Assignee is acquiring from Assignor that certain property located in the [City of _______________, County of _______________, State of _______________, commonly known as “______________________________”], as is more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”), in accordance with the terms and conditions of that certain Purchase Agreement entered into among ______________________________, a ____________________________ (“Purchaser”), and Assignor dated _______________, 2014, as amended (the “Purchase Agreement”). [Purchaser assigned its rights under the Purchase Agreement with respect to the Property to Assignee pursuant to Section 15.6 of the Purchase Agreement.] Capitalized terms used but not otherwise defined in this Assignment, shall have the meanings ascribed to them in the Purchase Agreement.

B.    As part of the transaction contemplated by the Purchase Agreement, Assignor has agreed to assign, transfer and convey to Assignee, and Assignee has agreed to assume, Assignor’s interest as landlord (together with all rights relating thereto and all obligations arising on or after the date hereof relating thereto) under that certain [Lease Agreement] between Assignor or its predecessor-in-interest, as landlord, and _______________________, as tenant (the “Tenant”), and all amendments, modifications, supplements and memoranda thereof described on Exhibit B attached hereto and made a part hereof (the “Lease”), relating to the Property.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Assignment and for Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Assignor and Assignee hereby agree as follows:

1.    Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title, and interest in, to, and under (i) the Lease, (ii) to the extent assignable, all estoppel certificates given by Tenant with respect to the Lease (the “Estoppel Certificates”), [(iii) the ______‑story department store building built and owned by Tenant situated upon the Property (the “Building”),]     To be included if applicable. (iv) all prepaid rents made under the Leases (the “Prepaid Rent”), (v) all security deposits, access code or key deposits and any other refundable deposits made under the Leases (the “Security Deposits”), (vi) any other rights of Assignor in, to or with respect to the Lease [or the Building] and (vii) the benefit of any guaranties provided by affiliates of a Tenant. Assignor hereby represents and warrants to Assignee that Assignor has not previously assigned the Lease, the Estoppel Certificate, the Building, the Prepaid Rents, the Security Deposits and any other rights of Assignor in, to or with respect to the Lease or Building other than a collateral assignment to its mortgage lender.

2.    Assignee hereby accepts the transfer and assignment of Assignor’s interest in the Lease, the Prepaid Rents, the Security Deposits, the Estoppel Certificates, [and the Building]. Assignee hereby assumes and agrees to observe and perform all of Assignor’s duties, obligations, and covenants under the Lease accruing on or after the date hereof.

3.    Assignor is hereby assigning its right, title, and interest in the Lease, the Estoppel Certificates, the Prepaid Rents, the Security Deposits, [and the Building] to Assignee without any representations or warranties except as specifically provided in the Purchase Agreement and this Assignment.  Assignor and Assignee acknowledge and agree that the representations, warranties and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the extent provided therein.

4.    This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.    This Assignment shall be governed by the laws of the State of ________________.

6.    To facilitate execution, this Assignment may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of or on behalf of each party, or the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.
[SHOULD REFERENCE ANY GUARANTEES]

[The remainder of this page intentionally left blank.]
__________________________________
1    To be included if applicable.

The parties hereto have executed this Assignment and Assumption of Anchor Lease as of the day and year first above written.

__________________________________,
a [Delaware] limited liability company

By:    __________________________________

Its:    Authorized Signatory

“Assignor”

__________________________________,
__________________________________

By:    __________________________________

Its:    __________________________________

“Assignee”

ACKNOWLEDGMENTS

STATE OF MICHIGAN     )
) ss.
COUNTY OF OAKLAND    )

The foregoing instrument was acknowledged before me this _____ day of _____________, 2014, by ______________________________, an Authorized Signatory of _____________________________, a [Delaware] limited liability company, on behalf of said Delaware limited liability company.

__________________________________
Notary Public
_________________ County, _________________________
My Commission Expires: ____________________________

STATE OF             )
) ss.
COUNTY OF             )

The foregoing instrument was acknowledged before me this day of ___________, 2014, by _____________________, the _______________________________ of _____________________________, a _____________________________________, on behalf of said _____________________________________.

__________________________________                                        Notary Public
_________________ County, ______________________
My Commission Expires:    _______________________

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF ANCHOR LEASE

[Legal Description of Property]

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION OF ANCHOR LEASE

[Anchor Lease Documents]

EXHIBIT H

FORM OF BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS: That ____________________________, a [Delaware] limited liability company, whose address is c/o The Taubman Company LLC, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Seller”), in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid to Seller by ________________________, a _____________________________, whose address is ______________________________________________________________________ (“Buyer”), the receipt and sufficiency of which are hereby acknowledged by Seller, and pursuant to that certain Purchase and Sale Agreement entered into among, _____________________________, a ____________________________ (“_________”), and Seller dated _______________, 2014, as amended (the “Purchase Agreement”), has bargained and sold and by these presents does hereby grant and convey unto Buyer all of Seller’s right, title and interest in all Fixtures and personal property owned by Seller and appurtenant to, located in or used in connection with the operation of the Real Property (as defined below), except for the Excluded Property (as defined in the Purchase Agreement) and for those items of Personal Property and Fixtures as set forth on Exhibit B attached hereto (collectively, the “Personal Property”). As used herein, “Real Property” shall mean the real property located in the [City of ______________, County of _______________, State of _______________ commonly known as “__________________________________”], as such real property is more particularly described on Exhibit A attached hereto and made a part hereof. [[______________] has assigned its rights under the Purchase Agreement with respect to the Real Property and the Personal Property to Buyer pursuant to Section 15.6 of the Purchase Agreement.] Capitalized terms used but not otherwise defined in this Bill of Sale shall have the meanings ascribed to them in the Purchase Agreement.

Seller is hereby conveying its right, title, and interest in the Personal Property to Buyer “as is,” “where is” and “with all faults” and without any representations or warranties except as specifically provided in the Purchase Agreement, and the provisions of Section 1.5 of the Purchase Agreement are incorporated herein by reference. Seller and Buyer acknowledge and agree that the representations, warranties and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the extent provided therein.

To facilitate execution, this Bill of Sale may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of or on behalf of each party, or the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.

[The remainder of this page intentionally left blank.]

Dated: ___________, 2014.
_______________________________,
a [Delaware] limited liability company

By:    _______________________________
Its:    Authorized Signatory

“Seller”

______________________________,
a _____________________________

By:    _______________________________
Its:    _______________________________

“Buyer”

EXHIBIT A TO BILL OF SALE
Property

EXHIBIT B TO BILL OF SALE
Specified Items on Excluded Property

EXHIBIT I

FORM OF GENERAL ASSIGNMENT

This General Assignment (this “Assignment”) is made and entered into on this _____ day of ___________________, 2014, by and between ______________________________________, a [Delaware] limited liability company, whose address is c/o The Taubman Company LLC, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Assignor”), and _______________________________, a _________________________________, whose address is __________________________________________________________________ (“Assignee”), based upon the following:

A.    Of even date herewith, Assignee is acquiring from Assignor that certain property located in the [City of ______________, County of _______________, State of _______________ commonly known as “__________________________________”], as is more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”), together with all of Assignor’s right, title and interest in certain personal property relating thereto, all in accordance with the terms and conditions of that certain Purchase and Sale Agreement entered into among _________________________________, a ____________________________ (“Purchaser”), and Assignor dated _________________________, 2014, as amended (the “Purchase Agreement”). [Purchaser has assigned its rights under the Purchase Agreement with respect to the Property to Assignee pursuant to Section 15.6 of the Purchase Agreement.] Capitalized terms used but not otherwise defined in this Assignment, shall have the meanings ascribed to them in the Purchase Agreement.

B.    In accordance with the Purchase Agreement, Assignor and Assignee desire to have Assignor assign to Assignee all of Assignor’s right, title and interest in certain assets of Assignor as provided herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Assignment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Assignor and Assignee hereby agree as follows:

1.    Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title, and interest in, to, and under each of the following, except for the Excluded Property (as defined in the Purchase Agreement) and those items set forth on Exhibit D attached hereto and made a part hereof (collectively, the “Assigned Assets”):

(i)    All Service Agreements and Sponsorship Contracts described on Exhibit B attached hereto and made a part hereof;

(ii)    If and to the extent assignable by Assignor without any Liability to Assignor, all licenses, permits, approvals;

(iii)    If and to the extent assignable by Assignor without any Liability to Assignor, all warranties for the Property;

(iv)    The Intangible Property with respect to the Property;

(v)    The personal property Leases listed on Exhibit C attached hereto and made a part hereof; and

(vi)    All books and records relating to the operation of the Property.

2.    Assignee hereby accepts the transfer and assignment of Assignor’s interest in the Assigned Assets. Assignee hereby assumes and agrees to observe and perform all of Assignor’s duties, obligations, and covenants under the Assigned Assets accruing on or after the date hereof.

3.    Assignor is hereby assigning its right, title, and interest in the Assigned Assets to Assignee without any representations or warranties except as specifically provided in the Purchase Agreement and this Assignment.  Assignor and Assignee acknowledge and agree that the representations, warranties and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the extent provided therein.

4.    Assignor hereby covenants and agrees to sign, execute and deliver, or cause to be signed, executed or delivered, and to do or make, or cause to be done or made, upon reasonable request by Assignee, any and all agreements, instruments, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by Assignee for the purpose of or in connection with acquiring or more effectively vesting in Assignee or evidencing the vesting in Assignee of the right, title and interest of Assignor granted, conveyed, bargained, sold, assigned, transferred, set over or delivered or intended to be granted, conveyed, bargained, sold, assigned, transferred, set over or delivered, hereby or hereunder; provided, however, that the performance of such actions or the execution and delivery of such documents, as applicable, shall not result in any additional Liability to Assignor or any of its affiliates.

5.    This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

6.    This Assignment shall be governed by the laws of the State of ____________________.

7.    To facilitate execution, this Assignment may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of or on behalf of each party, or the signatures of the persons required to bind any party, appear on one or more of such counterparts. All counterparts shall collectively constitute a single agreement.

[The remainder of this page intentionally left blank.]

The parties hereto have executed this General Assignment as of the day and year first above written.

_________________________,
a [Delaware] limited liability company

By:    _________________________

Its:    Authorized Signatory

“Assignor”

_________________________,
a     _________________________

By:    _________________________

Its:    _________________________

“Assignee”

EXHIBIT A TO GENERAL ASSIGNMENT

Property

EXHIBIT B TO GENERAL ASSIGNMENT

Service Agreements

EXHIBIT C TO GENERAL ASSIGNMENT

Personal Property Leases

EXHIBIT D TO GENERAL ASSIGNMENT

Specific Items of Excluded Property

EXHIBIT J

FORM OF FIRPTA CERTIFICATION

NON-FOREIGN PERSON CERTIFICATION

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For United States tax purposes (including Section 1445), the owner of a disregarded entity (which has title to a United States real property interest) will be the transferor of the property and not the disregarded entity. To inform the transferee, ____________________________, a __________________________________, that withholding of tax is not required upon the undersigned transferor’s disposition of a United States real property interest, the transferor hereby certifies the following:

1.	The transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations);

2.	The transferor is not a disregarded entity as defined in Treasury Regulations §1.1445-2(b)(2)(iii).

3.	The transferor’s U. S. employer identification number is _________________; and

4.	The transferor’s office address is c/o The Taubman Company LLC, 200 East Long Lake Road, Bloomfield Hills, Michigan 48304.

The transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the undersigned transferor.

Dated: ______________, 2014                                                                        _________________________,
a _____________________________

By:_________________________
Its:____________________________

EXHIBIT K

FORM OF TENANT NOTICE LETTER

_________________________ LLC
200 East Long Lake Road
Suite 300
Bloomfield Hills, MI 48304

November ____, 2011

To all Tenants of
_____________ Mall

Re:    _______________ Mall (“___________”)

Ladies and Gentlemen:

Please be advised that effective on the date hereof the ownership of ___________ was transferred to                                          (“_______”). In connection with the transfer, the landlord’s interest under your lease at _________ (as the same may have been amended, the “Lease”), including any security deposits hereunder, was transferred to _____________. Therefore, effective immediately, all correspondence to and communications with the landlord of ____________ with respect to such Lease should be directed to the following:

_________________________
_________________________
_________________________
_________________________

Under separate letter, you will be directed to pay all rent, taxes, common area maintenance charges and other charges due under the Lease to a specified lock box account.

Finally, please name __________________as an additional named insured under all insurance policies required to be maintained by you under the Lease and forward new certificates of insurance to _______________________________ at the above address.

Very truly yours,

_________________________ LLC, a
Delaware limited liability company

By:    _________________________

Its:    Authorized Signatory

EXHIBIT L

FORM OF TITLE AFFIDAVIT
COMMONWEALTH LAND TITLE INSURANCE COMPANY
FIDELITY NATIONAL TITLE INSURANCE COMPANY National Commercial Services
1050 Wilshire Drive, Suite 310
Troy, Michigan 48084
Phone 248-649-1555
Fax 248-649-1626
STEWART TITLE GUARANTY COMPANY

OWNER’S AFFIDAVIT

STATE OF MICHIGAN    )
) ss.
COUNTY OF OAKLAND    )
BEFORE ME, the undersigned authority, personally appeared __________________, as an Authorized Signatory of ______________________________, a [Delaware] limited liability company (the “Company”) who being by me first duly sworn, deposes and says, as of the date hereof, the following to the best of his knowledge and belief:

1.    The Company is conveying its interest in the real property located in _________________, _______________, more particularly described on the attached Exhibit A (the “Property”) to ____________________, a ___________________ (the “Purchaser”).

2.    The Property is in the possession of the Company[, and a portion of the Property is in the possession of ________________ pursuant to a ground lease]. The various tenants shown on the rent roll attached hereto as Exhibit B have a leasehold interest in the Property. There are no tenants or other parties who are in possession of the Property who have options to purchase or rights of first refusal to purchase the Company’s interest in the Property, except as may be provided in leases with anchor tenants as to such anchor tenants’ leased premises.

3.    IMPROVEMENTS: During the period of 120 [FOR VIRGINIA: 123] days immediately preceding the date of this affidavit no improvements or alterations have been made to the Property by the Company and no claims of laborers or materialmen hired or retained by the Company remain unpaid or will not be paid in full by the Company and no material incorporated into the Property by the Company is subject to a security interest

4.    The Company has not sold its interest in the Property or conveyed its interest in the Property to any trust or other entity, and the Company is not holding title for another in fulfillment of any trust or agreement or for the benefit of any other person, firm, or corporation.

5.    The Company has received no written claims of ownership against the Company’s interest in the Property from any person. No written disputes exist concerning title to the Company’s interest in the Property, the location of any boundary line pertaining to the Property, or the location of any improvements on the Property.

6.    No proceedings in bankruptcy or receivership have been instituted by or against the Company which are now pending, nor has the Company made any assignment as to its interest in the Property for the benefit of creditors.

7.    No federal, state or local taxes of the Company (excluding real estate taxes and assessments) are a lien on the Property, and no written notices have been received by the Company regarding any pending assessments.

8.    There does not exist any known defect, lien, encumbrance, adverse claim, or other matter pertaining to the Company’s interest in the Property first appearing in the public records or attaching subsequent to _______________________, 2014, but prior to the date the proposed insured will acquire for value of record the intended estate or interest thereon covered by Commitment No. N‑_______________ (the “Commitment”).

9.    The Company is not delinquent in the payment of any leasing commissions pertaining to the lease of space at the Property, which are the Company’s responsibility to pay. [FOR PROPERTY LOCATED IN MICHIGAN ONLY: The Property is not the subject of a written commission agreement that has not been disclosed by the Company and running in favor of a commercial real estate broker per Public Act 201 of 2010, and further the Company is not aware of any commercial broker lien having been recorded or to be recorded against the Property.]

10.    [FOR PROPERTY LOCATED IN FLORIDA ONLY: There are no unpaid bills, liens or assessments for mowing, water, sanitary sewers, paving or other public utilities or improvements and no written notice has been received regarding future or pending assessments for improvements by any government agency or department.]

11.    [FOR PROPERTY LOCATED IN VIRGINIA ONLY: The Company has not received any written notice of any taxes and/or special assessments affecting the Property other than those shown on the Commitment. Further, there are no unpaid charges for taxes, water and/or sewer services or unpaid special assessments against the Property, not shown in the Commitment or as existing liens in the public records. The Company has not received any written notice of any violation of any covenant, condition or restriction of record, including non-payment of assessments, affecting the Property, if any.

12.    This Owner’s Affidavit is made for the purpose of inducing Fidelity National Title Insurance Company and Stewart Title Guaranty Company (the “Title Company”) to issue an owner’s policy of title insurance in favor of Purchaser (based on the Commitment) as insuring title to the Property, knowing that the Title Company will do so only in complete reliance upon the truth and accuracy of the matters asserted herein, and the Company does hereby indemnify and hold harmless the Title Company against any loss or damage sustained as a result of any inaccuracies or misrepresentations in the matters asserted herein. This Owner’s Affidavit is not made for any other person or entity or for any other purpose.

FURTHER AFFIANT SAYETH NAUGHT.
_________________________,
a [Delaware] limited liability company

By:    _________________________

Its:    Authorized Signatory

Dated: ______________, 2014

EXHIBIT N

EXISTING SURVEYS

Partridge Creek ALTA ACSM Land Title Survey, dated 6.28.06, last revised 6.11.10, prepared by Giffels-Webster Engineers, Job No. 15608.10

EXHIBIT P-1

FORM OF REA ESTOPPEL CERTIFICATE

Date: ____________, 2014

To:    [Starwood Entity]
[Lender]
______________________
______________________
______________________
Attn: ________________

Re:	[_______________Shopping Center]
The undersigned, as a party to that certain [___________] (the “REA”), hereby certifies to each of you and your respective successors and assigns, as follows as of the date hereof:

1.
The REA is in full force and effect and has not been modified, supplemented or amended by any document to which the undersigned is a party, except as follows: _______________________________________________________.

2.
No notice of default has been given to or received from [REA Developer Entity] which has not been cured and, to the best knowledge of the person executing this REA Estoppel Certificate, [REA Developer Entity] is not in default in performance of any covenant, agreement, or condition contained in the REA.

Very truly yours,

______________________________________
By:    _________________________
Its:    _________________________

EXHIBIT P-2

FORM TENANT ESTOPPEL

TENANT ESTOPPEL CERTIFICATE

Date: ____________, 2014

To:    ___________________________
c/o The Taubman Company LLC
200 East Long Lake Road, Suite 300
Bloomfield Hills, MI 48304
Attn: ________________

And

To:    [_____________] (“Buyer”)
[_____________]
[_____________]
Attn: [_____________]

Re:    ______________________________
______________________________ (the “Shopping Center”)
Space #_______

The undersigned, as tenant (the “Tenant”), doing business as ________________________, at the Shopping Center under that certain lease (the “Lease”) dated ____________________, with _____________________, a _______________________, as landlord (“Landlord”), hereby certifies to Landlord, any party owning a direct or indirect membership or other interest in Landlord, Buyer and lenders of Buyer and their respective designees, successors and assigns, as follows as of the date hereof:
3.The Lease between Landlord and Tenant consists of a certain Lease dated _________________, as amended by: __________________________________________. There are no other agreements written or oral between the undersigned and the Landlord with respect to the Lease and/or the premises.

4.The Lease is in full force and effect, has not been assigned or transferred by Tenant, has not been amended except as set forth herein, has not been cancelled or terminated, and represents the entire agreement between the parties as to the subject matter thereof and with respect to the premises described therein (the “Premises”).

5.Neither party to the Lease is in default thereunder.

6.The term of the Lease commenced on _______________, and expires on _____________, unless renewed or sooner terminated as provided by the terms and conditions thereof. Tenant has the right to renew the Lease for ___ option remaining renewal terms of ____ years each. Tenant has no option to terminate the lease as to the Premises (or any portion thereof) except: ____________.

7.Tenant has accepted and is occupying the entire premises demised to it under the Lease, such possession having been delivered by Landlord (or its predecessor in interest) under the Lease and accepted by Tenant as complying with the terms and conditions of the Lease. Tenant has not sublet or otherwise granted any use or possessory interest in the Premises. The improvements to the Premises required to be furnished by Landlord or Tenant, as provided by the terms of the Lease, have been completed, and all required contributions, if any, by Landlord to Tenant on account of leasehold improvements in the Premises have been paid by Landlord. The Tenant is open and operating the premises.

8.The amount of the current base monthly rent, i.e., monthly minimum rent, due and payable by Tenant is ___________, and monthly minimum rent has been paid through _____________.

9.The date on which monthly minimum rental payments commenced under the Lease was ______________.

10.Percentage rent for lease year ending _______________, in the amount of _____________ has been paid in full.

11.The monthly amount paid by Tenant for its share of taxes and operating expenses [common area maintenance charges] for 2014 is _____________________ and have been paid up to and including the following date:_____________.

12.There are no existing defenses that Tenant has against the enforcement of the Lease by Landlord, Tenant has no right to terminate the Lease, and Tenant is not entitled to any credits, offsets, abatements, or deductions against or in respect of the rent payment, or any other obligation accruing, under the Lease. There are no future free rent periods or other concessions under the Lease except: ______________________.

13.No rent has been paid in advance (other than the normal one month’s rent); Tenant has deposited security deposit in the amount of _____________ with Landlord.

14.There are no actions, voluntary or involuntary, pending against Tenant (or any guarantor of the Lease) under the bankruptcy laws of the United States or any state thereof.

15.Tenant has no right of refusal or offer, options to expand the premises or to lease additional space or other right with respect to purchasing the premises (or any improvement or part thereof) except: _________________.

16.The Premises comprise approximately ____ square feet of space.

17.Tenant has no knowledge of the presence, or any processing, use, storage, disposal, release or treatment, of any hazardous to toxic materials or substances, at on or beneath the premises, which may violate any applicable law, rule or regulation of any regulatory or governmental authority.

18.The person executing this certificate on behalf of Tenant is an officer of Tenant and has been duly authorized to make the statements herein contained and to execute and deliver this certificate.

19.Tenant acknowledges that this certificate may be relied on by any entity which acquires the Shopping Center, as well as any mortgage lenders with whom it or they may be dealing in connection with the acquisition, financing or refinancing of all or any portion of the Shopping Center and their successors and assigns.

If a blank in this certificate is not filled in (other than paragraph (14)), the blank shall be deemed to read “none”.
Very truly yours,

_________________________

By: _________________________                 Name: _________________________
Title: _________________________

EXHIBIT P-3

FORM SELLER ESTOPPEL

SELLER ESTOPPEL CERTIFICATE

Date: ____________, 2014

To:    ___________________________
___________________________
___________________________
Attn: ________________

And

To:    [_____________] (“Buyer”)
[_____________]
[_____________]
Attn: [_____________]

Re:    ______________________________
______________________________ (the “Shopping Center”)
Space #_______

The undersigned, as landlord (“Landlord”) under that certain lease (the “Lease”) dated ____________________, with _____________________, a _______________________, as tenant (the “Tenant”), doing business as ________________________, at the Shopping Center, hereby certifies to you, and your mortgage lenders, and you and your mortgage lender’s respective designees, successors and assigns, as follows as of the date hereof:
1.The Lease between Landlord and Tenant consists of a certain Lease dated _________________, as amended by: __________________________________________. There are no other agreements written or oral between the undersigned and the Landlord with respect to the Lease and/or the premises.

2.The Lease is in full force and effect, has not been assigned or transferred by Tenant (to Landlord’s knowledge), has not been amended except as set forth herein, has not been cancelled or terminated, and represents the entire agreement between the parties as to the subject matter thereof and with respect to the premises described therein (the “Premises”).

3.Neither party to the Lease is in default thereunder.

4.The term of the Lease commenced on _______________, and expires on _____________, unless renewed or sooner terminated as provided by the terms and conditions thereof. Tenant has the right to renew the Lease for ___ option remaining renewal terms of ____ years each. Tenant has no option to terminate the lease as to the Premises (or any portion thereof) except as may be provided in the Lease.

5.Tenant has accepted and is occupying the entire premises demised to it under the Lease, such possession having been delivered by Landlord (or its predecessor in interest) under the Lease and accepted by Tenant as complying with the terms and conditions of the Lease. To Landlord’s knowledge, Tenant has not sublet or otherwise granted any use or possessory interest in the Premises. The improvements to the Premises required to be furnished by Landlord or Tenant, as provided by the terms of the Lease, have been completed, and all required contributions, if any, by Landlord to Tenant on account of leasehold improvements in the Premises have been paid by Landlord. The Tenant is open and operating the premises.

6.The amount of the current base monthly rent, i.e., monthly minimum rent, due and payable by Tenant is ___________, and monthly minimum rent has been paid through _____________.

7.The date on which monthly minimum rental payments commenced under the Lease was ______________.

8.Percentage rent for lease year ending _______________, in the amount of _____________ has been paid in full.

9.The monthly amount paid by Tenant for its share of taxes and operating expenses [common area maintenance charges] for 2014 is _____________________ and have been paid up to and including the following date:_____________.

10.There are no existing defenses that Tenant has against the enforcement of the Lease by Landlord, Tenant has no right to terminate the Lease, and Tenant is not entitled to any credits, offsets, abatements, or deductions against or in respect of the rent payment, or any other obligation accruing, under the Lease, except as may be provided in the Lease. There are no future free rent periods or other concessions under the Lease except: ______________________.

11.No rent has been paid in advance (other than the normal one month’s rent); Tenant has deposited security deposit in the amount of _____________ with Landlord.

12.To Landlord’s knowledge, there are no actions, voluntary or involuntary, pending against Tenant (or any guarantor of the Lease) under the bankruptcy laws of the United States or any state thereof [except:___________].

13.Tenant has no right of refusal or offer, options to expand the premises or to lease additional space or other right with respect to purchasing the premises (or any improvement or part thereof) except as may be provided in the Lease.

14.The Premises comprise approximately ____ square feet of space.
15.The person executing this certificate on behalf of Landlord is an authorized signatory of Landlord and has been duly authorized to make the statements herein contained and to execute and deliver this certificate.
16.Landlord acknowledges that this certificate may be relied on by any entity which acquires the Shopping Center, as well as any mortgage lenders with whom it or they may be dealing in connection with the acquisition, financing or refinancing of all or any portion of the Shopping Center and their successors and assigns.

If a blank in this certificate is not filled in (other than paragraph 14), the blank shall be deemed to read “none”.

Very truly yours,

_________________________

By: _________________________
Name: _________________________
Title: _________________________

EXHIBIT Q

INTENTIONALLY OMITTED

EXHIBIT R

FORM ASSIGNMENT OF PURCHASE AGREEMENT

ASSIGNMENT AND ASSUMPTION OF RIGHTS AND OBLIGATIONS
UNDER PURCHASE AND SALE Agreement
For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, ________________________________, a _______________________________ (“Assignor”), hereby assigns, transfers and sets over to _________________________________, a ________________________________ (“Assignee”), all of Assignor’s right, title, and interest as Purchaser in and to that certain Purchase and Sale Agreement with _____________________, a [Delaware] limited liability company, as Seller (“Seller”), dated ___________________, 2014, as amended (the “Purchase Agreement”), to the extent such right, title and interest of Assignor relate to that certain property located in the [City of ____________, County of ____________, State of __________, commonly known as “_________________________”], as is more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”), and subject to the terms and provisions of the Purchase Agreement. This Assignment is made pursuant to and in accordance with Section 15.6 of the Purchase Agreement. Capitalized terms used but not otherwise defined in this Assignment, shall have the meanings ascribed to them in the Purchase Agreement. Assignor acknowledges and agrees that Seller shall be an express third-party beneficiary of this Assignment.
Dated: ________________, 2014        _________________________,
a _________________________

By: _________________________
Name:    _________________________
Title:    _________________________

The undersigned, Assignee, hereby accepts the foregoing assignment and hereby assumes and agrees to perform all of Assignor’s obligations, covenants and liabilities under the Purchase Agreement with respect to the Property, and hereby acknowledges and agrees that Seller shall be an express third-party beneficiary of this Assignment.
Dated: ________________, 2014        _________________________,
a _________________________

By: _________________________
Name: _________________________
Title: _________________________

EXHIBIT S

FORM OF STU EVANS SUBLEASE ESTOPPEL CERTIFICATE

SUBLEASE ESTOPPEL CERTIFICATE

Date: ____________, 2014

To:    Partridge Creek Fashion Park LLC
c/o The Taubman Company LLC
200 East Long Lake Road, Suite 300
Bloomfield Hills, MI 48304
Attn: ________________

And

To:    [_____________] (“Buyer”)
[_____________]
[_____________]
Attn: [_____________]

Re:	Sublease, between Stu Evans Lincoln-Mercury Lakeside, Inc. (“Landlord”), and Partridge Creek Fashion Park LLC (“Tenant”), effective May 1, 2007, as may be amended (as amended, the “Sublease”)
The undersigned, as Landlord under the Sublease, hereby certifies to you, Buyer, Buyer’s Lenders, and your and Buyer’s respective designees, successors and assigns, as follows as of the date hereof:

1.The Sublease is unmodified and in full force and effect, except for the following modifications: _______________________________________________________.

2.The Rent and other charges, if any, due under the Sublease have been paid through _______________________, 2014. No rent has been paid more than one month in advance.

3.The term of the Sublease expires on _________________________, 20___.

4.The Rent currently payable under the Sublease is $____________________.

5.No notice of default has been given to Tenant or received from Tenant which has not been cured and, to the best knowledge of the Person executing this Estoppel Certificate on behalf of Landlord, Tenant is not in default in performance of any covenant, agreement, or condition contained in the Sublease, except for the following defaults:________________________________________.
Very truly yours,

STU EVANS LINCOLN-MERCURY LAKESIDE, INC.

By:    _________________________

Its:    _________________________

EXHIBIT V
FORM OF CBT
The Taubman Company
200 East Long Lake Road., Suite 300
P.O. Box 200
Bloomfield Hills, MI 48303-0200
Date    (248) 258-6800

CONFIRMATION OF BUSINESS TERMS

Lessee:    Lessee Name                    Contact:    Contact Name
Lessee Address                        Contact Email
Contact Phone Number
Guarantor:    Guarantor Name (if applicable)
Guarantor Address

Dear _______:

We are pleased to submit the following Confirmation of Business Terms for (TRADE NAME) to lease space at (CENTER). The following will be incorporated into the proposed lease; it being understood that until a mutually acceptable lease document has been executed by both of us that nothing contained in this Confirmation of Business Terms shall be binding on either of the parties.
BASIC LEASE TERMS AND PROVISIONS

Trade Name:            Location:    (CENTER, SPACE #)        Total Area:     SF

Use of Premises -

Rental Commencement Date - We acknowledge that we will open on the Earlier or Later of ____ days after premises availability or (DATE). The annual rent will begin on this date or the date Tenant opens for business, whichever first occurs.

Term of Lease - Lease Years OR Months
Annual Minimum Rent    Years x - x        $(ANNUAL) (MONTHLY)

Percentage Rent Years x - x         (PERCENT AFTER BREAK) % in excess of $ (BREAKPOINT)
CPI/Stabilization - The minimum annual rent stated above will be increased annually by the net percentage change in Consumer Price Index or amount equal to the percentage rent payable in previous lease year ("Stabilization of Percentage Rent"), whichever is greater.
Department Store Increase - The minimum annual rent will be increased by 15% upon the opening of each additional department store.
Security Deposit - This amount is payable by Tenant with their signed Lease and is held for the term of the Lease.
Common Area Use Rent and Promotion - Common area use rent of $____ psf. Initial promotion charge of $______. Annual promotion charge of $______ psf. The common area use rent and annual promotion charge shall both apply until the end of (CURRENT YEAR) and shall both be increased on each January 1 thereafter by 5% of the amount for the prior calendar year.
Real Estate Taxes and Assessments - Tenant shall pay a prorata share of real estate tax assessments which may be levied or assessed against the shopping center (and the improvements thereon) based upon the ratio which the square feet of gross leasable area of the leased premises bears to the gross leased and occupied area of the shopping center. Estimate for current year is $______ per square foot.
Insurance - Tenant shall pay a prorata share of all insurance costs paid or incurred by Landlord with respect to the development based upon the ratio which the square feet of gross leaseable area of the leased premises bears to the gross leased and occupied area of the shopping center. Estimate for current year is $_______ per square foot.
Radius - Tenant is restricted from opening a business similar to or competing with the business authorized to be conducted in the leased premises within _____ miles of the Shopping Center.

Confirmation of Business Terms for (TRADE NAME)                    Date:
Center: (CENTER, SPACE #)

Condition of Premises - (SPACE IS CURRENTLY OR PREVIOUSLY OCCUPIED OR NEW).
Cooling - (SPACE HAS CENTRAL PLANT OR CENTRAL CONDENSOR WATER OR ROOFTOP UNIT; ADDRESSES INITIAL CONNECTION FEE IF APPLICABLE).
Building Facility Charges - A fee of $ ____ per square foot of floor area in the leased premises will be charged to the Tenant for the following list of items which will be provided by the Landlord. (Proforma is $ /SF.) As applicable depends on the building design.

a.    Demising Wall (studs only)    h.    Toilet Exhaust Stub (if applicable)
b.    Corridor Demising Walls    i.    Supply and Return Chilled Water Stubs (if applicable)
c.    Neutral piers        j.    Make-up/outdoor Air Stub (if applicable)
d.    Domestic Water Stub    k.    Landlord Architect Review Fee
e.    Sewer and Vent Stubs    l.    Construction and Merchandising Debris
f.    Fire Protection Menu    m.    Air Conditioning Supply Duct Stub (if applicable)
g.    Temporary Electric
Capital Connection - Tenant agrees to pay Landlord any capital facility connection charge imposed by the Governmental unit with all other costs and expenses incurred with respect to Tenant's construction of and connection to water and wastewater.
SPECIAL PROVISIONS
Examples:

1.	1/2 Term Remodel -

2.	Department Store Definition -

3.	Kiosk Restrictions -

4.	Reimbursement of Architectural and Engineering Fees -

5.	Mutual Kickout -

6.	Construction Allowance -

Please be advised that you should commence construction drawings at this time. You may access design and construction criteria on our website TenantCoordination.Taubman.com. In the event you sign a Lease which the Landlord does not fully execute, the Taubman     Company will reimburse you for architectural and engineering fees paid for this space in an amount not to exceed $15,000.

If applicable, please confirm conformity to (TRADE NAME AT CENTER DATED _______) within seven days of receipt of your lease. In the event your lease is not conformed to a previous negotiation, please submit comments within seven days of receipt of your lease.

Thank you. If you have further questions, please call me at your convenience.

Sincerely,

(LEASING AGENT NAME)

AGREED AND ACCEPTED BY:

BY:___________________________________________________________________

TITLE:________________________________________________________________

DATE:________________________________________________________________